  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 6, 1998

                                                REGISTRATION NO. 333-56265
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                                --------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                --------------

                         U.S. MARKETING SERVICES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

      DELAWARE                       7389                    13-3999835
   (STATE OR OTHER       (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
   JURISDICTION OF        CLASSIFICATION CODE NUMBER)    IDENTIFICATION NO.)
  INCORPORATION OR
    ORGANIZATION)

                              303 SOUTH BROADWAY
                                   SUITE 140
                           TARRYTOWN, NEW YORK 10591
                                (914) 332-4100
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                --------------

                                ROBERT G. BROWN
                     CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                         U.S. MARKETING SERVICES, INC.
                              303 SOUTH BROADWAY
                                   SUITE 140
                           TARRYTOWN, NEW YORK 10591
                                (914) 332-4100
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                --------------

                                  COPIES TO:
     JAMES W. MCKENZIE, JR., ESQ.            RICHARD R. PLUMRIDGE, ESQ.
      MORGAN, LEWIS & BOCKIUS LLP          BROBECK, PHLEGER & HARRISON LLP
         2000 ONE LOGAN SQUARE                1633 BROADWAY, 47TH FLOOR
   PHILADELPHIA, PENNSYLVANIA 19103           NEW YORK, NEW YORK 10019
            (215) 963-5000                         (212) 581-1600

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this registration statement becomes effective.
  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                                --------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED AUGUST 6, 1998

                         U.S. MARKETING SERVICES, INC.

                                       SHARES

                                  COMMON STOCK

  All of the           shares of Common Stock, par value $0.001 per share (the
"Common Stock"), being offered hereby are being sold by U.S. Marketing Services, Inc. ("U.S. Marketing," and together with the Founding Companies, as defined herein, the "Company"). Simultaneously with and as a condition to the consummation of the offering made by this Prospectus (the "Offering"), U.S. Marketing will complete, in separate transactions, the acquisitions (the "Acquisitions") of four marketing service providers (collectively, the "Founding Companies"). See "The Company." Prior to the Offering, there has been no public market for the Common Stock. It is currently estimated that the
initial public offering price will be between $    and $    per share. See
"Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. Application has been made to list the Common Stock on The Nasdaq National Market under the symbol "USMK."

                                  ----------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.

                  SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                                  ----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
 THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                   UNDERWRITING
                                         PRICE TO DISCOUNTS AND  PROCEEDS TO THE
                                          PUBLIC  COMMISSIONS(1)   COMPANY(2)
--------------------------------------------------------------------------------
Per Share..............................   $           $               $
--------------------------------------------------------------------------------
Total(3)...............................   $           $               $

--------------------------------------------------------------------------------
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(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."
(2) Before deducting expenses payable by the Company estimated at $   .
(3) The Company has granted to the Underwriters a 30-day option, to purchase up
    to an aggregate of     additional shares of Common Stock at the price to
    public less underwriting discounts and commissions for the purpose of covering over-allotments, if any. If the Underwriters exercise such option in full, the total price to public, underwriting discounts and commissions
    and proceeds to the Company will be $    , $     and $    , respectively.
    See "Underwriting."

                                  ----------

  The Common Stock is offered by the Underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the Common Stock will be made through the offices of BancAmerica Robertson Stephens, San Francisco,
California on or about        , 1998.

BANCAMERICA ROBERTSON STEPHENS

                     NATIONSBANC MONTGOMERY SECURITIES LLC

                                                   SUNTRUST EQUITABLE SECURITIES

                  The date of this Prospectus is       , 1998.

 [INSIDE COVER ART DEPICTING THE PERFORMANCE OF MARKETING SERVICES, AS WELL AS
                        FRONT-END MERCHANDISING UNITS]





  CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, SHARES OF THE COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

  NO DEALER, SALES REPRESENTATIVE OR OTHER PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

  UNTIL      , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    1
Risk Factors..............................................................    7
The Company...............................................................   17
Use of Proceeds...........................................................   18
Dividend Policy...........................................................   19
Capitalization............................................................   19
Dilution..................................................................   20
Selected Pro Forma Combined Financial Data................................   21
Selected Financial Data of the Founding Companies.........................   22
Management's Discussion and Analysis of Pro Forma Combined Financial Con-
 dition and
 Pro Forma Combined Results of Operations.................................   25
Management's Discussion and Analysis of Financial Condition and Results of
 Operations of the
 Founding Companies.......................................................   28
Business..................................................................   38
Management................................................................   47
Certain Relationships and Related Party Transactions......................   54
Principal Stockholders....................................................   60
Description of Capital Stock..............................................   61
Shares Eligible for Future Sale...........................................   63
Underwriting..............................................................   64
Legal Matters.............................................................   66
Experts...................................................................   66
Additional Information....................................................   67
Glossary..................................................................   68
Index to Financial Statements.............................................  F-1

                                ---------------

  The Company intends to furnish its stockholders with annual reports containing audited consolidated financial statements examined by its independent public accountants. The Company also intends to furnish such other reports as it may determine or as may be required by applicable law.

  ICAST(TM) is a trademark of Certified Marketing Services, Inc.

                               PROSPECTUS SUMMARY

   This Prospectus contains certain statements of a forward-looking nature relating to future events or the future financial performance of the Company. Prospective investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, prospective investors should specifically consider the various factors identified in this Prospectus, including the matters set forth under the caption "Risk Factors," which could cause actual results to differ materially from those indicated by such forward-looking statements. The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, all share, per share and financial information set forth herein (i) has been adjusted to give effect to the Acquisitions and (ii) assumes no exercise of the Underwriters' over-allotment option. Unless otherwise indicated, all references to the "Company" include U.S. Marketing Services, Inc. and the Founding Companies after the consummation of the Offering, and references to "U.S. Marketing" mean U.S. Marketing Services, Inc. prior to the consummation of the Offering. See "Glossary" on page 68 for the definitions of selected business and industry-specific terms used throughout this Prospectus.

                                  THE COMPANY

  U.S. Marketing was founded in March 1998 to create a leading national consolidator and integrated provider of outsourced marketing services. The Company currently provides marketing services to leading entertainment, consumer goods, food products and retail companies through three operating divisions: (i) Merchandising (through SPAR Marketing Force, Inc., and Certified Marketing Services, Inc.), (ii) Point-of-Purchase Display (through Brand Manufacturing Corp. and its affiliated trucking company, T.C.E. Corporation) and (iii) Premium Incentive (through MCI Performance Group, Inc.) (the "Divisions"). The Merchandising Division will provide merchandising services, including shelf maintenance, display placement, reconfiguring product on store shelves, replenishing product and placing orders to retailers, manufacturers and other businesses. The Point-of-Purchase Display Division will produce front-end merchandising units, which are located at checkout and other high traffic areas where consumers typically spend a significant amount of time, as well as custom displays. The Premium Incentive Division will design and implement performance-determined rewards--most commonly cash, travel or merchandise--used as motivational tools, as well as manage group travel and meetings for clients throughout the United States. For the year ended March 31, 1998, the Company had pro forma combined net revenues of $109.2 million, pro forma combined operating income of $11.2 million and pro forma combined net income of $5.9 million.

  The Company intends to consolidate the sectors of the marketing services industry that its Divisions currently serve in addition to pursuing acquisitions in other sectors of this industry, such as ad specialty, direct marketing, database marketing, sales promotions, information/research, sampling and demonstrations, each as defined in the Glossary. The Company will seek to achieve synergies among the Founding Companies and other acquired businesses by capitalizing on cross-selling opportunities, achieving operating efficiencies and utilizing technology to enhance its efficiency and ability to provide real-time data to its clients. See "--Business Strategy--Operating Strategy."

  The Company currently operates in all 50 states and serves a broad range of the nation's leading companies, including Lucky Stores Inc., Jewel Osco Southwest, Inc., MCI Communications Corporation, Taco Bell Corp., Warner Bros., Twentieth Century Fox Film Corp., American Drug Stores, Harris Teeter, Buena Vista Home Video, Inc. and General Motors Corporation. The Founding Companies conduct their businesses through approximately 2,300 employees and 15,000 independent contractors, as well as outside service providers.

  According to industry sources such as PROMO Magazine, Brand Marketing and Advertising Age, in 1997, the marketing services industry generated over $100 billion in revenue. The merchandising, point-of-purchase display and premium incentive sectors accounted for approximately $46.0 billion of this overall market. Merchandising services represented approximately $13.5 billion of the market, of which approximately $1.3 billion was outsourced to third-party retail merchandising businesses. The point-of-purchase display sector generated over $12.6 billion in revenues and the premium incentive market, which includes companies that provide merchandise (merchandise fulfillment companies) or travel (travel fulfillment companies) as rewards in incentive programs, generated over $20.0 billion in revenues.

                               BUSINESS STRATEGY

  The Company believes, based on industry sources and the collective experience of the Company's management, that the highly fragmented nature of the marketing services industry, together with the consolidation of retailers and manufacturers, is driving the growth and consolidation of the industry. As the industry continues to grow and consolidate, large retailers and manufacturers are increasingly outsourcing their marketing needs to third-party providers. The Company believes that offering marketing services in multiple sectors on a national basis provides the Company with a competitive advantage. Moreover, the Company believes that developing and manufacturing a sophisticated technology infrastructure is key to providing clients with a high level of customer service. The Company's objective is to become such a national integrated provider by pursuing both an operating and acquisition-driven strategy, as described below.

OPERATING STRATEGY

  Capitalize on Cross-Selling Opportunities. The Company intends to leverage its current client relationships by cross-selling its range of services offered by its various Divisions. For example, the Company believes that its retail merchandising services can be packaged with the sale of its point-of-purchase displays to provide clients with an integrated marketing solution. Similarly, the Company intends to sell its premium incentive services to its merchandising and point-of-purchase display clients. The Company believes cross-selling opportunities will increase as the Company acquires businesses in other sectors of the marketing services industry.

  Achieve Operating Efficiencies. The Company intends to achieve operating efficiencies within its various Divisions. For example, as new businesses are acquired within the Merchandising Division, the Company believes its existing field force and technology infrastructure can support additional customers and revenue. Within the Point-of-Purchase Display Division, the Company will seek to reduce delivery costs by adding additional manufacturing sites strategically across the United States and to realize volume purchasing discounts on raw materials. In the Premium Incentive Division, the Company believes it can similarly realize volume purchasing advantages with respect to travel and merchandise fulfillment. At the corporate level, the Company will also seek to combine certain administrative functions, such as accounting and finance, insurance, strategic marketing and legal support.

  Leverage Divisional Autonomy. The Company plans to conduct its operations on a decentralized basis whereby management of each Division will be responsible for its day-to-day operations, sales relationships and the identification of additional acquisition candidates in their respective sectors. A Company-wide team of senior management will provide the Divisions with strategic oversight and guidance with respect to acquisitions, financing, marketing, operations and cross-selling opportunities. The Company believes that a decentralized management approach will result in better customer service by allowing management of each Division the flexibility to implement policies and make decisions based on the needs of customers. The operational autonomy of the Divisions will be complimented by equity and other incentive compensation through which the Company intends to motivate Division managers to focus on Company-wide performance.

  Implement Technology. The Company intends to utilize technology to enhance its efficiency and ability to provide real-time data to its customers. Industry sources indicate that customers are increasingly relying on marketing service providers to supply rapid, value-added information regarding the results of marketing expenditures on profits and sales. SPAR Marketing Force, Inc. owns proprietary Internet software technology that allows it to control its field operations more efficiently, to quantify the benefits of its services to customers more quickly and to respond to customers' needs and implement programs more rapidly. The Company believes that this technology is a competitive advantage, and that the other Founding Companies can utilize portions of this technology to enhance the services they provide.

ACQUISITION STRATEGY

  Acquire Complementary Businesses. The Company intends to acquire businesses across the United States that offer marketing services in which each of the Company's three Divisions operates. The Company believes that adding geographic breadth and increasing its presence within geographic regions will allow it to service its clients more efficiently and cost effectively. As its customers' industries continue to consolidate, the Company believes that national coverage and technology capabilities will become increasingly important.

  Acquire Strategic New Businesses. The Company believes that there are numerous other attractive sectors within the marketing services industry, such as ad specialty, direct marketing, database marketing, sales promotions, information/research, sampling and demonstrations. By entering any one or more of these sectors, the Company may realize additional operating and revenue synergies across its Divisions, and may leverage existing relationships with manufacturers, retailers and other businesses to create cross-selling opportunities.

                                  THE OFFERING

Common Stock Offered by the Company.......        shares(1)
Common Stock to be Outstanding After the
Offering..................................        shares(1)(2)
Use of Proceeds...........................  To pay the cash portion of the purchase price and S
                                            corporation distributions for
                                            the Founding Companies, to
                                            repay debt to Jonathan J.
                                            Ledecky, to repay debt of two
                                            of the Founding Companies and
                                            to fund possible acquisitions,
                                            general corporate purposes,
                                            working capital and payment of
                                            the cash portion of the earn-
                                            out consideration in connection
                                            with the Certified Marketing
                                            Services, Inc. and MCI
                                            Performance Group, Inc.
                                            Acquisitions. See "Use of
                                            Proceeds." The Company has
                                            received a letter from BT Alex.
                                            Brown Incorporated confirming
                                            that a $100 million secured
                                            credit facility could be
                                            arranged. If the Company
                                            obtains a credit facility, the
                                            Company may use debt, rather
                                            than proceeds of the Offering,
                                            to fund S corporation
                                            distributions.
Proposed Nasdaq National Market Symbol....  USMK
---------------
(1) Assumes the Underwriters' over-allotment option is not exercised. See "Underwriting."
(2) Does not include: (i) shares which may be issued to the stockholders of Certified Marketing Services, Inc. pursuant to the earn-out arrangement to be calculated with reference to Certified Marketing Services, Inc.'s pre-tax earnings for the fiscal year ending March 31, 1999; (ii) shares of Common Stock equal to 15.0% of the shares of Common Stock outstanding from time to time that are reserved for issuance under the Company's 1998 Equity Compensation Plan, of which options to purchase 1,165,000 shares of Common Stock will be granted upon the effective date of the registration statement of which this Prospectus forms a part (the "Registration Statement") at an exercise price equal to the initial public offering price per share; and
    (iii) 500,000 shares of Common Stock reserved for issuance under the Company's 1998 Employee Stock Purchase Plan. See "Certain Relationships and Related Party Transactions--The Acquisitions," "Management--1998 Equity Compensation Plan," "Management--1998 Employee Stock Purchase Plan" and "Principal Stockholders."

                           ACQUISITION CONSIDERATION

  The aggregate consideration to be paid by U.S. Marketing in the Acquisitions consists of approximately $58.6 million in cash (assuming an initial public
offering price of $   per share) (the "Cash Consideration," which is
approximately   % of the net proceeds of the Offering) and 2,879,063 shares of
Common Stock (the "Stock Consideration," together with the Cash Consideration, the "Acquisition Consideration"). The Cash Consideration includes $15.1 million which Jonathan J. Ledecky loaned to U.S. Marketing in connection with the acquisition of 70.0% of the outstanding common stock of Brand Manufacturing Corp. and T.C.E. Corporation on May 20, 1998. The amount of the Cash Consideration is subject to adjustment based on the initial public offering price. See "Certain Relationships and Related Party Transactions--The Acquisitions." The Acquisition Consideration was determined by arms-length negotiations between U.S. Marketing and representatives of each Founding Company and was based on several factors, including each Founding Company's adjusted pre-tax earnings for its most recent fiscal year. See "Risk Factors-- Valuations of the Founding Companies" and "Certain Relationships and Related Party Transactions."

                   SUMMARY PRO FORMA COMBINED FINANCIAL DATA
                (In thousands, except share and per share data)

  U.S. Marketing was established in March 1998 and will complete the acquisition of the Founding Companies simultaneously with and as a condition to the consummation of this Offering. See "Certain Relationships and Related Party Transactions." For financial statement presentation purposes, U.S. Marketing has been identified as the "accounting acquiror." The following unaudited summary pro forma combined financial data present data for the Company, adjusted to give effect to (i) the consummation of the Acquisitions, (ii) certain pro forma adjustments to the historical financial statements described below and (iii) the consummation of the Offering and the application of the net proceeds therefrom. The summary pro forma data are not necessarily indicative of the operating results or financial position that would have been achieved had the events described above been consummated and should not be construed as representative of future operating results or financial position.

                                                                    YEAR ENDED
                                                                   MARCH 31,1998
                                                                   -------------
PRO FORMA STATEMENT OF OPERATIONS DATA (1):
 Net revenues.....................................................   $109,179
 Gross profit.....................................................     42,681
 Selling, general and administrative expenses (2).................     29,423
 Goodwill amortization (3)........................................      2,094
                                                                     --------
 Operating income.................................................     11,164
 Interest and other (income) expense, net.........................       (125)
                                                                     --------
 Income before income tax provision...............................     11,289
                                                                     --------
 Net income (4)...................................................   $  5,936
                                                                     ========
 Net income per share.............................................   $
                                                                     ========
 Weighted average common shares outstanding (5)...................
                                                                     ========

                                                          MARCH 31, 1998
                                                      --------------------------
                                                      PRO FORMA          AS
                                                      COMBINED      ADJUSTED (7)
                                                      ---------     ------------
PRO FORMA BALANCE SHEET DATA (6):
 Working capital..................................... $(51,151)(8)      $
 Total assets........................................  108,859
 Total long-term debt................................      854
 Stockholders' equity................................   33,701

---------------
(1) The pro forma combined statement of operations data assume that the Acquisitions and the Offering were consummated on April 1, 1997.
(2) The pro forma combined statement of operations data reflect an aggregate of
    (i) approximately $5,777 for the year ended March 31, 1998, in pro forma reductions in salaries, bonuses and benefits to the stockholders of the Founding Companies to which they have agreed prospectively in the employment agreements to be entered into upon consummation of the Offering (the "Compensation Differential") and (ii) an increase of approximately $725 for the year ended March 31, 1998, of expenses associated with corporate management, as well as costs associated with being a public company.
(3) Consists of amortization of the $2,094 of goodwill to be recorded as a result of the Acquisitions over a 40-year period and computed on the basis described in the Notes to the Unaudited Pro Forma Combined Financial Statements.
(4) Assumes that all income is subject to a corporate income tax rate of 40% and that all goodwill is non-deductible.
(5) Includes (i) 2,879,063 shares to be issued to stockholders of the Founding Companies, (ii) 4,907,500 shares issued to the founders and initial
    investors in U.S. Marketing and (iii) the      shares sold in the Offering
    to pay the cash portion of the aggregate purchase price for SPAR Marketing Force, Inc., Certified Marketing Services, Inc., MCI Performance Group, Inc. and 30.0% of the outstanding Common Stock of Brand Manufacturing Corp. and T.C.E. Corporation and certain S corporation distributions, to repay debt to Mr. Ledecky and to pay certain expenses of the Offering. See "Use of Proceeds."
(6) The pro forma combined balance sheet data assume that the Acquisitions were consummated on March 31, 1998.
(7) Adjusted to reflect the sale of the     shares of Common Stock offered
    hereby and the application of the estimated net proceeds therefrom. See "Use of Proceeds."
(8) Includes $58,611 representing the Cash Consideration. See "Prospectus Summary--Acquisition Consideration," "Use of Proceeds" and Notes to the Unaudited Pro Forma Combined Financial Statements.

               SUMMARY INDIVIDUAL FOUNDING COMPANY FINANCIAL DATA
                                 (In thousands)

  The following table presents certain summary historical statement of operations data of the Founding Companies for each of their three most recent fiscal years and the nine-month periods ended March 31, 1997 and 1998 for Certified Marketing Services, Inc. and the three-month periods ended March 31, 1997 and 1998 for Brand Manufacturing Corp., T.C.E. Corporation and
MCI Performance Group, Inc. The historical statement of operations data presented below has not been adjusted for the pro forma adjustments reflected in the Unaudited Pro Forma Combined Financial Statements included elsewhere in the Prospectus. See "Selected Financial Data of the Founding Companies."

                                                 FISCAL YEAR ENDED MARCH 31,
                                                -------------------------------
                                                  1996       1997       1998
                                                ---------  ---------  ---------
SPAR GROUP
 Net revenues.................................. $  14,425  $  35,574  $  36,804
 Operating income (loss).......................      (284)       343      5,139
 Net income (loss).............................      (383)      (423)     4,749

                                                                  NINE MONTHS
                                                                     ENDED
                                  FISCAL YEAR ENDED JUNE 30,       MARCH 31,
                               --------------------------------- -------------
                                  1995        1996       1997     1997   1998
                               ----------  ---------- ---------- ------ ------
CERTIFIED MARKETING SERVICES,
 INC.
 Net revenues................  $    4,426  $    6,911 $   10,371 $7,594 $8,074
 Operating income............         239         417        879    756    288
 Net income..................         133         245        515    440    158
                                                                 THREE MONTHS
                                                                     ENDED
                                FISCAL YEAR ENDED DECEMBER 31,     MARCH 31,
                               --------------------------------- -------------
                                  1995        1996       1997     1997   1998
                               ----------  ---------- ---------- ------ ------
BRAND MANUFACTURING CORP.
 Net revenues................  $   11,254  $   17,190 $   17,457 $3,423 $3,895
 Operating income............         772       2,882      1,665    504    580
 Net income..................         629       2,680      1,666    489    582
T.C.E. CORPORATION
 Net revenues................  $    1,354  $    1,891 $    2,144 $  429 $  512
 Operating income............          77         590        936    166    206
 Net income..................          49         560        893    159    200
MCI PERFORMANCE GROUP, INC.
 Net revenues................  $   25,685  $   33,361 $   42,294 $5,289 $5,343
 Operating income (loss).....        (159)        439      1,656  1,449   (180)
 Net income (loss)...........        (209)        443      1,612  1,449   (173)

                                 RISK FACTORS

  In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Common Stock offered hereby. This Prospectus may contain forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus.

ABSENCE OF COMBINED OPERATING HISTORY

  U.S. Marketing was founded in March 1998 and has conducted limited operations and generated its only revenues to date as a result of U.S. Marketing's acquisition of 70.0% of the outstanding Common Stock of Brand in May 1998. U.S. Marketing has entered into definitive agreements to complete the acquisition of the Founding Companies simultaneously with, and as a condition to, the closing of the Offering.

  The Founding Companies have been operating as separate independent entities and there can be no assurance that the Company will be able to integrate the operations of these businesses successfully in the planned divisional structure or institute the necessary Company-wide and inter-divisional systems and procedures to manage the combined enterprise profitably. The Company's management group has been assembled only recently, and there can be no assurance that the management group will be able to manage the combined entity successfully or implement the Company's internal growth strategy and acquisition program effectively. The pro forma financial results of the Company cover periods when the Founding Companies and U.S. Marketing were not under common control. Therefore, these results may not be indicative of the operating results or financial position that would have been achieved had U.S. Marketing and the Founding Companies been under common control and management during the periods covered by such pro forma financial results and may not be indicative of the Company's future business, financial condition and results of operations.

DIFFICULTY IN INTEGRATING COMPANIES WITH DIFFERENT SERVICES, STRATEGIES, TECHNOLOGIES AND CLIENTS

  Certain of the Founding Companies offer different services, use different strategies and technologies and target different client segments. These differences increase the risk inherent in successfully completing such integration. Further, there can be no assurance that the Company's objective to become a leading national consolidator and integrated provider of outsourced marketing services will be successful, or that the Company's targeted clients will accept the Company as a provider of such services. In addition, there can be no assurance that the operating results of the Company will match or exceed the combined individual operating results achieved by the Founding Companies prior to the Offering. The inability of the Company to integrate the Founding Companies successfully would have a material adverse effect on the Company's business, financial condition and results of operations. See "The Company," "Business--The Divisions and Founding Companies" and "Management."

INABILITY TO IDENTIFY, ACQUIRE AND INTEGRATE ADDITIONAL MARKETING SERVICES BUSINESSES

  Key components of the Company's growth strategy are the acquisition of businesses across the United States that offer marketing services in which each of the Company's three Divisions operates, as well as acquisitions in numerous other attractive sectors within the marketing services industry. The successful implementation of this strategy depends upon the Company's ability to identify suitable acquisition candidates, acquire such companies on acceptable terms and integrate their operations successfully with those of the Company. There can be no assurance of the availability of such candidates or, if such candidates are available, of the Company's ability to identify, acquire or integrate acquired businesses successfully. In addition, in pursuing acquisition opportunities, the Company may compete with other companies with similar growth strategies, which competitors may be larger and have greater financial and other resources than the Company. Competition for these acquisition targets could also result in increased prices of acquisition targets and a diminished pool of companies available for acquisition.

ADVERSE ACCOUNTING, TAX AND OTHER CONSEQUENCES ASSOCIATED WITH FUTURE
ACQUISITIONS

  Acquisitions also involve a number of other risks, including adverse effects on the Company's reported operating results from increases in goodwill amortization, stock compensation expense and increased compensation expense resulting from newly hired employees, the diversion of management attention, potential disputes with the sellers of one or more of the acquired entities and the possible failure to retain key acquired personnel. The Internal Revenue Service ("IRS") or appropriate state tax authorities may not ultimately acquiesce with the Company's intended tax treatment of a consummated acquisition, which may result in adverse tax consequences to the parties to the acquisition. Client satisfaction or performance problems with an acquired firm could also have a material adverse impact on the reputation of the Company as a whole, and any acquired entity could significantly underperform relative to the Company's expectations. Due to the foregoing, the Company's pursuit of an overall acquisition strategy or any individual future acquisition may have a material adverse effect on the Company's business, financial condition and results of operations.

UNCERTAINTY OF FINANCING FOR, AND DILUTION RESULTING FROM, FUTURE ACQUISITIONS

  A significant portion of the Company's resources may be used for acquisitions. The timing, size and success of the Company's acquisition efforts and any associated capital commitments cannot be readily predicted. The Company currently intends to finance future acquisitions by issuing shares of its Common Stock, cash or a combination of Common Stock and cash. If the Common Stock does not maintain a sufficient market value, or if potential acquisition candidates are otherwise unwilling to accept Common Stock as part of the consideration for the sale of their businesses, the Company may be required to utilize more of its cash resources, if available, in order to initiate and maintain its acquisition program. If the Company does not have sufficient cash resources, its growth could be limited unless it is able to obtain additional capital through debt or equity financings. There can be no assurance that the Company will be able to obtain additional financing it may need for its acquisition program on terms that the Company deems acceptable. To the extent the Company uses Common Stock for all or a portion of the consideration to be paid for future acquisitions, dilution may be experienced by existing stockholders, including the purchasers of Common Stock in the Offering. See "--Future Capital Needs and the Uncertainty of Additional Financing," "Dilution," "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Founding Companies--Liquidity and Capital Resources."

FAILURE TO IMPLEMENT OPERATING STRATEGY

  There are several key elements to the Company's operating strategy, including capitalizing on cross-selling opportunities, achieving operating efficiencies at the Company and Division levels, operating on a decentralized basis and implementing technology. The Company's ability to improve profitability through this operating strategy will be affected by various factors, many of which are beyond the Company's control, and the Company's strategy may not be successful. There can be no assurance that the Company will be able to cross-sell its services successfully. The Company's ability to achieve operating efficiencies is affected by various factors, including the pricing and availability of travel, merchandise and raw materials, as well as the Company's ability to leverage its corporate overhead over its existing infrastructure. Moreover, the Company may not be able to realize sufficient concentration of clients in geographic areas, which would limit the efficiency and productivity of the Company's labor force, as well as the Company's ability to reduce variable costs. If the Company does not implement proper overall business controls, the Company's decentralized operating strategy could result in inconsistent operating and financial practices at the Founding Companies and any subsequently acquired businesses. With respect to technology, the Company may not be able to deploy SPAR Marketing Force, Inc.'s technology across divisional lines to enhance the services provided by the other Founding Companies. Moreover, there can be no assurance that products of technologies developed by others will not render the Company's services uncompetitive or obsolete. The Company's failure to implement any part of its operating strategy could materially adversely affect the Company's overall profitability and thus the Company's business, financial condition and results of operations. See "Business--Business Strategy."

DEPENDENCE ON KEY PERSONNEL

  The Company believes that its success will depend to a significant extent upon the efforts and abilities of Robert G. Brown, its Chairman and Chief Executive Officer, Dewey K. Shay, its co-founder, President and Chief Operating Officer, the Company's other executive officers and, due to the Company's decentralized operating strategy, senior management of the Founding Companies, particularly with respect to the sales marketing efforts of the Company. The Company will depend on Mr. Brown primarily with respect to the implementation of its operating strategy, while the Company's dependence on Mr. Shay relates primarily to the implementation of its acquisition strategy. If the Company is not able to rely on Mr. Brown or Mr. Shay to implement its overall business strategy, or to the extent that the efforts and abilities of the Company's other executive officers or the senior management of the Founding Companies may become unavailable to the Company, such events could have a material adverse effect on the Company's business, financial condition and results of operations.

INEXPERIENCE IN MANAGING DIVERSIFIED NATIONAL MARKETING SERVICES FIRM

  None of the Company's senior management has any prior experience managing a fully integrated, diversified, national marketing services firm such as the Company intends to be. Accordingly, there can be no assurance that the Company's senior management will be able to conduct the Company's operations, to integrate the operations of the acquired companies effectively, or to hire and retain personnel with relevant experience. A failure by the Company's senior management to conduct the Company's operations, to integrate acquired operations effectively or to hire and to retain experienced personnel could have a material adverse effect on the Company's business, financial condition, and results of operations.

MANAGEMENT OF GROWTH

  The Company will seek to grow both internally and through acquisitions. Management expects to expend significant time and effort in evaluating, completing and integrating acquisitions and opening new facilities. There can be no assurance that the Company's systems, procedures and controls will be adequate to support the Company's operations as they expand. Any future growth also will impose significant additional responsibilities on members of senior management, including the need to identify, recruit and integrate new senior level managers and executives. There can be no assurance that such additional management will be identified and retained by the Company. To the extent that the Company is unable to manage its growth efficiently and effectively, or is unable to attract and retain additional qualified management, the Company's business, financial condition and results of operations could be materially adversely affected. See "Business--Business Strategy."

CONFLICTS OF INTEREST IN PURSUING CONSOLIDATION OPPORTUNITIES

  Dewey K. Shay, who serves as President, Chief Operating Officer and a Director of the Company, is President and founder of Unison Partners, Inc., a company formed to pursue strategic consolidation opportunities. Jonathan J. Ledecky, who serves as a Director of the Company, is a Director of Consolidation Capital Corporation, a company formed by Mr. Ledecky to pursue consolidation opportunities. As a director of the Company and, in the case of Mr. Shay, Unison Partners, Inc., or, in the case of Mr. Ledecky, Consolidation Capital Corporation, Mr. Shay and Mr. Ledecky each owes a duty of loyalty and a duty of care to both companies with which he is affiliated. These duties obligate each such individual to present certain business opportunities to the company to which he owes the duties before pursuing such opportunities himself. Mr. Shay and Mr. Ledecky may thus have conflicts of interest in determining to which of these entities, if any, a particular relevant business opportunity should be presented. In addition, Mr. Ledecky, who is a director of both the Company and a number of other public and private companies, may face similar conflicts of interest between or among his potentially conflicting duties and obligations. Mr. Shay has entered into a three-year covenant not to compete with the Company and its affiliates (subject to certain exceptions) and a two-year employment agreement with U.S. Marketing.

CONFLICTS OF INTEREST REGARDING SERVICES AGREEMENT BETWEEN SPAR AND SMS

  Robert G. Brown, the Chairman and Chief Executive Officer, and William H. Bartels, the President of the Merchandising Division, are the owners and executive officers of SPAR Marketing Services Inc. ("SMS"). In the fiscal year ended March 31, 1998, SMS provided independent contractors and field management services at a total cost of $6.2 million to the Company. Under the terms of a services agreement between SPAR Marketing Force, Inc. and SMS, following the Offering, SMS will continue to provide the services of approximately 2,000 independent contractors and regional and district managers to the Company. There can be no assurance that Messrs. Brown and Bartels will not have conflicts of interest with respect to this relationship that would have a material adverse effect on the Company. See "--Relaxed Party Contingent Tax Liability," "Certain Relationships and Related Party Transactions" and Notes to the Combined Financial Statements of the SPAR Group.

BENEFITS TO CO-FOUNDERS

  Prior to the Offering, Jonathan J. Ledecky and Dewey K. Shay owned beneficially a substantial majority of the outstanding shares of Common Stock of the Company. Following consummation of the Offering, Mr. Ledecky and Mr. Shay will own % and %, respectively. The aggregate market value of shares of Common Stock to be beneficially owned by Messrs. Ledecky and Shay immediately following the Offering will be approximately $ and $ , respectively (based on
an assumed initial public offering price of $   ). Mr. Ledecky's aggregate
purchase price for such shares was $56,000. Mr. Shay's aggregate purchase price for such shares was $20,000. See "Principal Stockholders."

  A portion of the net proceeds of the Offering will be used to repay $15.1 million to Jonathan J. Ledecky, which he loaned to U.S. Marketing in connection with U.S. Marketing's acquisition of 70.0% of the outstanding common stock of Brand Manufacturing Corp. and T.C.E. Corporation. Upon the consummation of the Offering, the Company is required to repay Mr. Ledecky the principal amount of the loan, with interest at a rate of 7.15625% per annum, to be adjusted on June 19, 1998 to the prime rate plus 1.0%. The loan from Mr. Ledecky is secured by a pledge of 70.0% of the outstanding common stock of Brand Manufacturing Corp. and T.C.E. Corporation owned by U.S. Marketing, the remaining 30.0% of the common stock of Brand Manufacturing Corp. and T.C.E. Corporation held by their other stockholders and 1,875,000 shares of U.S. Marketing owned by Dewey K. Shay.

BENEFITS TO EXECUTIVE OFFICERS AND OTHER EMPLOYEES OF THE COMPANY AND THE FOUNDING COMPANIES

  Certain executive officers of the Company, executive officers of the Founding Companies and other employees of the Founding Companies who are not stockholders of the Founding Companies will be granted options to purchase shares of Common Stock pursuant to the Company's 1998 Equity Compensation Plan on the effective date of the Registration Statement. The term of each option is ten years and the exercise price per share of each option is the price of the Common Stock at the Offering. These options vest ratably over four years so long as the option holder remains an employee, except for Division Performance Options, which vest ratably over three years beginning on the sixth anniversary of the date of the grant, unless their vesting accelerates based on the achievement of accumulated divisional pretax income goals set forth in the grant letter. In addition, certain executive officers of the Companies and the Founding Companies who entered into employment agreements with the Companies are eligible to participate in an incentive bonus plan as determined by the Company's Board of Directors, upon the advice and consent of the Compensation Committee. See "Certain Relationships and Related Party Transactions--The Acquisitions" and "Management--New Plan Benefits."

POTENTIAL INFLUENCE OF EXISTING STOCKHOLDERS

  After the consummation of the Offering, the Company's executive officers, directors and five-percent stockholders will own beneficially an aggregate of approximately % of the outstanding shares of Common Stock (approximately % if the Underwriters' over-allotment option is exercised in full). The Company's officers, directors and five-percent stockholders if acting together may be able to control the election of directors and matters requiring the approval of the stockholders of the Company. This concentration of ownership may also have the effect of delaying or preventing a change in control of the Company. See "Principal Stockholders."

VALUATIONS OF THE FOUNDING COMPANIES

  Valuations of the Founding Companies have not been established by independent appraisals, but have been determined through negotiations between U.S. Marketing and representatives of each of the Founding Companies. The consideration being paid for each of the Founding Companies, including Founding Companies whose stockholders will become affiliates of the Company upon consummation of the Offering, is based primarily on the value of each such Founding Company as a going concern (as measured by several factors including its adjusted pre-tax earnings for its most recent fiscal year) and not on the value of the acquired assets. Valuations of the Founding Companies determined solely by appraisals of the acquired assets would be less than the consideration being paid by U.S. Marketing for the Founding Companies. The future performance of the Founding Companies may not be commensurate with the consideration being paid to acquire the Founding Companies or the price of the Common Stock offered hereby. See "Certain Relationships and Related Party Transactions--The Acquisitions."

GOODWILL AMORTIZATION

  Approximately $83.8 million, or 77.0%, of the Company's pro forma total assets as of March 31, 1998 consists of goodwill arising from the acquisitions of the Founding Companies. Goodwill is an intangible asset that represents the excess of the aggregate purchase price over the fair value of net assets acquired. The Company is required to amortize the goodwill from the Acquisitions over a period of time, with the amount amortized in a particular period constituting an expense that reduces the Company's net income for that period. The amount amortized, however, will not give rise to a deduction for tax purposes. In addition, the Company will be required to amortize the goodwill, if any, from any future acquisitions. A reduction in net income resulting from the amortization of goodwill may have an adverse impact upon the market price of the Company's Common Stock.


FUTURE CAPITAL NEEDS AND THE UNCERTAINTY OF ADDITIONAL FINANCING

  The Company currently anticipates that its available cash resources combined with the net proceeds of this Offering, as well as anticipated funds from operations, will be sufficient to meet its presently anticipated working capital and capital expenditure requirements for at least the next 12 months. Thereafter, the Company may need to raise additional funds. The Company may need to raise additional funds sooner in order to fund its acquisition strategy, other expansion or to acquire new technologies. If additional funds are raised through the issuance of equity securities, the percentage ownership of the stockholders of the Company will be reduced or such equity securities may have rights, preferences or privileges senior to those of the holders of the Company's Common Stock. There can be no assurance that additional financing will be available when needed on terms favorable to the Company or at all. If adequate funds are not available or are not available on acceptable terms, the Company may be unable to pursue its acquisition strategy, develop or enhance its services, take advantage of future opportunities or respond to competitive pressures, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "-- Uncertainty of Financing for, and Dilution Resulting from, Future Acquisitions," "Dilution" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Founding Companies-- Liquidity and Capital Resources."

BRAND MANUFACTURING CORP. -- NEED FOR MORE CAPACITY

  Brand Manufacturing Corp. is at or near the limit of its manufacturing capacity. To meet the demands of current and potential customers, it may be necessary for Brand Manufacturing Corp. to hire subcontractors, to make capital expenditures to expand its existing facilities or to acquire other manufacturing facilities. Availability of alternative manufacturing facilities or subcontractors and the capital resources required for such expenditures may be limited. In addition, expanding existing facilities or acquiring additional facilities may cause delays and disruptions in the manufacturing process, which could materially adversely affect existing or potential customer relations. The Company's inability to address its need for additional manufacturing capacity could have a material adverse effect on the Company's business, financial condition and results of operations.

CONTINGENT LIABILITY FOR EARN-OUT PAYMENTS TO FOUNDING COMPANY OWNERS

  The Company may be obligated to make earn-out payments to the former owners of MCI Performance Group, Inc. and Certified Marketing Services, Inc. based on the amount of their respective pre-tax earnings for the year ending March 31, 1999, as set forth in the following sentences. The MCI Performance Group, Inc. earn-out is equal to pretax earnings for the year ending March 31, 1999, payable 100% in cash. MCI Performance Group, Inc. must meet a $3.5 million pretax threshold for any earn-out to be paid. The Certified Marketing Services, Inc. earn-out is equal to pretax earnings for the year ending March 31, 1999 payable 50.0% in common stock at the then current market prices and 50.0% in cash. To the extent that either MCI Performance Group, Inc. or Certified Marketing Services, Inc. are eligible to receive earn-out payments as described above, the fulfillment of ensuing cash payment obligations by the Company could result in an immediate, adverse effect upon the Company's business, financial condition and results of operations. In the event that performance by the former owners results in the Company's obligation to issue shares of its Common Stock, the issuance of such stock would cause existing investors further dilution. See "--Future Capital Needs and the Uncertainty of Additional Financing" and "--Dilution to New Investors."

VARIABILITY OF OPERATING RESULTS

  The Founding Companies have experienced and the Company may in the future continue to experience fluctuations in its quarterly operating results. Factors that may cause the Company's quarterly operating results to vary include the number of active customer projects, the requirements of customer projects, the termination of major customer projects, the loss of major customer, the timing of new engagements and the timing of personnel cost increases. In particular, the timing of revenues is difficult to forecast for the motion picture industry customers of SPAR Marketing Force, Inc. and Certified Marketing Services, Inc. because they can be dependent on the commercial success of movies or home video releases of particular customers. In addition, MCI Performance Group, Inc.'s operating results are subject to fluctuation because it recognizes revenues at the completion of programs but direct costs for projects are expensed as incurred. Because of this policy, the timing of the commencement or completion of a project, particularly at or near the end of any quarter, can cause significant variations in operating results from quarter to quarter and could result in losses for any particular period. Due to all of the foregoing factors, there can be no assurance that the Company's results of operations will not be below the expectations of investors for any given fiscal period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Founding Companies."

INDUSTRY CONSOLIDATION AND CONCENTRATED CLIENT BASE

  Many of the Company's clients' industries are consolidating, resulting in a decrease in the total number of clients, some of which have increased in size and market share. As a result of this industry consolidation, the number of available client relationships has declined. Thus, the Company's ability to maintain existing client relationships and to obtain new client relationships has become increasingly significant. The Company's ten largest clients generated approximately 50.6% of the Company's pro forma net revenues for the year ended March 31, 1998. During this period, no client accounted for greater than 10.0% of Company's pro forma net revenues, other than MCI Communications Corporation, which accounted for 15.4% of pro forma net revenues for the year ended March 31, 1998. Substantially all of the Company's services, other than those in the Premium Incentive Division, are performed on a purchase order basis and are not subject to multi-year contracts, thus permitting the Company's clients to obtain marketing services from other providers without further obligation to the Company. If the Company has difficulty in collecting amounts due from any of its large clients, experiences a significant reduction in business from clients or is unable to attract new clients, such events could have a material adverse effect on the Company's business, financial condition and results of operations.

INCREASING INFLUENCE OF RETAILERS ON PRICES AND SERVICES

  The substantial majority of the Company's pro forma net revenues in fiscal 1998 was generated from manufacturers, retailers and other companies in the retail industry. This industry is currently undergoing a consolidation trend which is resulting in a fewer number of larger retailers with broader geographic reach and increased market power. As a result of this consolidation trend, these retailers may have a greater ability to influence the pricing and types of services offered by the Company. Attempts by retailers to influence the Company's services could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON TREND TOWARD OUTSOURCING

  The Company's business and growth depend in large part on the trend toward outsourcing of marketing services, which the Company believes has resulted from consolidation of retailers and manufacturers. See "Business--Industry Overview." There can be no assurance that this trend in outsourcing will continue, as companies may elect to perform such services internally. A significant change in the direction of this trend generally, or a trend in the retail industry not to use, or to reduce the use of, outsourced marketing services such as those provided by the Company, would materially adversely effect the Company's business, financial condition and results of operations.

COMPETITION

  The marketing services industry is highly competitive. Competition in each of the Divisions arises from a number of enterprises which are national in scope. The Company also competes in each of the Divisions with a large number of relatively small enterprises with specific client, channel or geographic coverage, as well as the internal marketing and merchandising operations of its clients and prospective clients. In the Merchandising Division, the Company competes with PIA Merchandising Co., Inc., independent brokers and smaller, regional providers. In the point-of-purchase display sector, the Company competes with many companies in the United States with wide geographic dispersion and industry specialization such as MYCO Displays and Graphic Production, Inc., Chestnut Display Systems, Inc. and Cannon Display. In the premium incentive sector, the Company competes with Carlson Marketing Group Inc., Maritz Inc. and BI Services, each of which have significantly greater financial and marketing resources than the Company, as well as with Exceed Motivation, Incentive Associates and regional and local suppliers.

  As the marketing services industry continues to evolve, additional competitors with greater resources than the Company may enter the marketing services industry or particular sectors thereof. The Company also competes with the internal marketing and merchandising operations of its clients and prospective clients. The Company's clients may choose to conduct more of their merchandising services, point-of-purchase display design and creation or premium incentive programs internally. Furthermore, remaining competitive in the highly competitive marketing services industry requires that the Company monitor and respond to trends in all industry sectors. There can be no assurance that the Company will be able to anticipate and respond successfully to such trends in a timely manner.

  The marketing services industry generally does not require significant initial capital expenditures and thus the barriers to entry in this industry are low. If the Company's competitors were to combine and form an integrated marketing services enterprise, additional companies were to enter into this market or many existing participants in this industry become more competitive, the Company's business, financial condition and results of operations could be materially adversely affected.

LIMITATIONS OF MANAGEMENT IN ENTERING NEW MARKETS

  A key element of the Company's growth strategy is the expansion into new sectors of the marketing services industry, whether by acquisition of existing companies operating in such sectors or otherwise. These sectors include, but are not limited to, ad specialty, direct marketing, database marketing, sales promotions, information/research, sampling and demonstrations. Because the Company and its management have no experience in these sectors (nor in any other sectors into which the Company may choose to expand other than those pursued by the Founding Companies), there can be no assurance that the Company will be successful in its efforts to expand. In the event that Company succeeds in expanding into such sectors, the Company may be required to modify its management significantly, operational practices or pricing. The Company's business, financial condition and results of operations may be materially adversely affected if the Company's expansion strategy is unsuccessful.

POTENTIAL REGULATORY REQUIREMENTS

  The Company's acquisition strategy will likely be subject to compliance with the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), which could adversely affect the pace of the Company's acquisitions in a Division or its ability to consolidate the marketing services industry to the extent the Company believes appropriate. In order to obtain approval of an acquisition under the HSR Act, the Company may be required to divest a portion of its then-existing operations or those of the acquisition candidate, which may render a given acquisition disadvantageous.

EMPLOYMENT TAX AND RELATED LIABILITY

  Certain of the Founding Companies have treated, and expect to continue to treat, a substantial number of merchandising service providers as independent contractors, not employees. In making the determination that such Founding Companies are qualified to characterize their merchandising service providers as independent contractors, the Company, in addition to following industry precedent, made an independent review of, and analyzed, the applicable guidelines issued by the IRS. There can be no assurance, however, that the Company is qualified to treat such merchandising service providers as independent contractors. In the event that the Company has improperly classified such merchandising service providers as independent contractors, the Company would be liable for the payment of federal and state employment taxes and related employee obligations, such as for those periods in which such merchandising service providers were incorrectly characterized as independent contractors. If imposed, such employment tax liability could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business."

RELATED PARTY CONTINGENT TAX LIABILITY

  SPAR Marketing Force, Inc. contracts with SMS for the services of independent contractors and field management. Robert G. Brown, the Company's Chairman and Chief Executive Officer, and William H. Bartels, the President of the Company's Merchandising Division, are the owners of SMS (the "SMS Stockholders") and prior to the SPAR Marketing Force, Inc. Acquisition, they have owned the stock of SPAR Marketing Force, Inc. SMS is a separate corporation and is not being acquired by U.S. Marketing. SMS is engaged in a dispute with the IRS concerning the status of SMS's independent contractors that the IRS has asserted should be classified as employees for federal employment tax purposes. See "Certain Relationships and Related Party Transactions--Relationship with SMS." SMS has informed the Company that SMS estimates that SMS could owe up to $6.6 million in employment taxes, penalties and interest if the IRS were to prevail in its dispute with SMS and apply that position to periods prior to the Offering.

  As neither U.S. Marketing nor SPAR Marketing Force, Inc. is acquiring SMS, the Company believes that no liability of SMS will become a direct liability of U.S. Marketing or its subsidiaries. There is no assurance, however, that the IRS will not attempt to collect employment taxes from SPAR Marketing Force, Inc. as a former member of a commonly controlled group with SMS. Accordingly, if SMS is unable to pay such taxes or otherwise prevail in or settle its dispute with the IRS, then the IRS might seek to collect all or a portion of such tax liability from SPAR Marketing Force, Inc. as a result of SPAR Marketing Force, Inc.'s common control and business relationship with SMS during the period such liabilities were incurred. The SMS Stockholders have indemnified the Company and its subsidiaries against such liability. In the event, however, SMS is unsuccessful in its challenge against the IRS, and the IRS were to assert successfully that SPAR Marketing Force, Inc. is responsible for all or a portion of such liability, there is no assurance the Company will be able to recover from the SMS Stockholders, any amounts the IRS might assert against the Company. Such result could have a material adverse effect on the Company's business, financial condition and results of operations.

YEAR 2000

  Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish dates beginning on or after January 1, 2000 from dates ending on or prior to December 31, 1999. As a result, in less than two years, computer systems and/or software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. Significant uncertainty exists concerning the potential effects associated with such compliance.

  The Company believes that the purchasing patterns of clients and potential clients may be affected by Year 2000 issues in a variety of ways. Many companies are expending significant resources to correct or patch their current software systems for Year 2000 compliance. These expenditures may result in reduced funds available to purchase services such as those offered by the Company. Furthermore, payments for deliveries of components of supplies to the Company may be delayed, incomplete, or otherwise unavailable as a consequence of Year 2000 problems affecting clients or suppliers. Any of the foregoing could result in a material adverse effect on the Company's business, financial condition and results of operations.

ADVERSE CHANGES IN GENERAL ECONOMIC CONDITIONS CAN ADVERSELY AFFECT COMPANY'S BUSINESS

  A substantial majority of the Company's revenues are derived from manufacturers and retailers which are subject to changes in general economic conditions. In addition, the Company's success is dependent upon the general economic conditions in the geographic areas in which a substantial number of its operations occur. General economic downturns or regional downturns in markets where the Company has operations, including downturns in the retail industry, could have an adverse effect on the operating results of one or more of the Founding Companies and, accordingly, on the Company's business, financial condition and/or results of operations.

SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the Offering, the Company will have   shares of Common
Stock outstanding, based upon the number of shares outstanding as of      ,
1998. The   shares sold in the Offering will be freely tradeable without restriction or further registration under the Securities Act, unless acquired by an "affiliate" of the Company, as that term is defined in Rule 144 promulgated under the Securities Act ("Rule 144"); shares held by affiliates will be subject to resale limitations of Rule 144 described below. All of the remaining 7,786,563 outstanding shares of Common Stock will be available for
resale at various dates beginning   days after the date of this Prospectus,
upon expiration of applicable lock-up agreements described below and subject to compliance with Rule 144 under the Securities Act of 1933, as amended (the "Securities Act") as the holding provisions of Rule 144 are satisfied. Of those shares, 2,879,063 may be included in certain registration statements that may be filed by the Company, in accordance with piggyback registration rights granted pursuant to the Acquisition Agreements. Additional shares that may be issued to stockholders of Certified Marketing Services, Inc. pursuant to the earn-out arrangements (to be calculated with reference to the performance of those Founding Companies) will also be subject to such piggyback registration rights. Further, upon consummation of the Offering, 1,165,000 shares of Common Stock will be issuable upon the exercise of stock options to be granted on the effective date of the registration statement of which this Prospectus forms a part. The Company intends to file a registration statement on Form S-8 with respect to the shares of Common Stock issuable upon exercise of such options, and a "shelf" registration statement with respect to shares of Common Stock that may be issued in connection with possible future acquisition transactions, as soon as practicable after the consummation of the Offering.

  Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Stock. Each of the Company and the directors, executive officers and certain other stockholders of the Company has agreed that, without the prior written consent of BancAmerica Robertson Stephens on behalf of the Underwriters, it will not, during the period ending 180 days after the date of this Prospectus, (i) offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. See "Underwriting." Furthermore, the Acquisition Agreements provide that each of the stockholders of the Founding Companies who received shares of Common Stock as consideration for their respective interests in the Founding Companies will not be permitted to transfer ownership of their shares of Common Stock until: (i) the twelve-month anniversary of the date of the final Prospectus for the Offering, at which time such stockholders shall be permitted to transfer ownership of no more than 50.0% of their shares of Common Stock; (ii) the eighteen-month anniversary of the date of the final Prospectus for the Offering, at which time such stockholders shall be permitted to transfer ownership of an additional 25.0% of their shares of Common Stock; and (iii) the twenty-four month anniversary of the date of the final Prospectus of the Offering, at which time such stockholders shall be permitted to transfer ownership of the remainder of their shares of Common Stock.

NO PRIOR MARKET FOR THE COMMON STOCK; POSSIBLE VOLATILITY OF STOCK PRICE

  Prior to the Offering, there has been no public market for the Company's Common Stock. There can be no assurance that an active public market for the Common Stock will develop or be sustained after the Offering. The initial public offering price of the Common Stock will be determined by negotiation between the Company and the representatives of the Underwriters based on the factors described under "Underwriting." The price at which the Common Stock will trade in the public market after the Offering may be less than the initial public offering price. In addition, the trading price of the Common Stock could be subject to significant fluctuations in response to activities of the Company's competitors, variations in quarterly operating results, changes in market conditions and other events or factors. Moreover, the stock market in the past has experienced significant price and value fluctuations, which have not necessarily been related to corporate operating performance. The volatility of the market could adversely affect the market price of the Common Stock and the ability of the Company to raise equity in the public markets. See "Underwriting."

DILUTION TO NEW INVESTORS

  After giving effect to the Acquisitions, purchasers of Common Stock in the Offering will experience immediate and substantial dilution in the pro forma
as adjusted net tangible book value of their shares in the amount of $   per
share. See "Dilution." If the Company issues additional Common Stock in the future, including shares which may be issued pursuant to Certified Marketing Services, Inc.'s earn-out arrangement, option grants and future acquisitions, purchasers of Common Stock in the Offering may experience further dilution in the net tangible book value per share of the Common Stock.

RESTRICTIONS ON DIVIDENDS

  The Company currently intends to retain any earnings or other cash resources to finance the expansion of its business and for general corporate purposes. Any payment of future dividends will be at the discretion of the Board of Directors and will depend upon, among other factors, the Company's earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends and other considerations that the Board of Directors deems relevant. See "Dividend Policy."

CERTAIN ANTI-TAKEOVER PROVISIONS

  Certain provisions of the Company's Certificate of Incorporation and Bylaws and Delaware law may make a change in the control of the Company more difficult to effect, even if a change in control were in the stockholders' interest. Pursuant to the Bylaws, stockholders must follow an advance notice procedure for certain stockholder nominations of candidates for the Board of Directors and for certain other stockholder business to be conducted at an annual meeting. Additionally, the Bylaws of the Company have eliminated stockholder action by majority written consent. In addition, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibit the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless the business combination is approved in a prescribed manner. See "Description of Capital Stock--Certain Provisions of Delaware Law and the Company's Certificate of Incorporation and Bylaws."

                                  THE COMPANY

  U.S. Marketing was founded in March 1998 to create a leading national consolidator and integrated provider of outsourced marketing services. Simultaneously with and as a condition to the consummation of the Offering, U.S. Marketing will complete the acquisition of the four Founding Companies:
(i) SPAR Marketing Force, Inc. (the company resulting from the combination of four related companies, which together are referred to as "SPAR," or prior to such combination as the "SPAR Group"); (ii) Certified Marketing Services, Inc. ("Certified"); (iii) Brand Manufacturing Corp. ("Brand Manufacturing") and T.C.E. Corporation ("TCE," and together with Brand Manufacturing, "Brand"); and (iv) MCI Performance Group, Inc. ("MCI Performance"). For the year ended March 31, 1998, the Company had pro forma combined revenues of $109.2 million. A brief description of each Founding Company is set forth below.

  SPAR. Founded in 1967, SPAR is a national marketing services company that provides retail merchandising and marketing services to home video, consumer goods and food products companies. The services are provided by SPAR's approximately 1,800 part-time employees, which are supported by approximately 130 full-time office employees, and approximately 2,000 independent contractors pursuant to SPAR's agreement with SMS. See "Certain Relationships and Related Party Transactions." The services include in-store merchandising (increasing the visibility and availability of products on-site), test market research (testing promotion alternatives, new products and advertising campaigns, as well as packaging, pricing, and location changes, at store level), mystery shopping (calling anonymously on retail outlets to check on distribution or display of a brand and to evaluate products, services, clients or employees), database management (managing proprietary information to permit easy access, analysis and manipulation) and data collection (systematically gathering information for analysis and interpretation).

  Certified. Founded in 1955, Certified is a national provider of market research, in-store merchandising and auditing services to movie theater operators, motion picture distributors, home video and consumer goods companies and major retail chains. Certified operates through a direct network of over 15,000 independent merchandisers, auditors and mystery shoppers, with the assistance of approximately 110 full-time and part-time office employees. Certified's net revenues for the year ended March 31, 1998 were $10.5 million.

  Brand. Founded in 1956, Brand designs, manufactures and delivers custom in-store merchandising units and point-of-purchase displays for a wide range of retail store chains and product manufacturers. For many of its retail store accounts, Brand also invoices the retailers' suppliers and coordinates the collection of payments on these invoices. Additionally, Brand provides shipping and freight services to its customers. Brand employs approximately 160 persons and maintains its headquarters and manufacturing facility in Brooklyn, New York, as well as a warehousing and distribution facility in Carteret, New Jersey. Brand's net revenues for the year ended March 31, 1998 were approximately $19.6 million.

  MCI Performance. Founded in 1987, MCI Performance specializes in designing and implementing premium incentives and managing group travel and meetings for clients throughout the United States. MCI Performance provides a wide variety of consulting, creative, program administration and travel and merchandise fulfillment services to companies seeking to motivate employees, salespeople, dealers, distributors, retailers and consumers toward certain action or objectives. MCI Performance employs approximately 100 persons and its net revenues for the year ended March 31, 1998 were approximately $42.3 million.

  The Company's corporate offices are located at 303 South Broadway, Suite 140, Tarrytown, New York 10591. The telephone number of its principal executive offices is (914) 332-4100.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the shares of Common Stock
offered hereby at an assumed initial public offering price of $   per share,
after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, are estimated to be approximately $
million (approximately $      million if the Underwriters' over-allotment
option is exercised in full). The principal uses of such net proceeds to the Company are described below. The Company has received a letter from BT Alex. Brown Incorporated confirming that a $100 million secured credit facility could be arranged. The terms and conditions of any such credit facility, including the fee arrangements, are subject to mutual agreement. Use of any such facility would likely be subject to conditions customary to facilities of this type, including restrictions on other indebtedness, mergers, acquisitions, dispositions and similar transactions. The Company may not succeed in obtaining a facility of any size or in negotiating terms satisfactory to the Company. If the Company obtains a credit facility, the Company may use debt, rather than proceeds of the Offering, to fund S Corporation distributions.

  The use of proceeds from the Offering will be as follows: (i) approximately $43.5 million of the net proceeds will be used to pay the cash portion of the aggregate purchase price for SPAR, Certified, MCI Performance and the remaining 30.0% of the outstanding common stock of Brand and certain S corporation distributions at closing of the Acquisitions (assuming an initial public offering price of $ ); (ii) approximately $15.1 million of the net proceeds will be used to repay Mr. Ledecky for monies previously loaned to U.S. Marketing; (iii) approximately $3.7 million will be used to repay debt of two of the Founding Companies; and (iv) the balance of the net proceeds,
approximately $   million (approximately $   million if the Underwriters'
over-allotment option is exercised in full), will be added to the Company's working capital and used for possible acquisitions, general corporate purposes, and the payment of the cash portion of the earn-out consideration in connection with the Certified and MCI Performance Acquisitions. With the exception of the Acquisitions, the Company is not currently involved in negotiations and has no current commitments or agreements with respect to any acquisitions. No further acquisitions may ever be consummated.

  With respect to the discharge of U.S. Marketing's indebtedness to Jonathan
J. Ledecky, Mr. Ledecky loaned U.S. Marketing an aggregate of $15.1 million in connection with the purchase of 70.0% of the outstanding common stock of Brand. One million dollars was used to finance an Escrow Agreement between Brand and U.S. Marketing. These escrowed funds were released May 20, 1998, from which $931,911 was paid to Brand to fund working capital needs of Brand, while the remaining funds were returned to Mr. Ledecky. On May 20, 1998, U.S. Marketing paid the remaining $14.2 million to Brand stockholders for 70.0% of the outstanding capital stock of Brand. These funds, as well as the funds provided to Brand to fund working capital needs, are evidenced by a Term Note dated May 20, 1998. The principal amount of the Note is $15,131,911. Interest on the Note accrues for the first 30 days after issuance of the Note at 7.15625% per annum and thereafter at a bank's prime rate, plus 1.0%. The principal amount, together with all interest that has been accrued thereon, shall be payable at the earlier of the Offering or six months from the date of the Note. Mr. Ledecky's loan is secured by (i) a pledge from U.S. Marketing of the stock of Brand it acquired on May 20, 1998, (ii) a pledge from Monte Weiner and James Gillis of their remaining shares of Brand and (iii) a pledge of Dewey K. Shay's Common Stock.

  The $3.7 million of indebtedness of two of the Founding Companies being discharged with proceeds of the Offering consists of (i) approximately $2.4 million due under a line of credit and note payable on demand, with interest payable at the lender's "alternate baserate" plus 2.0% (10.5% at March 31, 1998); (ii) approximately $0.9 million due under a term loan dated October 29, 1996, payable in 48 monthly principal installments of $31,250 with interest at the lender's fluctuating announced rate plus 1.25% (9.75% at March 31, 1998);
(iii) approximately $0.3 million under a working capital line of credit bearing interest at the lender's prime rate plus 1.0%; and (iv) approximately $0.1 million due under a 60-month term loan dated March 15, 1996, payable in monthly installments of approximately $1,500, which includes interest at 9.25% per annum.

  Pending application of the net proceeds as described above, the Company intends to invest the net proceeds of the Offering in short-term investment grade securities.

                                DIVIDEND POLICY

  The Company does not anticipate paying any cash dividends on its Common Stock in the foreseeable future because it intends to retain its earnings, if any, to finance the expansion of its business and for general corporate purposes. Any payment of future dividends will be at the discretion of the Board of Directors and will depend upon, among other factors, the Company's earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends and other considerations that the Board of Directors deems relevant.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company at March 31, 1998, on a pro forma combined basis (i) to reflect the consummation of the Acquisitions and the issuance of shares of Common Stock in connection therewith and the issuance of shares of U.S. Marketing subsequent to March 31, 1998, and on such pro forma as adjusted basis (ii) to give effect to the sale
of     shares of Common Stock offered hereby at an assumed initial public offering price of $ per share and the application of the estimated net proceeds therefrom. See "Selected Financial Data of the Founding Companies" and "Use of Proceeds." This table should be read in conjunction with the Unaudited Pro Forma Combined Financial Statements and the notes thereto included elsewhere in this Prospectus.

                                                           MARCH 31, 1998
                                                      -------------------------
                                                      PRO FORMA    PRO FORMA
                                                      COMBINED  AS ADJUSTED (1)
                                                      --------- ---------------
                                                        (In thousands, except
                                                                share
                                                         and per share data)
Short-term debt and current portion of long-term
 debt................................................  $ 3,393     $    300
                                                       -------     --------
Long-term debt and capital lease obligations, less
 current portion.....................................      854          235
Stockholders' equity:
 Common Stock, $0.001 par value per share;
      100,000,000 shares authorized;
      7,786,563 shares issued and outstanding on a
      pro forma combined basis;
       shares issued and outstanding on a pro forma
      as adjusted basis..............................        8
 Preferred stock, $0.001 par value per share;
      10,000,000 shares authorized;
      No shares issued and outstanding on a pro forma
      combined basis;
      No shares issued and outstanding pro forma as
      adjusted basis.................................      --
 Additional paid-in capital..........................   33,887
 Stock subscription receivable.......................      (39)         (39)
 Retained earnings (deficit).........................     (155)        (155)
                                                       -------     --------
  Total stockholders' equity.........................   33,701
                                                       -------     --------
   Total capitalization..............................  $34,555     $
                                                       =======     ========

---------------
(1) Does not include: (i) shares which may be issued to the stockholders of Certified pursuant to the earn-out arrangement to be calculated with reference to Certified's pre-tax earnings for the fiscal year ending March 31, 1999; (ii) shares of Common Stock equal to 15.0% of the shares of Common Stock outstanding from time to time that are reserved for issuance under the Company's 1998 Equity Compensation Plan, of which options to purchase 1,165,000 shares of Common Stock will be granted upon the effective date of the Registration Statement at an exercise price equal to the initial public offering price per share; and (iii) 500,000 shares of Common Stock reserved for issuance under the Company's 1998 Employee Stock Purchase Plan. See "Use of Proceeds" "Certain Relationships and Related Party Transactions--The Acquisitions," "Management--1998 Equity Compensation Plan," "Management--1998 Employee Stock Purchase Plan" and "Principal Stockholders."

                                   DILUTION

  After giving effect to the initial capitalization of U.S. Marketing as if such capitalization had occurred on March 31, 1998, the Company had a pro forma net tangible book value deficit at March 31, 1998, of $50.071 million, or a deficit of $6.43 per share of Common Stock. Pro forma net tangible book value per share is determined by dividing the pro forma net tangible book value of the Company (tangible assets less liabilities) by the number of shares of Common Stock outstanding. Adjusting for the Acquisitions and the
sale by the Company of the        shares of Common Stock offered hereby at an
assumed initial public offering price of $   per share, and the application of
the estimated net proceeds therefrom as described under "Use of Proceeds," the pro forma net tangible book value of the Company, as adjusted, at March 31,
1998 would have been $       million, or $     per share. This amount
represents an immediate dilution to new investors of $     per share and an
immediate increase in pro forma as adjusted net tangible book value per share
to existing stockholders of $      per share. The following table illustrates
this per share dilution to new investors:

Assumed initial public offering price per share..................          $
  Pro forma net tangible book value per share after initial capi-
   talization....................................................  $(6.43)
  Pro forma increase in net tangible book value per share result-
   ing from the Acquisitions, the issuance of shares of Common
   Stock of U.S. Marketing subsequent to March 31, 1998 and the
   Offering (1)..................................................
                                                                   ------
Pro forma as adjusted net tangible book value per share after the
 Acquisitions and the Offering...................................
                                                                           -----
Pro forma as adjusted dilution to new investors (2)..............          $
                                                                           =====

---------------
(1) The increase in net tangible book value per share consists of a decrease
    of $   to the net tangible book value per share resulting from the
    Acquisitions and an increase of $   to the net tangible book value per
    share resulting from the Offering.
(2) Determined by subtracting the pro forma as adjusted net tangible book value per share after the Offering from the assumed initial public offering price per share.

  If the Underwriters' over-allotment option is exercised in full, the increase in pro forma net tangible book value per share attributable to the initial capitalization, pro forma as adjusted net tangible book value per share after the Acquisitions and the Offering, and pro forma as adjusted
dilution to new investors would be $(   ), $     and $    , respectively.

  The following table sets forth at March 31, 1998, after giving effect to the Acquisitions and the sale of the Common Stock offered by the Company in the
Offering: (i) the number of shares of Common Stock purchased by existing stockholders from the Company and the total consideration (including the fair value of the shares of Common Stock issued to the sellers of the Founding Companies) and the average price per share paid to the Company for such shares; (ii) the number of shares of Common Stock purchased by new investors in the Offering from the Company and the total consideration and the price per share paid by them for such shares; and (iii) the percentage of shares purchased from the Company by existing stockholders and the new investors and the percentages of consideration paid to the Company for such shares by existing stockholders and new investors.

                             SHARES PURCHASED   TOTAL CONSIDERATION    AVERAGE
                             ----------------- ----------------------   PRICE
                              NUMBER   PERCENT     AMOUNT     PERCENT PER SHARE
                             --------- ------- -------------- ------- ---------
                                               (In thousands)
Existing stockholders(1).... 7,786,563       %    $33,864           %   $4.35
New investors...............
                             ---------  -----     -------      -----
  Total.....................            100.0%    $            100.0%
                             =========  =====     =======      =====

---------------
(1) Does not include: (i) shares which may be issued to the stockholders of Certified pursuant to the earn-out arrangement to be calculated with reference to Certified's pre-tax earnings for the fiscal year ending March 31, 1999; (ii) shares of Common Stock equal to 15.0% of the shares of Common Stock outstanding from time to time that are reserved for issuance under the Company's 1998 Equity Compensation Plan, of which options to purchase 1,165,000 shares of Common Stock will be granted upon the effective date of the Registration Statement at an exercise price equal to the initial public offering price per share and; (iii) 500,000 shares of Common Stock reserved for issuance under the Company's 1998 Employee Stock Purchase Plan. See "Certain Relationships and Related Party Transactions-- The Acquisitions," "Management--1998 Equity Compensation Plan," "Management--1998 Employee Stock Purchase Plan" and "Principal Stockholders."

                  SELECTED PRO FORMA COMBINED FINANCIAL DATA
                (In thousands, except share and per share data)

  U.S. Marketing was established in March 1998 and will complete the acquisition of the Founding Companies simultaneously with and as a condition to the consummation of this Offering. See "Certain Relationships and Related Party Transactions." For financial statement presentation purposes, U.S. Marketing has been identified as the "accounting acquiror." The following unaudited selected pro forma combined financial data present data for the Company, adjusted to give effect to (i) the consummation of the Acquisitions,
(ii) certain pro forma adjustments to the historical financial statements described below and (iii) the consummation of the Offering and the application of the net proceeds therefrom. The selected pro forma data are not necessarily indicative of the operating results or financial position that would have been achieved had the events described above been consummated and should not be construed as representative of future operating results or financial position.

                                                                    YEAR ENDED
                                                                   MARCH 31,1998
                                                                   -------------
PRO FORMA STATEMENT OF OPERATIONS DATA (1):
 Net revenues.....................................................   $109,179
 Cost of revenues.................................................     66,498
                                                                     --------
 Gross profit.....................................................     42,681
 Selling, general and administrative expenses (2).................     29,423
 Goodwill amortization (3)........................................      2,094
                                                                     --------
 Operating income.................................................     11,164
 Interest and other (income) expense, net.........................       (125)
                                                                     --------
 Income before income tax provision...............................     11,289
                                                                     --------
 Income tax provision.............................................      5,353
                                                                     --------
 Net income (4)...................................................   $  5,936
                                                                     ========
 Net income per share.............................................   $
                                                                     ========
 Weighted average common shares outstanding (5)...................
                                                                     ========

                                                          MARCH 31, 1998
                                                      --------------------------
                                                      PRO FORMA          AS
                                                      COMBINED      ADJUSTED (7)
                                                      ---------     ------------
PRO FORMA BALANCE SHEET DATA (6):
 Working capital..................................... $(51,151)(8)     $
 Total assets........................................  108,859
 Total long-term debt................................      854
 Stockholders' equity................................   33,701

---------------
(1) The pro forma combined statement of operations data assume that the Acquisitions and the Offering were consummated on April 1, 1997.
(2) The pro forma combined statement of operations data reflect an aggregate of (i) the Compensation Differential of $5,777 and (ii) an increase of approximately $725 for the year ended March 31, 1998, of expenses associated with corporate management, as well as costs associated with being a public company.
(3) Consists of amortization of the $2,094 of goodwill to be recorded as a result of the Acquisitions over a 40-year period and computed on the basis described in the Notes to the Unaudited Pro Forma Combined Financial Statements.
(4) Assumes that all income is subject to a corporate income tax rate of 40% and that all goodwill is non-deductible.
(5) Includes (i) 2,879,063 shares to be issued to stockholders of the Founding Companies, (ii) 4,907,500 shares issued to the founders and initial
    investors in U.S. Marketing and (iii)      shares sold in the Offering to
    pay the cash portion of the aggregate purchase price for SPAR, Certified, MCI Performance and 30.0% of the outstanding Common Stock of Brand and certain S corporation distributions, to repay debt to Mr. Ledecky and to pay certain expenses of the Offering. See "Use of Proceeds."
(6) The pro forma combined balance sheet data assume that the Acquisitions were consummated on March 31, 1998.
(7) Adjusted to reflect the sale of the      shares of Common Stock offered
    hereby and the application of the estimated net proceeds therefrom. See "Use of Proceeds."
(8) Includes $58,611 representing the Cash Consideration. See "Prospectus Summary--Acquisition Consideration," "Use of Proceeds" and Notes to the Unaudited Pro Forma Combined Financial Statements.

               SELECTED FINANCIAL DATA OF THE FOUNDING COMPANIES

  The selected financial data of the Founding Companies are derived in part from the more detailed historical financial statements and notes thereto of the Founding Companies included elsewhere in this Prospectus. The balance sheet data as of March 31, 1997 and 1998 and the statement of operations data for years ended March 31, 1996, 1997 and 1998 for SPAR have been derived from the audited combined financial statements included elsewhere herein. The balance sheet data as of June 30, 1996 and 1997 and the statement of operations data for the years ended June 30, 1996 and 1997 for Certified have been derived from the audited financial statements included elsewhere herein. The balance sheet data as of December 31, 1996 and 1997 and the statement of operations data for the years ended December 31, 1995, 1996 and 1997 for Brand Manufacturing and TCE have been derived from the audited financial statements included elsewhere herein. The balance sheet data as of December 31, 1996 and 1997 and the statement of operations data for the years ended December 31, 1996 and 1997 for MCI Performance have been derived from the audited financial statements included elsewhere herein. The balance sheet data as of March 31, 1994, 1995 and 1996 and the statement of operations data for the years ended March 31, 1994 and 1995 for SPAR have been derived from unaudited combined financial statements not included herein. The balance sheet data as of June 30, 1993, 1994 and 1995 and the statement of operations data for the years ended June 30, 1993, 1994 and 1995 for Certified have been derived from unaudited financial statements not included herein. The balance sheet data as of December 31, 1993, 1994 and 1995 and the statement of operations data for the years ended December 31, 1993 and 1994 for Brand Manufacturing and TCE have been derived from audited financial statements not included herein. The balance sheet data as of December 31, 1993, 1994 and 1995 and the statement of operations data for the years ended December 31, 1993, 1994 and 1995 for MCI Performance have been derived from unaudited financial statements not included herein.

  The selected individual financial data of Certified for the nine months ended March 31, 1997 and 1998 have been derived from the unaudited financial statements included elsewhere herein. Such selected financial data are not necessarily indicative of the results to be expected for the full year. The selected individual financial data of MCI Performance, Brand Manufacturing and TCE as of March 31, 1998 and for the three months ended March 31, 1997 and 1998 have been derived from the unaudited financial statements included elsewhere herein.

  In the opinion of the Company, the unaudited financial statements of the Founding Companies reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations of the Founding Companies for those periods in accordance with generally accepted accounting principles. The following selected financial data of the Founding Companies should be read in conjunction with the historical financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Founding Companies" included elsewhere in this Prospectus. Brand Manufacturing, TCE and MCI Performance have fiscal years ending December
31. SPAR's fiscal year end is March 31, and Certified's fiscal year end is June 30.

STATEMENT OF OPERATIONS DATA:

                                            FISCAL YEAR ENDED MARCH 31,
                                      -----------------------------------------
                                       1994    1995    1996     1997     1998
                                      ------- ------- -------  -------  -------
                                                  (In thousands)
SPAR GROUP
 Net revenues........................ $14,144 $18,973 $14,425  $35,574  $36,804
 Gross profit........................   6,399   8,669   6,746   13,820   17,387
 Selling, general and administrative
  expenses...........................   5,264   7,922   7,030   13,477   12,248
 Operating income (loss).............   1,135     747    (284)     343    5,139
 Net income (loss)...................   1,096     678    (383)    (423)   4,749

                                                                     NINE MONTHS
                                                                        ENDED
                               FISCAL YEAR ENDED JUNE 30,             MARCH 31,
                         ------------------------------------------ -------------
                          1993     1994     1995     1996    1997    1997   1998
                         -------  -------  -------  ------- ------- ------ ------
                                            (In thousands)
CERTIFIED
 Net revenues........... $ 3,938  $ 3,496  $ 4,426  $ 6,911 $10,371 $7,594 $8,074
 Gross profit...........   2,391    2,159    2,861    4,307   6,498  4,774  5,039
 Selling, general and
  administrative
  expenses..............   2,267    1,922    2,622    3,890   5,619  4,018  4,751
 Operating income.......     124      237      239      417     879    756    288
 Net income.............      60      128      133      245     515    440    158
                                                                    THREE MONTHS
                                                                        ENDED
                             FISCAL YEAR ENDED DECEMBER 31,           MARCH 31,
                         ------------------------------------------ -------------
                          1993     1994     1995     1996    1997    1997   1998
                         -------  -------  -------  ------- ------- ------ ------
                                            (In thousands)
BRAND MANUFACTURING
 Net revenues........... $13,857  $ 7,894  $11,254  $17,190 $17,457 $3,423 $3,895
 Gross profit...........   3,563    1,159    3,136    6,864   6,645  1,149  1,390
 Selling, general and
  administrative
  expenses..............   3,117    2,146    2,364    3,982   4,980    645    810
 Operating income
  (loss)................     446     (987)     772    2,882   1,665    504    580
 Net income (loss)......     753   (1,113)     629    2,680   1,666    489    582
TCE
 Net revenues........... $ 1,722  $ 1,172  $ 1,354  $ 1,891 $ 2,144 $  429 $  512
 Gross profit...........   1,207      605      748    1,282   1,635    327    369
 Selling, general and
  administrative
  expenses..............     804      601      671      692     699    161    163
 Operating income.......     403        4       77      590     936    166    206
 Net income.............     346       18       49      560     893    159    200
MCI PERFORMANCE
 Net revenues........... $15,260  $17,449  $25,685  $33,361 $42,294 $5,289 $5,343
 Gross profit...........   4,332    4,168    6,683    7,010  11,413  2,463  1,518
 Selling, general and
  administrative
  expenses..............   4,417    4,770    6,842    6,571   9,757  1,014  1,698
 Operating income
  (loss)................     (85)    (602)    (159)     439   1,656  1,449   (180)
 Net income (loss)......     (69)    (658)    (209)     443   1,612  1,449   (173)

BALANCE SHEET DATA:

                                                        MARCH 31,
                                           ------------------------------------
                                            1994   1995   1996    1997   1998
                                           ------ ------ ------- ------ -------
                                                      (In thousands)
SPAR GROUP
 Total assets............................. $4,501 $3,834 $10,129 $8,868 $10,896
 Long-term debt...........................     28    604   1,389    937     828
 Total stockholders' equity...............    731    512   1,017    935   3,142

                                       JUNE 30,
                         ----------------------------------------- MARCH 31,
                          1993    1994     1995     1996    1997     1998
                         ------  -------  -------  ------  ------- ---------
                                           (In thousands)
CERTIFIED
 Total assets........... $1,019  $ 1,245  $ 1,579  $1,874  $ 2,683  $2,878
 Long-term debt.........     85       78        7      53       39      26
 Total stockholders'
  equity................    444      572      704     950    1,465   1,622
                                     DECEMBER 31,
                         ----------------------------------------- MARCH 31,
                          1993    1994     1995     1996    1997     1998
                         ------  -------  -------  ------  ------- ---------
                                           (In thousands)
BRAND MANUFACTURING
 Total assets........... $3,404  $ 2,478  $ 3,522  $5,100  $ 4,998  $6,259
 Long-term debt.........    508      913      734      89      --      --
 Total stockholders'
  equity (deficit)......    700     (413)       8   2,135    2,107     693
TCE
 Total assets........... $  410  $   394  $   352  $  545  $   791  $  416
 Long-term debt.........    --       180      316     --       --      --
 Total stockholders'
  equity................    189      206       29     540      673     180
MCI PERFORMANCE
 Total assets........... $4,233  $ 4,191  $ 6,252  $7,829  $11,921  $9,988
 Long-term debt.........    --        70      --      --     1,220   1,309
 Total stockholder's
  equity (deficit)......   (702)  (1,289)  (2,003) (1,560)      52    (121)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF PRO FORMA COMBINED FINANCIAL CONDITION
                 AND PRO FORMA COMBINED RESULTS OF OPERATIONS

GENERAL

  U.S. Marketing was founded in March 1998 to create a leading national consolidator and integrated provider of outsourced marketing services to entertainment, consumer goods, food products and retail companies. The Company provides marketing services through its three Divisions: (i) Merchandising,
(ii) Point-of-Purchase Display and (iii) Premium Incentive. These services include, among others, in-store merchandising, mystery shopping, teleservices, marketing research, program and event planning. The Company also designs, manufactures and distributes custom front-end merchandising units for a wide range of retail store chains and product manufacturers.

  U.S. Marketing, which has conducted limited operations to date, has entered into agreements to complete the acquisition of the Founding Companies simultaneously with the consummation of the Offering (the "Acquisition Agreements"). The Founding Companies have been operating independently. The Company intends to integrate these businesses, their operations and their administrative functions over a period of time. Such integration may present opportunities to reduce costs through the elimination of duplicate functions and through economies of scale, and may necessitate additional costs and expenditures for corporate management and administration, corporate expenses related to being a public company, systems integration, employee relocation and severance and facilities expansion. These various costs and possible cost-savings may make comparison of future operating results with historical operating results difficult.

  The Company derives its revenues from the performance of marketing services and, to a lesser extent, the sale of front-end merchandising units. Service revenues, which include merchandising, teleservices, mystery shopping and theatrical services, accounted for approximately 82.1% of the Company's pro forma combined net revenues for the year ended March 31, 1998. Revenues from the sale of front-end merchandising units and other supplies accounted for approximately 17.9% of the pro forma combined net revenues for the year ended March 31, 1998.

  Service revenues are recognized upon completion of the marketing services or delivery of the service report, where applicable. Revenues from the sale of front-end merchandising units are generally recognized upon shipment of products to customers. Cost of revenues generally includes personnel costs, including in some cases the cost of independent contractors, and to a lesser extent the cost of materials and supplies directly used in the completion of the front-end merchandising units. Selling, general and administrative costs include employee salaries and benefits, telephone expenses, advertising and promotional expenses, depreciation and occupancy costs.

  The Founding Companies have operated historically as independent, privately-owned entities, and their results of operations reflect both S and C corporation tax structures, which have influenced the historical level of owners' compensation. The selling, general and administrative expenses of the Founding Companies include compensation to employee-stockholders totaling $6.9 million for the fiscal years ended March 31, 1998. As a result of varying practices regarding compensation to employee-stockholders among the Founding Companies, the comparison of operating margins among the Founding Companies and from period to period in respect of a particular Founding Company may be difficult. Upon consummation of the Acquisitions, certain employee stockholders will enter into employment agreements and the aggregate compensation paid to the stockholders of the Founding Companies will be reduced. See "Pro Forma Results of Operations of the Founding Companies." This compensation differential has been reflected in the Unaudited Pro Forma Combined Statement of Operations.

PRO FORMA RESULTS OF OPERATIONS OF THE FOUNDING COMPANIES

  The following table provides the pro forma operating results for the year ended March 31, 1998 for each of the Founding Companies. U.S. Marketing has preliminarily analyzed the savings that it expects to realize from reductions in salaries and certain benefits payable to the owners of the Founding Companies. To the extent that the owners of the Founding Companies have agreed prospectively to reductions in salary, bonuses and benefits, these reductions have been reflected in the unaudited pro forma combined statement of operations. All of the Founding Companies except Certified historically have elected to be treated under subchapter S of the Internal Revenue Code of 1986, as amended, and were not subject to federal corporate income taxes. For purposes of the unaudited pro forma combined financial statements presented, federal and state corporate income taxes have been provided for all Founding Companies as if they had been taxable as C corporations during the period. Additionally, the Founding Companies' historical results of operations have been adjusted for other items directly attributable to the transaction and include the goodwill amortization recorded in connection with the Acquisitions.

                                          YEAR ENDED MARCH 31, 1998
                               -----------------------------------------------
                                 U.S.                                  MCI
                               MARKETING  SPAR   CERTIFIED  BRAND  PERFORMANCE
                               --------- ------- --------- ------- -----------
                                               (In thousands)
PRO FORMA STATEMENT OF OPERA-
 TIONS DATA:
Net revenues..................   $ --    $36,804  $10,451  $19,575   $42,349
Cost of revenues..............     --     19,667    3,938   11,013    31,880
                                 -----   -------  -------  -------   -------
Gross profit..................     --     17,137    6,513    8,562    10,469
Selling, general and adminis-
 trative expenses.............     781    12,249    5,709    2,974     7,710
Goodwill amortization.........     --      1,049      134      612       299
                                 -----   -------  -------  -------   -------
Operating income (loss).......   $(781)  $ 3,839  $   670  $ 4,976   $ 2,460
                                 =====   =======  =======  =======   =======

PRO FORMA COMBINED QUARTERLY RESULTS OF OPERATIONS

  The Founding Companies have in the past experienced quarterly variations in revenues, operating income (including operating losses), net income (including net losses) and cash flows. The Company expects to continue to experience such quarterly fluctuations in operating results (including possible net losses) due to the factors discussed above, and may also experience quarterly fluctuations as a result of other factors, including the loss of a major customer, additional selling, general and administrative expenses to acquire and support new business and the timing and magnitude of required capital expenditures. See "Risk Factors--Variability in Operating Results."

  The following table sets forth statement of operations data for the four fiscal quarters for the year ended March 31, 1998. This information, in the opinion of the Company's management, reflects all the adjustments that the Company considers necessary for fair representation of this information in accordance with generally accepted accounting principles. The results for the quarters are not necessarily indicative of results for any future period.

                                                     QUARTER ENDED
                                          ------------------------------------
                                          JUNE 30, SEPT. 30, DEC. 31, MAR. 31,
                                            1997     1997      1997     1998
                                          -------- --------- -------- --------
                                                     (In thousands)
Net revenues............................. $28,892   $25,503  $32,969  $21,815
Cost of revenues.........................  18,725    15,001   20,558   12,214
                                          -------   -------  -------  -------
Gross profit.............................  10,167    10,502   12,411    9,601
Selling, general and administrative ex-
 penses..................................   6,983     6,375    9,213    6,852
Goodwill amortization....................     523       523      524      524
                                          -------   -------  -------  -------
Operating income.........................  $2,661    $3,604   $2,674   $2,225
                                          =======   =======  =======  =======

  The following table sets forth, as a percentage of net revenues, statement of operations data for the four fiscal quarters for the year ended March 31, 1998.

                                                     QUARTER ENDED
                                          ------------------------------------
                                          JUNE 30, SEPT. 30, DEC. 31, MAR. 31,
                                            1997     1997      1997     1998
                                          -------- --------- -------- --------
Net revenues.............................  100.0%    100.0%   100.0%   100.0%
Cost of revenues.........................   64.8      58.8     62.4     56.0
                                           -----     -----    -----    -----
Gross profit.............................   35.2      41.2     37.6     44.0
Selling, general and administrative ex-
 penses..................................   24.2      25.0     27.9     31.4
Goodwill amortization....................    1.8       2.1      1.6      2.4
                                           -----     -----    -----    -----
Operating income.........................    9.2%     14.1%     8.1%    10.2%
                                           =====     =====    =====    =====

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                     OPERATIONS OF THE FOUNDING COMPANIES

  Management's Discussion and Analysis of Financial Condition and Results of Operations of the Founding Companies and other parts of this Prospectus contain, in addition to historical information, forward-looking statements which involve risks and uncertainties. Actual results could differ significantly from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors."

  Each of the Founding Companies, except Certified, has elected to be treated as a subchapter S corporation for federal tax purposes. As a result, no Founding Company, except Certified, was subject to federal corporate income taxes. The selling, general and administrative expenses of the Founding Companies include compensation to employee-stockholders of the Founding Companies totaling $6.9 million for the fiscal year ended March 31, 1998. Upon consummation of the Acquisitions, certain employee-stockholders will enter into employment agreements and the aggregate compensation paid to stockholders of the Founding Companies will be reduced. As a result of varying practices regarding compensation to employee-stockholders among the Founding Companies, the comparison of operating margins among the Founding Companies and from period to period in respect to a particular Founding Company may be difficult.

  SPAR has historically reported financial results on a March 31 fiscal year end and Certified has historically reported financial results on a June 30 fiscal year end. Brand Manufacturing, TCE and MCI Performance have historically reported financial results on a calendar year end. Because U.S. Marketing will report financial results on a March 31 fiscal year end, historical information appearing in this Prospectus relating to all Founding Companies except SPAR may not be comparable to future results of U.S. Marketing.

SPAR

  Founded in 1967, SPAR is a national marketing services company that provides retail merchandising and other marketing services to home video, consumer goods and food product companies. SPAR's services include in-store merchandising, test market research, mystery shopping, database management and data collection and teleservices. In March 1996, SPAR acquired Marketing Force, Inc. ("Marketing Force"), a provider of merchandising services primarily to retailers and home video production companies. Marketing Force also performs teleservicing and database services, primarily for divisions of General Motors Corporation.

RESULTS OF OPERATIONS--SPAR

  The following table sets forth selected financial data and data as a percentage of net revenues for the periods indicated.

                                          YEARS ENDED MARCH 31,
                                ---------------------------------------------
                                    1996             1997           1998
                                --------------   -------------  -------------
                                   (In thousands, except percentages)
Net revenues................... $14,425  100.0%  $35,574 100.0% $36,804 100.0%
                                -------  -----   ------- -----  ------- -----
Gross profit...................   6,746   46.8    13,820  38.8   17,387  47.2
Selling, general and adminis-
 trative expenses..............   7,030   48.8    13,477  37.8   12,248  33.2
                                -------  -----   ------- -----  ------- -----
Operating income (loss)........ $  (284)  (2.0)% $   343   1.0% $ 5,139  14.0%
                                =======  =====   ======= =====  ======= =====

YEAR ENDED MARCH 31, 1998 COMPARED TO YEAR ENDED MARCH 31, 1997--SPAR

  Revenues. Net revenues increased to $36.8 million in the year ended March 31, 1998 from $35.6 million in the year ended March 31, 1997, an increase of $1.2 million, or 3.5%. Net revenues increased slightly as a result of new merchandising services customers in the home video sector, offset in large part by SPAR's exit from certain less profitable business lines, such as in store demonstrations, acquired by SPAR in its 1996 acquisition of Marketing Force.

  Gross Profit. Cost of revenues consists of in-store labor (including travel expenses) and field management. SPAR's gross profit increased to $17.4 million in the year ended March 31, 1998 from $13.8 million in the year ended March 31, 1997, an increase of $3.6 million, or 25.8%. Gross margin increased to 47.2% in the year ended March 31, 1998 from 38.8% in the year ended March 31, 1997. The increase in gross margin is primarily the result of management's focus on achieving the cost savings envisioned in the combination of SPAR and Marketing Force and the exit from the less profitable business lines described above.

  Selling, General and Administrative. Selling, general and administrative expenses include corporate overhead, project management, management information systems, executive compensation, human resources expenses and finance expenses. Selling, general and administrative expenses decreased to $12.2 million in the year ended March 31, 1998 from $13.5 million in the year ended March 31, 1997, a decrease of $1.2 million, or 9.1%. As a percentage of net revenues, selling, general and administrative expenses decreased to 33.2% in the year ended March 31, 1998 from 37.8% in the year ended March 31, 1997. Selling, general and administrative expenses decreased as a percentage of net revenues due to management's efforts to reduce costs and improve efficiency through the reduction of certain facilities, including the consolidation of Marketing Force's teleservices facilities, and the reduction of personnel.

  Operating Income. As a result of the factors discussed above, operating income increased to $5.1 million in the year ended March 31, 1998 from $0.3 million in the year ended March 31, 1997, an increase of $4.8 million, or 1398.3%. As a percentage of net revenues, operating income increased to 14.0% in the year ended March 31, 1998 from 1.0% in the year ended March 31, 1997.

YEAR ENDED MARCH 31, 1997 COMPARED TO YEAR ENDED MARCH 31, 1996--SPAR

  Revenues. Net revenues increased to $35.6 million in the year ended March 31, 1997 from $14.4 million in the year ended March 31, 1996, an increase of $21.1 million, or 146.6%. This increase was primarily driven by the acquisition of Marketing Force, which accounted for $21.0 million of net revenues in the year ended March 31, 1997, an increase of $18.0 million from the year ended March 31, 1996. The increase was also driven by additional business from other SPAR merchandising and marketing services clients which accounted for $14.6 million of net revenues in the year ended March 31, 1997, an increase of $3.2 million from the year ended March 31, 1996.

  Gross Profit. Gross profit increased to $13.8 million in the year ended March 31, 1997 from $6.7 million in the year ended March 31, 1996, an increase of $7.1 million, or 104.9%, primarily as a result of increased revenues. Gross margin decreased to 38.8% in the year ended March 31, 1997 from 46.8% in the year ended March 31, 1996. The decrease in gross margin is primarily a result of the acquisition of Marketing Force, which resulted in the temporary duplication of certain costs such as field management and project management.

  Selling, General and Administrative. Selling, general and administrative expenses increased to $13.5 million in the year ended March 31, 1997 from $7.0 million in the year ended March 31, 1996, an increase of $6.4 million, or 91.7% primarily a result of the acquisition of Marketing Force and increased personnel costs to support the increase in net revenues. As a percentage of net revenues, selling, general and administrative expenses decreased to 37.8% in the year ended March 31, 1997 from 48.8% in the year ended March 31, 1996 primarily as a result of the elimination of administrative personnel and closure of certain warehousing facilities and offices after the acquisition of Marketing Force.

  Operating Income (Loss). As a result of the factors discussed above, operating income (loss) increased to $0.3 million in the year ended March 31, 1997 from $(0.3) million in the year ended March 31, 1996, an increase of $0.6 million or 220.8%. As a percentage of net revenues, operating income increased to 1.0% in the year ended March 31, 1997 from (2.0)% in the year ended March 31, 1996.

CERTIFIED

  Founded in 1955, Certified is a national provider of market research, in-store merchandising and auditing services to movie theater operators, motion picture distributors, home video and consumer packaged goods companies and major retail chains through a direct network of over 15,000 independent merchandisers, auditors and mystery shoppers. Certified has approximately 110 full-time and part-time employees and maintains its headquarters in New York and a regional office in California.

  In January 1997, Certified opened an office in Texas in anticipation of servicing a major company that was moving to that region in addition to other opportunities resulting from the geographic expansion of the region. Subsequently, the Company did not gain the business anticipated from a potential major client and management of Certified determined that the regional business could be serviced from its California and New York offices, thereby reducing the operating expenses of maintaining a separate Texas office. Consequently, the office was closed in February 1998. Costs associated with the Texas office were included both in the second half of the fiscal year ended June 30, 1997 and the nine months ended March 31, 1998.

RESULTS OF OPERATIONS--CERTIFIED

  The following table sets forth selected financial data and data as a percentage of net revenues for the periods indicated.

                             YEARS ENDED JUNE 30,       NINE MONTHS ENDED MARCH 31,
                          ---------------------------  ------------------------------
                              1996          1997            1997            1998
                          ------------  -------------  --------------  --------------
                                     (In thousands, except percentages)
Net revenues............  $6,911 100.0% $10,371 100.0% $ 7,594  100.0% $ 8,074  100.0%
                          ------ -----  ------- -----  ------- ------  ------- ------
Gross profit............   4,307  62.3    6,498  62.7    4,774   62.9    5,039   62.4
Selling, general and ad-
 ministrative expenses..   3,890  56.3    5,619  54.2    4,018   52.9    4,751   58.8
                          ------ -----  ------- -----  ------- ------  ------- ------
Operating income........  $  417   6.0% $   879   8.5% $   756   10.0% $   288    3.6%
                          ====== =====  ======= =====  ======= ======  ======= ======

NINE MONTHS ENDED MARCH 31, 1998 COMPARED TO NINE MONTHS ENDED MARCH 31, 1997--CERTIFIED

  Revenues. Net revenues increased to $8.1 million in the nine months ended March 31, 1998 from $7.6 million in the nine months ended March 31, 1997, an increase of $0.5 million, or 6.3%. This increase was a result of increased business derived from several new and existing customers, partially offset by decreased business from one major customer. Certified has a number of continuing major customers associated with the motion picture industry. Revenues from any one of these customers will increase or decrease from year to year depending on the commercial success of motion pictures or home video releases of that customer during the year.

  Gross Profit. Cost of revenues consists of costs of independent contractors used to provide certain marketing, merchandising and mystery shopping services. Gross profit increased to $5.0 million in the nine months ended March 31, 1998 from $4.8 million in the nine months ended March 31, 1997, an increase of $0.3 million, or 5.6%, primarily as a result of increased revenues. Gross margin decreased to 62.4% in the nine months ended March 31, 1998 from 62.9% in the nine months ended March 31, 1997. The decrease in gross margin is primarily a result of a shift in revenues towards lower margin retail merchandising services away from higher margin theatrical services.

  Selling, General and Administrative. Selling, general and administrative expenses consist primarily of corporate overhead, executive compensation, human resources and finance expenses. Selling, general and administrative expenses increased to $4.8 million in the nine months ended March 31, 1998 from $4.0 million in the nine months ended March 31, 1997, an increase of $0.7 million, or 18.2%. As a percentage of net revenues, selling, general and administrative expenses increased to 58.8% in the nine months ended March 31, 1998 from 52.9% in the nine months ended March 31, 1997. The increase in selling, general and administrative expenses was primarily a result of $693,000 of expenses related to staffing costs, telephone expenses as well as increased consulting expenses associated with upgrading computer hardware and software technology. Additionally, during 1998, Certified recorded a lease termination fee of $40,000 associated with the closing of the Texas office.

  Operating Income. Primarily as a result of the costs associated with maintaining and subsequently closing the Texas office and the technology upgrade discussed above, operating income decreased to $0.3 million in the nine months ended March 31, 1998 from $0.8 million in the nine months ended March 31, 1997, a decrease of $0.5 million, or 61.9%. As a percentage of net revenues, operating income decreased to 3.6% in the nine months ended March 31, 1998 from 10.0% in the nine months ended March 31, 1997.

YEAR ENDED JUNE 30, 1997 COMPARED TO YEAR ENDED JUNE 30, 1996--CERTIFIED

  Revenues. Net revenues increased to $10.4 million in the year ended June 30, 1997 from $6.9 million in the year ended June 30, 1996, an increase of $3.5 million, or 50.1%. This increase was primarily a result of increased business derived from an existing major customer.

  Gross Profit. Gross profit increased to $6.5 million in the year ended June 30, 1997 from $4.3 million in the year ended June 30, 1996, an increase of $2.2 million, or 50.9%, primarily as a result of increased revenues. Gross margin was 62.7% in the year ended June 30, 1997, up slightly from 62.3% in the year ended June 30, 1996.

  Selling, General and Administrative. Selling, general and administrative expenses increased to $5.6 million in the year ended June 30, 1997 from $3.9 million in the year ended June 30, 1996, an increase of $1.7 million, or 44.4%. As a percentage of net revenues, selling, general and administrative expenses decreased to 54.2% in the year ended June 30, 1997 from 56.3% in the year ended June 30, 1996 primarily as a result of spreading fixed costs over the substantial increase in net revenues. The increase in selling, general and administrative expenses of $1.7 million reflects the costs associated with opening and operating the Texas regional office, which was closed in February 1998, as well as increases in staffing costs, telephone expenses and postage and office supplies associated, with the increased business from an existing major customer.

  Operating Income. As a result of the factors discussed above, operating income increased to $0.9 million in the year ended June 30, 1997 from $0.4 million in the year ended June 30, 1996, an increase of $0.5 million or 110.8%. As a percentage of net revenues, operating income increased to 8.5% in the year ended June 30, 1997 from 6.0% in the year ended June 30, 1996.

BRAND MANUFACTURING

  Founded in 1956, Brand Manufacturing designs and manufactures custom in-store merchandising units and point-of-purchase displays for a wide range of retail store chains and product manufacturers. For many of its retail store clients, Brand Manufacturing also invoices the retailers' suppliers and coordinates the collection of payments on these invoices.

RESULTS OF OPERATIONS--BRAND MANUFACTURING

  The following table sets forth selected financial data and data as a percentage of net revenues for the periods indicated.

                                                                         THREE MONTHS ENDED
                                 YEARS ENDED DECEMBER 31,                     MARCH 31,
                         -------------------------------------------  --------------------------
                             1995           1996           1997           1997          1998
                         -------------  -------------  -------------  ------------  ------------
                                         (In thousands, except percentages)
Net revenues............ $11,254 100.0% $17,190 100.0% $17,457 100.0% $3,423 100.0% $3,895 100.0%
                         ------- -----  ------- -----  ------- -----  ------ -----  ------ -----
Gross profit............   3,136  27.9    6,864  39.9    6,645  38.1   1,149  33.6   1,390  35.7
Selling, general and
 administrative
 expenses...............   2,364  21.0    3,982  23.1    4,980  28.6     645  18.9     810  20.8
                         ------- -----  ------- -----  ------- -----  ------ -----  ------ -----
Operating income........ $   772   6.9% $ 2,882  16.8% $ 1,665   9.5% $  504  14.7% $  580  14.9%
                         ======= =====  ======= =====  ======= =====  ====== =====  ====== =====

THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO THREE MONTHS ENDED MARCH 31, 1997--BRAND MANUFACTURING

  Revenues. Net revenues increased to $3.9 million in the three months ended March 31, 1998 from $3.4 million in the three months ended March 31, 1997, an increase of $0.5 million, or 13.8%. This increase was primarily a result of improved marketing efforts by management in an effort to increase market share and, to a lesser extent, price increases.

  Gross Profit. Cost of revenues consists of direct material, labor and overhead used in the production of the in-store displays. Gross profits increased to $1.4 million in the three months ended March 31, 1998 from $1.1 million in the three months ended March 31, 1997, an increase of $0.2 million, or 21.0%. Gross margin increased slightly to 35.7% in the three months ended March 31, 1998 from 33.6% in the three months ended March 31, 1997. This slight improvement reflects improved efficiency in the manufacturing process.

  Selling, General and Administrative. Selling, general and administrative expenses consist primarily of corporate overhead, executive compensation, human resources and financial expenses. Selling, general and administrative expenses increased to $0.8 million in the three months ended March 31, 1998 from $0.6 million in the three months ended March 31, 1997, an increase of $0.2 million, or 25.6%. As a percentage of net revenues, selling, general and administrative expenses increased to 20.8% in the three months ended March 31, 1998 from 18.9% in the three months ended March 31, 1997. This increase in selling, general and administrative expenses primarily resulted from increased executive compensation expense to $334,000 in the three months ended March 31, 1998 from $273,000 in the three months ended March 31, 1998, an increase of 22.3%.

  Operating Income. As a result of the factors discussed above, operating income increased to $0.6 million in the three months ended March 31, 1998 from $0.5 million in the three months ended March 31, 1997, an increase of $0.1 million, or 15.1%. As a percentage of net revenues, operating income increased to 14.9% in the three months ended March 31, 1998 from 14.7% in the three months ended March 31, 1997.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996--BRAND MANUFACTURING

  Revenues. Net revenues increased to $17.5 million in the year ended December 31, 1997 from $17.2 million in the year ended December 31, 1996, an increase of $0.3 million, or 1.6%, due to modest increases in prices and increased sales volume, offset by the cancellation of a $1.2 million order during production, which resulted in the loss of revenues from that order and a disruption in the production cycle for the subsequent order.

  Gross Profit. Gross profit decreased to $6.6 million in the year ended December 31, 1997 from $6.9 million in the year ended December 31, 1996, a decrease of $0.2 million, or 3.2%. Gross margin decreased to 38.1% in the year ended December 31, 1997 from 39.9% in the year ended December 31, 1996 due to lower than anticipated revenue growth resulting from expenses associated with the production and overhead of a customer order cancelled during production.

  Selling, General and Administrative. Selling, general and administrative expenses increased to $5.0 million in the year ended December 31, 1997 from $4.0 million in the year ended December 31, 1996, an increase of $1.0 million, or 25.1%. As a percentage of net revenues, selling, general and administrative expenses increased to 28.6% in the year ended December 31, 1997 from 23.1% in the year ended December 31, 1996. This increase in selling, general and administrative expenses primarily resulted from increased executive compensation expense to $3.1 million in the year ended December 31, 1997 from $2.5 million in the year ended December 31, 1996, an increase of 23.7%.

  Operating Income. As a result of the factors discussed above, operating income decreased to $1.7 million in the year ended December 31, 1997 from $2.9 million in the year ended December 31, 1996, a decrease of $1.2 million, or 42.2%. As a percentage of net revenues, operating income decreased to 9.5% in the year ended December 31, 1997 from 16.8% in the year ended December 31, 1996.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995--BRAND MANUFACTURING

  Revenues. Net revenues increased to $17.2 million in the year ended December 31, 1996 from $11.3 million in the year ended December 31, 1995, an increase of $5.9 million, or 52.7%. The 1995 net revenues were reduced as a result of the decision by Brand Manufacturing to replace a single, large customer with several retail chains. This increase in net revenues for the year ended December 31, 1996 was primarily a result of improved marketing efforts by management in an effort to increase market share with retail chains.

  Gross Profit. Gross profit increased to $6.9 million in the year ended December 31, 1996 from $3.1 million in the year ended December 31, 1995, an increase of $3.7 million, or 118.8%. Gross margin increased to 39.9% in the year ended December 31, 1996 from 27.9% in the year ended December 31, 1995. This increase was a result of improved efficiency in the manufacturing process.

  Selling, General and Administrative. Selling, general and administrative expenses increased to $4.0 million in the year ended December 31, 1996 from $2.4 million in the year ended December 31, 1995, an increase of $1.6 million, or 68.4%. As a percentage of net revenues, selling, general and administrative expenses increased to 23.1% in the year ended December 31, 1996 from 21.0% in the year ended December 31, 1995. This increase in selling, general and administrative expenses primarily resulted from increased executive compensation expense to $2.5 million in the year ended December 31, 1996 from $1.0 million in the year ended December 31, 1995, an increase of 141.3%.

  Operating Income. As a result of the factors discussed above, operating income increased to $2.9 million in the year ended December 31, 1996 from $0.8 million in the year ended December 31, 1995, an increase of $2.1 million, or 273.3%. As a percentage of net revenues, operating income decreased to 16.8% in the year ended December 31, 1996 from 6.9% in the year ended December 31, 1995.

TCE

  Founded in 1978, TCE is a trucking company exclusively servicing Brand Manufacturing and Brand Manufacturing's customers. Prior to the Acquisition, TCE is owned by the same stockholders as Brand, in varying proportions. Because control of the two companies does not rest with the same individual stockholder, separate financial statements for the two companies are presented in this Prospectus.

RESULTS OF OPERATIONS--TCE

  The following table sets forth selected financial data and data as a percentage of net revenues for the periods indicated.

                                                                     THREE MONTHS ENDED
                                 YEARS ENDED DECEMBER 31,                 MARCH 31,
                          ----------------------------------------  ----------------------
                              1995          1996          1997         1997        1998
                          ------------  ------------  ------------  ----------  ----------
                                       (In thousands, except percentages)
Net revenues............  $1,354 100.0% $1,891 100.0% $2,144 100.0% $429 100.0% $512 100.0%
                          ------ -----  ------ -----  ------ -----  ---- -----  ---- -----
Gross profit............     748  55.2   1,282  67.8   1,635  76.3   327  76.2   369  72.1
Selling, general and ad-
 ministrative
 expenses...............     671  49.5     692  36.6     699  32.6   161  37.5   163  31.9
                          ------ -----  ------ -----  ------ -----  ---- -----  ---- -----
Operating income........  $   77   5.7% $  590  31.2% $  936  43.7% $166  38.7% $206  40.2%
                          ====== =====  ====== =====  ====== =====  ==== =====  ==== =====

THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO THREE MONTHS ENDED MARCH 31, 1997--TCE

  Revenues. Net revenues increased to $0.5 million in the three months ended March 31, 1998 from $0.4 million in the three months ended March 31, 1997, an increase of $0.1 million, or 19.3%. This increase was a direct result of the increased sales volume of Brand Manufacturing.

  Gross Profit. Cost of revenues consists of direct labor and other trucking costs. Gross profit increased to $0.4 million in the three months ended March 31, 1998 from $0.3 million in the three months ended March 31, 1997, an increase of $0.1 million or 12.8%. Gross margin decreased to 72.1% in the three months ended March 31, 1998 from 76.2% in the three months ended March 31, 1997. This decrease resulted from decreased margins associated with higher costs for longer transportation routes.

  Selling, General and Administrative. Selling, general and administrative expenses remained constant at $0.2 million in the three months ended March 31, 1998 and 1997. As a percentage of net revenues, selling, general and administrative expenses decreased to 31.9% in the three months ended March 31, 1998 from 37.5% in the three months ended March 31, 1997, primarily as a result of spreading fixed costs over increased revenues.

  Operating Income. As a result of the factors discussed above, operating income remained constant at $0.2 million in the three months ended March 31, 1998 and 1997. As a percentage of net revenues, operating income increased to 40.2% in the three months ended March 31, 1998 from 38.7% in the three months ended March 31, 1997.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996--TCE

  Revenues. Net revenues increased to $2.1 million in the year ended December 31, 1997 from $1.9 million in the year ended December 31, 1996, an increase of $0.3 million, or 13.4%. This increase was primarily a result of increased sales volume of Brand Manufacturing, TCE's customer, and increased freight pricing.

  Gross Profit. Gross profit increased to $1.6 million in the year ended December 31, 1997 from $1.3 million in the year ended December 31, 1996, an increase of $0.4 million, or 27.5%. Gross margin increased to 76.3% in the year ended December 31, 1997 from 67.8% in the year ended December 31, 1996. This increase was a result of lower freight costs associated with a higher percentage of shorter transportation routes in 1997.

  Selling, General and Administrative. Selling, general and administrative expenses remained constant at $0.7 million in the years ended December 31, 1997 and December 31, 1996. As a percentage of net revenues, selling, general and administrative expenses decreased to 32.6% in the year ended December 31, 1997 from 36.6% in the year ended December 31, 1996, primarily as a result of spreading fixed costs over increased revenues.

  Operating Income. As a result of the factors discussed above, operating income increased to $0.9 million in the year ended December 31, 1997 from $0.6 million in the year ended December 31, 1996, an increase of $0.3 million, or 58.6%. As a percentage of net revenues, operating income increased to 43.7% in the year ended December 31, 1997 from 31.2% in the year ended December 31, 1996.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995--TCE

  Revenues. Net revenues increased to $1.9 million in the year ended December 31, 1996 from $1.4 million in the year ended December 31, 1995, an increase of $0.5 million, or 39.7%. This increase was primarily a result of increased sales volume of Brand Manufacturing, TCE's customer.

  Gross Profit. Gross profit increased to $1.3 million for the year ended December 31, 1996 from $0.7 million for the year ended December 31, 1995, an increase of $0.5 million or 71.4%. As a percentage of net revenues, gross profit increased to 67.8% in the year ended December 31, 1996 from 55.2% in the year ended December 31, 1995. This increase was a result of lower freight costs associated with shorter transportation routes.

  Selling, General and Administrative. Selling, general and administrative expenses remained constant at $0.7 million in the years ended December 31, 1996 and 1995. As a percentage of net revenues, selling, general and administrative expenses decreased to 36.6% in the year ended December 31, 1996 from 49.5% in the year ended December 31, 1995, primarily as a result of spreading fixed costs over increased revenues.

  Operating Income. As a result of the factors discussed above, operating income increased to $0.6 million in the year ended December 31, 1996 from $0.1 million in the year ended December 31, 1995, an increase of $0.5 million, or 666.2%. As a percentage of net revenues, operating income increased to 31.2% in the year ended December 31, 1996 from 5.7% in the year ended December 31, 1995.

MCI PERFORMANCE

  Founded in 1987, MCI Performance specializes in designing and implementing premium incentives and managing group travel and meetings for clients throughout the United States. MCI Performance employs approximately 100 people and maintains its headquarters in Carrollton, Texas, as well as two sales offices in Nashville, Tennessee and Newport Beach, California.

  MCI Performance's revenues consist primarily of fees charged for the design and implementation of its programs. Program revenues and related external costs are recognized when a project is completed; a project typically spans a period of six to twelve months. Because an individual project may comprise a significant portion of MCI Performance's revenues in any particular quarter, MCI Performance can experience significant variability in its quarterly revenues. Direct costs primarily include labor incurred for the design and implementation of programs and materials used in the program. Because direct costs for projects are expensed as incurred, rather than when revenues are recognized, MCI Performance's profitability in any particular quarter can be highly variable.

  Program revenues can be subject to fluctuation depending on the type and timing of completed programs. Although repeat customers are not unusual, MCI Performance is often limited in its ability to estimate the amount of revenues it derives from a particular customer as the nature and timing of the customer's program needs are likely to vary year to year. See "Risk Factors-- Variability of Operating Results."

RESULTS OF OPERATIONS--MCI PERFORMANCE

  The following table sets forth selected financial data and data as a percentage of net revenues for the periods indicated.

                           YEARS ENDED DECEMBER 31,     THREE MONTHS ENDED MARCH 31,
                          ----------------------------  --------------------------------
                              1996           1997            1997            1998
                          -------------  -------------  --------------- ----------------
                                     (In thousands, except percentages)
Net revenues............  $33,361 100.0% $42,294 100.0%  $5,289  100.0% $ 5,343   100.0%
                          ------- -----  ------- -----  ------- ------  -------  ------
Gross profit............    7,010  21.0   11,413  27.0    2,463   46.6    1,518    28.4
Selling, general and ad-
 ministrative expenses..    6,571  19.7    9,757  23.1    1,014   19.2    1,698    31.8
                          ------- -----  ------- -----  ------- ------  -------  ------
Operating income
 (loss).................  $   439   1.3% $ 1,656   3.9%  $1,449   27.4% $  (180)   (3.4)%
                          ======= =====  ======= =====  ======= ======  =======  ======

THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO THREE MONTHS ENDED MARCH 31, 1997--MCI PERFORMANCE

  Revenues. Net revenues remained comparable at $5.3 million in the three months ended March 31, 1998 and 1997.

  Gross Profit. Cost of revenues consists of direct labor, independent contractors, food, beverage, entertainment and travel costs. Gross profit decreased to $1.5 million in the three months ended March 31, 1998 from $2.5 million in the three months ended March 31, 1997, a decrease of $0.9 million, or 38.4%. Gross margin decreased to 28.4% in the three months ended March 31, 1998 from 46.6% in the three months ended March 31, 1997. Gross margin in 1997 was higher than 1998 primarily due to $735,000 of volume discounts, in the form of airline override commissions ("discounts"), received pursuant to arrangements with certain airlines. The discounts are received in the form of airline tickets or cash, depending on the airline's choice, and are recorded at fair value. By eliminating the $735,000 of discounts, the gross margin would be 32.7% for the three months ended March 31, 1997 and 25.2% for the year ended December 31, 1997.

  Selling, General and Administrative. Selling, general and administrative expenses increased to $1.7 million in the three months ended March 31, 1998 from $1.0 million in the three months ended March 31, 1997, an increase of $0.7 million, or 67.5%. As a percentage of net revenues, selling, general and administrative expenses increased to 31.8% in the three months ended March 31, 1998 from 19.2% in the three months ended March 31, 1997. Selling, general and administrative expenses increased primarily as a result of one-time management information service costs incurred in connection with the investigation of new systems for MCI Performance. In addition, MCI Performance experienced an increase in compensation expenses of $182,000 in the three months ended March 31, 1998 over the prior year period as a result of annual pay raises and overtime expense associated with the increased number of projects in process and several management additions.

  Operating Income (Loss). As a result of the factors discussed above, there was an operating loss of $(0.2) million in the three months ended March 31, 1998 as compared to operating income of $1.4 million in the three months ended March 31, 1997. This represents a decrease of $1.6 million, or 112.4%. As a percentage of net revenues, operating loss decreased to (3.4)% in the three months ended March 31, 1998, a decrease from 27.4% in the three months ended March 31, 1997.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996--MCI PERFORMANCE

  Revenues. Net revenues increased to $42.3 million in the year ended December 31, 1997 from $33.4 million in the year ended December 31, 1996, an increase of $8.9 million, or 26.8%. The increase in net revenues is due to increased sales volume and more programs for existing clients.

  Gross Profit. Gross profit increased to $11.4 million in the year ended December 31, 1997 from $7.0 million in the year ended December 31, 1996, an increase of $4.4 million, or 62.8%, primarily as a result of the increased net revenues. Gross margin increased to 27.0% in the year ended December 31, 1997 from 21.0% in the year ended December 31, 1996. The increase in gross margin is due primarily to $735,000 of discounts in the form of airline override commissions received pursuant to arrangements with certain airlines. The discounts are received in the form of airline tickets or cash, depending on the airline's choice, and are recorded at fair value. In addition, during 1997 management sought to service higher margin programs by maintaining increased selling prices and controlling direct labor costs.

  Selling, General and Administrative. Selling, general and administrative expenses increased to $9.8 million in the year ended December 31, 1997 from $6.6 million in the year ended December 31, 1996, an increase of $3.2 million, or 48.5%. As a percentage of net revenues, selling, general and administrative expenses increased to 23.1% in the year ended December 31, 1997 from 19.7% in the year ended December 31, 1996. In 1997, MCI Performance recorded approximately $2.2 million in salary expense related to the sole stockholder of MCI Performance.

  Operating Income. As a result of the factors discussed above, operating income increased to $1.7 million in the year ended December 31, 1997 from $0.4 million in the year ended December 31, 1996, an increase of $1.2 million or 277.2%. As a percentage of net revenues, operating income increased to 3.9% in the year ended December 31, 1997 from 1.3% in the year ended December 31, 1996.

LIQUIDITY AND CAPITAL RESOURCES

  The Founding Companies' principal sources of liquidity have historically been cash flows from operating activities and, to a lesser extent, borrowings from stockholders. Approximately $43.2 million of the proceeds from the Offering will be used to fund the cash portion of the aggregate purchase price for SPAR, Certified, MCI Performance and 30% of the outstanding common stock of Brand and $0.3 million will be used to fund S corporation distributions to the stockholders of Brand Manufacturing and TCE. As of March 31, 1998, the Company had pro forma combined cash and cash equivalents of approximately $2.3 million. Although there can be no assurance of its ability to do so, the Company expects to fund its future cash requirements from funds generated from operations, from borrowed funds or from other sources.

  The Founding Companies' capital expenditures for the year ended March 31, 1998 were approximately $0.7 million. These capital expenditures were primarily for machinery, office equipment and computers, building additions and facility upgrades. The Company currently does not have any commitments to make significant capital expenditures in the next twelve months. The Company believes that funds generated from operations, together with the proceeds for the Offering and possible future sources of borrowings will be sufficient to finance its current operations and planned capital expenditure requirements at least through 1999. Although the Company is not currently involved in negotiations and has no current commitments or agreements with respect to any acquisitions (other than the Acquisitions), to the extent that the Company is successful in consummating acquisitions, it may be necessary to finance such acquisitions through the issuance of additional equity securities, incurrence of indebtedness or a combination of both.

YEAR 2000

  Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish dates beginning on or after January 1, 2000 from dates ending on or prior to December 31, 1999. As a result, in less than two years, computer systems and/or software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. Significant uncertainty exists concerning the potential effects associated with such compliance. However, the Company's management does not anticipate that the Year 2000 will have a significant impact on its information systems or result in a significant commitment of resources to resolve potential problems associated with this event.

  The Company believes that the purchasing patterns of clients and potential clients may be affected by Year 2000 issues in a variety of ways. Many companies are expending significant resources to correct or patch their current software systems for Year 2000 compliance. These expenditures may result in reduced funds available to purchase services such as those offered by the Company. Furthermore, payments for deliveries of components of supplies to the Company may be delayed, incomplete, or otherwise unavailable as a consequence of Year 2000 problems affecting clients or suppliers. Any of the foregoing could result in a material adverse effect on the Company's business, financial condition and results of operations.

                                   BUSINESS

OVERVIEW

  U.S. Marketing was founded in March 1998 to create a leading national consolidator and integrated provider of outsourced marketing services. The Company currently provides marketing services to leading entertainment, consumer goods, food products and retail companies through three operating divisions: (i) Merchandising (through SPAR and Certified), (ii) Point-of-Purchase Display (through Brand) and (iii) Premium Incentive (through MCI Performance). The Company intends to consolidate the sectors of the marketing services industry that its Divisions will serve. Additionally, the Company intends to pursue acquisitions in other sectors of this industry, such as ad specialty (using free promotional items to stimulate corporate remembrance), direct marketing (marketing to or soliciting orders from consumers via mail and telephone), database marketing (direct marketing using lists developed by marketers with proprietary data), sales promotions (marketing activities to encourage purchases in support of or in lieu of advertising), information/research (collecting and reselling data on consumers and consumer preferences), sampling (distributing free product to consumers to promote awareness) and demonstrations (live exhibitions, typically in-store, of how a product works). The Company will seek to achieve synergies among the Founding Companies and other acquired businesses by capitalizing on cross-selling opportunities, achieving operating efficiencies and utilizing technology to enhance its efficiency and ability to provide real-time data to its clients. See "--Business Strategy--Operating Strategy." For the year ended March 31, 1998, the Company had pro forma combined net revenues of $109.2 million, pro forma combined operating income of $11.2 million and pro forma combined net income of $5.9 million.

  The Company currently operates in all 50 states and serves a broad range of the nation's leading companies, including Lucky Stores Inc., Jewel Osco Southwest, Inc., MCI Communications Corporation, Taco Bell Corp., Warner Bros., Twentieth Century Fox Film Corp., American Drug Stores, Harris Teeter, Buena Vista Home Video, Inc. and General Motors Corporation. The Founding Companies conduct their businesses through approximately 2,300 employees and 15,000 independent contractors, as well as outside service providers.

INDUSTRY OVERVIEW

  According to industry sources such as PROMO Magazine, Brand Marketing and Advertising Age, in 1997, the marketing services industry generated over $100 billion in revenue. The merchandising, point-of-purchase display and premium incentive sectors accounted for approximately $46.0 billion of this overall market. Merchandising services represented approximately $13.5 billion of the market, of which approximately $1.3 billion was outsourced to third-party retail merchandising businesses. The point-of-purchase display sector generated over $12.6 billion in revenues and the premium incentive market, which includes merchandise fulfillment and travel fulfillment companies, generated over $20.0 billion in revenues.

  The Company believes, based on industry sources and the collective experience of the Company's management, that the highly fragmented nature of the marketing services industry, together with the consolidation of retailers and manufacturers, is driving the growth and consolidation of the industry. This consolidation has created retailers which are larger, have broader geographic reach, and more centralized procurement and administration functions than many mid-size retailers. As a result, many retailers and manufacturers have started to choose third-party marketing service providers with broader capabilities in order to achieve consistent and simultaneous execution of certain of their retail marketing strategies across a larger geographic area and to customize the scope of certain other services performed on their behalf. In addition, the Company believes that the increasing use of information technology by retailers and manufacturers for inventory control, product shelf placement and off-shelf displays, will create demand for third-party expertise in the selection, deployment and management of such technologies.

  Merchandising. Merchandising services bring added value to retailers, manufacturers and other businesses. Retail merchandising services enhance sales by making a product more visible and available to consumers. These services primarily include shelf maintenance, display placement, reconfiguring product on store shelves, replenishing product and placing orders and other services such as test market research, mystery shopping, teleservices, database management and promotion planning and analysis.

  Merchandising services previously undertaken by retailers, manufacturers and independent brokers have been increasingly outsourced to third parties. Historically, retailers staffed their stores as needed to ensure inventory levels, the advantageous display of new items on shelves, and the maintenance of shelf schematics. Manufacturers deployed their own sales representatives to ensure that their products were displayed on the shelves and were properly spaced and positioned. Independent brokers performed similar services on behalf of the manufacturers they represented. In an effort to improve their margins, retailers are increasing their reliance on manufacturers and brokers to perform such services. Initially, manufacturers attempted to satisfy their needs for merchandising services in retail stores by utilizing their own sales representatives. Manufacturers discovered that using its own sales representatives for this purpose was expensive and inefficient, however, and outsourced their needs for merchandising services to third parties capable of operating at a lower cost by serving multiple manufacturers simultaneously.

  Another significant trend impacting the merchandising segment is the increasing tendency of consumers to make product purchase decisions once inside the store. Accordingly, merchandising services and in-store product promotions have proliferated and diversified. Retailers are continually re-merchandising and re-modeling entire stores to respond to new product developments and changes in consumer preferences. The Company estimates that these activities have doubled in frequency over the last five years, such that most stores are re-merchandised and re-modeled every two to three years. Both retailers and manufacturers are seeking third parties to help them meet the increased demand for these labor-intensive services.

  Point-of-Purchase Display. Point-of-purchase displays are located strategically in retail stores to promote products to the consumer. Point-of-purchase displays include front end merchandising units located at high traffic areas where consumers typically spend a significant amount of time, such as the checkout area, and custom units designed to promote a specific product or brand.

  The Company believes that many of the trends affecting the merchandising services market are also impacting the point-of-purchase display market. In particular, the continual re-merchandising and re-modeling of stores drives the demand for new point-of-purchase displays. Retailers request new displays to promote new products, to upgrade the appearance of an existing store and to render the appearance of newly acquired stores consistent with the rest of an acquiring retail chain. The continual introduction of new products and rapidly evolving packaging of existing products also drives the need for new displays, as point-of-purchase displays are designed to handle the specific weight, size and shape of a particular product.

  Premium Incentive. The Company believes that American companies are increasingly using third party incentive premium providers as a more efficient and cost effective means to increase the productivity of their employees. Third party incentive premium providers can offer a turnkey solution specifically tailored to a company's needs. Additionally, incentive premium providers are able to capitalize on supplier relationships and to realize volume discounts, particularly on travel and merchandise.

  Premium incentives are performance-determined rewards used to motivate employees, salespeople, dealers and consumers, as well as to differentiate a product, service or store. According to the Incentive Federation Survey, only 26.0% of American businesses are using premium incentives to motivate employees and that the majority of these businesses are large companies (with over 1,000 employees). The Company anticipates that this market segment will grow as additional companies realize the value of using incentives to motivate employees, sales forces and consumers.

  The three most commonly used incentives are cash, travel and merchandise. While consumer promotions, including direct premium offers (using travel or merchandise in conjunction with a purchase of a product or service), sweepstakes (promotions that require only chance to win) and self-liquidating premiums (offering travel or merchandise premiums to consumers at a price that totally covers the marketer's costs) generate the most attention, most incentive expenditures are for trade incentives to motivate salespeople to sell and retailers to buy and display products. Recent trends include the growth of retail certificates or debit or cash cards in the merchandise fulfillment sector (the segment of the premium incentive sector concerned with providing merchandise as rewards in incentive programs), while the travel fulfillment sector (the segment of the premium incentive sector concerned with providing travel as rewards in incentive programs) has seen growth in individual travel and meetings involving registration services (fee-based services used to simplify the process of signing up individuals to attend a meeting or seminar).

  Other Marketing Services Sectors. The other marketing services sectors, such as ad specialty, direct marketing, database marketing, sales promotions, information/research, sampling and demonstrations, generated over $54.0 billion in revenues in 1997. These sectors are highly fragmented and represent significant opportunities for consolidation.

BUSINESS STRATEGY

  The Company believes, based on industry sources and the collective experience of the Company's management, that the highly fragmented nature of the marketing services industry, together with the consolidation of retailers and manufacturers, is driving the growth and consolidation of the industry. As the industry continues to grow and consolidate, large retailers and manufacturers are increasingly outsourcing their marketing needs to third-party providers. The Company believes that offering marketing services in multi-use sectors on a national basis provides the Company with a competitive advantage. Moreover, the Company believes that developing and manufacturing a sophisticated technology infrastructure is key to providing clients with a high level of customer service. The Company's objective is to become such a national integrated provider by pursuing both an operating and acquisition-driven strategy, as described below.

 OPERATING STRATEGY

  Capitalize on Cross-Selling Opportunities. The Company intends to leverage its current client relationships by cross-selling its range of services offered by its various Divisions. For example, the Company believes that its retail merchandising services can be packaged with the sale of its point-of-purchase displays to provide clients with an integrated marketing solution. Similarly, the Company intends to sell its premium incentive services to its merchandising and point-of-purchase display clients. The Company believes cross-selling opportunities will increase as the Company acquires businesses in other sectors of the marketing services industry.

  Achieve Operating Efficiencies. The Company intends to achieve operating efficiencies within its various Divisions. For example, as new businesses are acquired within the Merchandising Division, the Company believes its existing field force and technology infrastructure can support additional customers and revenue. Within the Point-of-Purchase Display Division, the Company will seek to reduce delivery costs by adding additional manufacturing sites strategically across the United States and to realize volume purchasing discounts on raw materials. In the Premium Incentive Division, the Company believes it can similarly realize volume purchasing advantages with respect to travel and merchandise fulfillment. At the corporate level, the Company will also seek to combine certain administrative functions, such as accounting and finance, insurance, strategic marketing and legal support.

  Leverage Divisional Autonomy. The Company plans to conduct its operations on a decentralized basis whereby management of each Division will be responsible for its day-to-day operations, sales relationships and the identification of additional acquisition candidates in their respective sectors. A Company-wide team of senior management will provide the Divisions with strategic oversight and guidance with respect to acquisitions, financing, marketing, operations and cross-selling opportunities. The Company believes that a decentralized management approach will result in better customer service by allowing management of each Division the flexibility to implement policies and make decisions based on the needs of customers. The operational autonomy of the Divisions will be complimented by equity and other incentive compensation through which the Company intends to motivate Division managers to focus on Company-wide performance.

  Implement Technology. The Company intends to utilize technology to enhance its efficiency and ability to provide real-time data to its customers. Industry sources indicate that customers are increasingly relying on marketing service providers to supply rapid, value-added information regarding the results of marketing expenditures on profits and sales. SPAR Marketing Force, Inc. owns proprietary Internet software technology that allows it to control its field operations more efficiently, to quantify the benefits of its services to customers more quickly and to respond to customers' needs and implement programs more rapidly. The Company believes that this technology is a competitive advantage, and that the other Founding Companies can utilize portions of this technology to enhance the services they provide.

 ACQUISITION STRATEGY

  Acquire Complementary Businesses. The Company intends to acquire businesses across the United States that offer marketing services in which each of the Company's three Divisions operates. The Company believes that adding geographic breadth and increasing its presence within geographic regions will allow it to service its clients more efficiently and cost effectively. As its customers' industries continue to consolidate, the Company believes that national coverage and technology capabilities will become increasingly important.

  Acquire Strategic New Businesses. The Company believes that there are numerous other attractive sectors within the marketing services industry, such as ad specialty, direct marketing, database marketing, sales promotions, information/research, sampling and demonstrations. By entering any one or more of these sectors, the Company may realize additional operating and revenue synergies across its Divisions, and may leverage existing relationships with manufacturers, retailers and other businesses to create cross-selling opportunities.

THE DIVISIONS AND FOUNDING COMPANIES

 Merchandising Division

  SPAR. Founded in 1967, SPAR is a national marketing services company that provides retail merchandising and other marketing services to home video, consumer goods and food products companies, including Warner Bros., General Motors Corporation, Buena Vista Home Video, Gallant Greeting and The Procter & Gamble Company. SPAR's services include in-store merchandising, test market research, mystery shopping, database management and data collection. SPAR also provides teleservices (using telecommunications and telemarketers for gathering and soliciting information) within an extensive inbound and outbound call center. SPAR offers these services directly through a network of in-store merchandising specialists and teleservices and data entry personnel consisting of approximately 1,800 part-time employees. In addition, SPAR currently contracts with SMS to provide the services of approximately 2,000 independent contractors and four regional and 30 district managers who currently oversee and deploy the SMS independent contractors and SPAR's part-time employees. See "Certain Relationships and Related Party Transactions." By using its part-time employees and contracting with providers of independent contractors, SPAR is able to assign work on an as needed basis, which enables SPAR to be responsive to client needs on short notice (without incurring fixed costs) and to cover approximately 8,000 stores and 30 chains and make 45,000 client calls per month. This structure provides SPAR with a significant advantage relative to retailers or smaller brokers who generally cannot optimize an employee's time over multiple locations and clients. SPAR maintains five offices in the United States, including its headquarters in Tarrytown, New York, and its teleservices center in Rochester Hills, Michigan.

  SPAR uses in-store merchandising specialists to provide a variety of retail servicing and merchandising services to clients, including category resets (reorganizing new or existing products on shelves), reordering, shelf stocking, placing and maintenance of shelf tags and stocking video displays plus a full-range of consumer, trade and in-store intelligence (gathering information on store conditions) on store conditions. Market research performed by SPAR for its clients includes a full range of consumer, trade and in-store services including test marketing, reporting on in-store conditions and mystery shopping. This information is of particular value to SPAR's clients because it provides them with the data necessary to evaluate their advertising and promotional efforts.

  SPAR emphasizes the use of information technology, including an interactive voice response system and a teleservices center, to provide value-added marketing services to its clients. Recently, SPAR introduced a proprietary Internet-based system by which its management can coordinate and evaluate on a real-time basis the services provided through its network of merchandising specialists and quantify the impact of the services on client sales and profit. SPAR has tested a field merchandising solution that combines a wearable personal computer with hands-free voice recognition software, a heads-up display, bar-code scanner, digital camera and wireless modem to link to this system. SPAR has tested and is presently rolling out hand-held computers provided by a major client through which it collects in-store data.

  Certified. Founded in 1955, Certified is a national provider of market research, in-store merchandising and auditing services to movie theater operators, motion picture distributors, home video and consumer goods companies and major retail chains including, Twentieth Century Fox Home Entertainment, Twentieth Century Fox-Theatrical, Warner Bros., Sargay Stein Rosen & Shapiro and Paramount Pictures. The Company operates through a direct network of over 15,000 independent merchandisers, auditors and mystery shoppers. Certified manages this network through four regional managers, who are responsible for ensuring projects within their respective regions are completed accurately and timely and who oversee approximately 28 zone managers, who assign and follow-up on projects within their zones. Certified's corporate headquarters is located in Kinderhook, New York. Certified also has a regional office in Northridge, California with field coverage throughout the United States and Canada.

  Certified's market research team designs field survey forms and report formats with the input of its clients that allow for the efficient collection of in-store intelligence and the concise reporting of results, including exception reports which are delivered to Certified's clients within 24 hours of store visits. Certified monitors the quality of these services through weekly telephone surveys, in-store quality control audits and quality assessment interviews between Certified's field controllers and store management. Certified's in-store merchandising services includes: display sets (placing products in stores, typically in stand-alone units or at the end of aisles), category resets, maintenance of plan-o-grams (diagramed configurations of products as they will occupy a given shelf section), restock and replenishment; reorder and returns processing; assembly and placement of point-of-purchase material; national point-of-purchase material handling and distribution; computerized store floor plans; shelf tag, price and on-pack sticker application; dedicated field supervisors for specific client store relationships; and prescheduled, time definite, new product introductions and project based service. Certified's auditing capabilities include: overt and covert patron counts and ticket sales surveys; theater compliance audits to verify screen ads, previews, standees and other theater promotions; street date violation audits; field piracy work and other customized programs; store audits to check employee service, price checks, product placement and promotion, competitive displays, performance and merchandising services; and inventory audits and product counts at warehouses, distribution centers and retail locations.

  Certified has developed ICAST, an advanced geocoding and mapping system which enables it to track specific store information, deploy qualified independent contractors to local sites and monitor field performance by territory, independent contractor and store. Specifically, ICAST provides Certified with a comprehensive database containing information for each independent contractor such as name, address, skill set and performance history as well as information for each store such as the store's name, address, owner/manager, hours of operation and size. In addition, ICAST contains an on-line data warehouse which provides zone managers with data necessary for efficient scheduling and completion of projects. Certified believes that this technology enables it to offer efficient service and high quality field performance.

  The Company believes that the fragmented nature of the merchandising services market provides for significant consolidation opportunities, and will actively pursue an acquisition strategy in this industry. In particular, the Company believes that the combination of SPAR and Certified will generate significant cross-selling opportunities and certain operating efficiencies. SPAR has previously demonstrated its ability to cut costs after acquiring related businesses. After it acquired Marketing Force in 1996, SPAR was able to generate significant economies of scale, establish new relationships with home video consumer goods and food product companies and enhance its merchandising service capabilities. The Company will continue to look for similar acquisitions.

 Point-of-Purchase Display Division

  Brand. Founded in 1956, Brand designs, manufactures and delivers custom in-store merchandising units and point-of-purchase displays for a wide range of retail store chains and product manufacturers. For many of its retail store accounts, Brand also invoices the retailers' suppliers and coordinates the collection of payments on these invoices. Brand's clients have included Lucky Stores Inc., Jewel Osco Southwest, Inc., Harris Teeter, American Drug Stores and Supermarkets Group, Ltd. During its 42 years in the industry, Brand has conceptualized and fabricated dynamic and productive merchandising displays for a wide range of retail store chains and product manufacturers. As retailers charge manufacturers fees for rack space on these displays, Brand can invoice the retailers' suppliers and coordinates the collection of payments on these invoices with the assistance of custom software program developed by Brand.

  Brand's manufacturing process typically begins when a retail store chain contacts Brand to design a display for its stores. Brand creates a computer model of the display based on that retailer's specifications, from which a prototype is created and presented to the retailer for its examination. The retailer and Brand then work together to finalize the design of the display and negotiate a price per display, which usually includes two components: the cost to produce the unit and Brand's invoicing and collection services after the displays are shipped to the retailer's stores. Once this price is determined, the retailer then sells pocket and shelf space on the display directly to its product suppliers. The retailer then furnishes Brand with a plan-o-gram that details where specific products will sit on the display. Based on the information contained in this plan-o-gram, Brand invoices the product suppliers on the retailer's behalf for the space sold and collects payments on these invoices. Brand forwards these payments to the retailer after subtracting the cost of all displays produced for that retailer. For each retailer, this cycle typically repeats itself every three years.

  Brand designs, manufactures and coats each pocket, shelf and other component of a display unit separately and then assembles these components to create the finished display. Brand believes that this component oriented process enables it to produce its displays more quickly and efficiently and with a higher standard of quality than its competitors, which generally follow a unit-oriented process. Brand's manufacturing plant in Brooklyn, New York covers over 100,000 square feet and contains a number of advanced automated installations such as Brand's custom electrostatic-powder coating center, which is capable of applying coatings of any color and sheen to customer displays, and Brand's computer-aided design program, which interfaces with its production division to ensure product quality control.

  Brand distributes its merchandising units and displays through its own trucking company, TCE. Units are shipped to Brand's customers directly from the Brooklyn manufacturing plant, as well as from its over 70,000 square feet of in-process and finished goods storage warehouse space in Carteret, New Jersey.

  The Company believes Brand's manufacturing process is more efficient and handles a greater capacity than those of its direct competitors and that increased output will enable it to achieve volume discounts in purchasing tubing, steel, casters and other supplies. The Company's objective is to acquire additional manufacturing facilities, as Brand is currently at or near its manufacturing capacity. See "Risk Factors--Brand Manufacturing--Need for Additional Capacity." The Company's strategy also includes acquiring and operating additional distribution centers, which are closer to various destination points for its front-end merchandising units. While Brand has primarily focused on the grocery chain front-end merchandising market of the point-of-purchase display market, the Company believes it can expand its presence in that market by also targeting discount retailers and chain drug stores.

 Premium Incentive Division

  MCI Performance. Founded in 1987, MCI Performance specializes in designing and implementing premium incentives and managing group travel and meetings for clients throughout the United States. MCI Performance's diverse base of clients include such clients as Taco Bell Corp., MCI Communications Corporation, Triangle Pacific, Source Services and Yamaha. MCI Performance provides a wide variety of consulting, creative, program administration and travel and merchandise fulfillment services to companies seeking to motivate employees, salespeople, dealers, distributors, retailers and consumers toward certain action or objectives. The Company's strategy is to allow companies to outsource the entire design, implementation and fulfillment of incentive programs in a one-stop, "umbrella" shopping approach. MCI Performance consults with a client to design the most effective plan to achieve the client's goals. MCI Performance then provides services necessary to implement the program, generates detailed efficiency progress reports and reports on the return on investment upon completion of the program. MCI Performance also provides meeting and convention management travel services to clients. MCI Performance employs approximately 100 people in its Carrollton, Texas headquarters and maintains additional sales offices in Nashville, Tennessee and Newport Beach, California.

  MCI Performance believes that several important synergies will arise by consolidating this industry and the Company plans to pursue an aggressive acquisition strategy. First, smaller performance incentive firms outsource portions of their business, such as travel or merchandise fulfillment. Because MCI Performance has the ability to fulfill these items in-house, it eliminates the need for subcontracting and can enable the Company to achieve higher margins. Second, as MCI Performance grows, it may obtain additional travel and merchandise volume discounts from its vendors. Moreover, as incentive programs are appropriate for any company with a sales force, MCI Performance plans to cross-sell its services into the clients of the other Founding Companies.

  The Company's strategy is to target the large number of middle market businesses which are not yet using premium incentive programs, but for which these incentive programs may be appropriate motivational tools. In addition, by pursuing an acquisition strategy which will allow the Company to create a fuller set of services for its clients, the Company believes that, over time, it will be able to compete for larger pieces of business.

  MCI Performance's process typically begins when a client requires assistance in developing a performance improvement program. MCI Performance's senior consultants work with clients to develop programs to improve productivity by delivering positive reinforcement in ways that are meaningful to employees and supportive of business strategy. A wide range of reward options is available, including cash, travel and merchandise. Most formal compensation programs deliver cash to plan participants, while premium incentives tend to make greater use of non-financial rewards. MCI Performance has experience in all forms of incentives and therefore can provide its clients with the most appropriate program design. MCI Performance has a full service agency capability to assist its clients in the writing, designing and printing of the program elements. Teams of creative directors, copywriters, graphic designers and print specialists develop campaigns for incentive programs meetings, trade shows and consumer promotions.

  In addition, MCI Performance provides its clients with travel or merchandise fulfillment alternatives as well as a series of innovative product specific alternatives. While the majority of MCI Performance's fulfillment is in the travel area, MCI Performance provides a wide variety of catalog merchandise awards. Through an informal arrangement with some of the country's largest mass merchandise retailers, MCI Performance can provide its clients with programs that offer the flexibility of in-home ordering. MCI Performance also provides to its clients custom merchandise, special catalogs, retail certificates and a Local Purchase Option ("LPO"). The LPO allows winning participants to select and redeem merchandise from a series of participating merchants.

  MCI Performance has developed an award delivery program through the Ultima Visa Award Card program and Phonovation, a system which utilizes state-of-the-art techniques in interactive voice response. Clients who utilize the card program have participant awards posted to their Visa statement. Like an airline frequent flyer program or a credit card frequency program, participants can redeem awards from any of over 12 million Visa locations worldwide. Using toll free telephone numbers, program participants interact with a computer to reinforce performance, check results or conduct customer or product satisfaction surveys.

  MCI Performance also provides turnkey program administration for its clients, utilizing technology to administer large, complex programs for its clients. MCI Performance operates a LAN that enables support staff and program administrators to communicate effectively throughout the United States in support of a client program. MCI Performance utilizes Oracle databases to custom design and build information tracking systems for its clients including input forms and reports. MCI Performance uses American Airlines' SABRE system, Sabrevision and Worldview to provide its clients with a wide range of information and reservation alternatives. MCI Performance believes that its technological resources serve as a competitive advantage.

SALES AND MARKETING

  The Company's sales and marketing efforts will be managed day-to-day at the divisional level with representatives at the corporate level responsible for coordinating the cross-selling between the Divisions. The following describes the sales and marketing organizations of each of the Divisions:

  Merchandising. SPAR and Certified's sales and marketing strategy is implemented on national and regional levels to maintain its existing client base and to develop and identify new client opportunities. Each company's sales representatives maintain relationships with senior management of potential and existing customers, while regional representatives manage the day-to-day relationships with the customer.

  Point-of-Purchase Display. Brand employs a two-tiered sales and marketing strategy. Brand's President is responsible for speaking directly with a retailer's top executives about its needs for front-end merchandising units. Once their needs are established, the retailer's mid-level management at the chain level works with Brand's designers to plan and select the size, shape, width and color of the units for the retailer. Brand has commissioned agents that work on a regional basis with brokers on a limited basis.

  Premium Incentive. MCI Performance's sales force consists of nine representatives located across the United States. Each representative calls upon existing and potential customers and prepares proposals and budgets for their respective customers. Once a program is approved, MCI Performance will put together a team to design and execute the program.

FACILITIES

  The Company's corporate offices are located in leased space at 303 South Broadway, Suite 140, Tarrytown, New York 10591. The telephone number of its principal executive offices is (914) 332-4100.

  In addition to its corporate offices, upon consummation of the Acquisitions, the Company will maintain the following facilities:

FOUNDING COMPANY  LOCATION            PRINCIPAL USE
----------------  --------            -------------
SPAR              Tarrytown, NY       Headquarters and Sales Office
                  Mahwah, NJ          Research Office
                  Cincinnati, OH      Research Office
                  Rochester Hills, MI Regional Office and Teleservices Center
                  Bloomington, MN     Regional Office and Information Technology Office
Certified         Kinderhook, NY      Headquarters
                  Northridge, CA      Regional Office
Brand             Brooklyn, NY        Headquarters and Manufacturing Facility
                  Carteret, NJ        Warehousing and Distribution Facility
MCI Performance   Carrollton, TX      Headquarters
                  Newport Beach, CA   Sales Office
                  Nashville, TN       Sales Office

  The Company believes that all of the facilities of the Founding Companies are adequate for their respective current and anticipated operations.

COMPETITION

  The marketing services industry is highly competitive. Competition in each of the Divisions arises from a number of enterprises which are national in scope. The Company also competes in each of the Divisions with a large number of relatively small enterprises with specific client, channel or geographic coverage, as well as the internal marketing and merchandising operations of its clients and prospective clients. In the Merchandising Division, the Company competes with PIA Merchandising Co., Inc., independent brokers and smaller, regional providers. In the point-of-purchase display sector, the Company competes with many companies in the United States with wide geographic dispersion and industry specialization, including MYCO Displays and Graphic Production, Inc., Chestnut Display Systems, Inc. and Cannon Display. In the premium incentive sector, the Company competes with Carlson Marketing Group, Inc., Maritz Inc. and BI Services, each of which has significantly greater financial and marketing resources than the Company, as well as Exceed Motivation, Incentive Associates and regional and local suppliers. The Company believes that it is able to compete effectively in the Merchandising Division through a national network of employees and other merchandisers, broad service offerings and information technology capabilities, in the Point-of-Purchase Display Division through its manufacturing and design capabilities and existing customer relationships and in the Premium Incentive Division through its a broad range of products and value-added services and competitive pricing. See "Risk Factors--Competition."

EMPLOYEES

  On a pro forma combined basis as of March 31, 1998, the Company employed approximately 2,300 people, of whom approximately 500 were full-time employees and approximately 1,800 were part-time employees. Approximately 270 employees were engaged in operations and 30 were engaged in sales. In October 1996, Brand Manufacturing entered into a three year collective bargaining agreement with Local 810, affiliated with the International Brotherhood of Teamsters (the "Union"). All of Brand Manufacturing's non-supervisory plant employees who have met the Union's criteria are considered members of Local 810. The Company believes that its relations with all of its union and non-union employees are good.

LEGAL PROCEEDINGS

  The Company is, from time to time, a party to litigation or administrative proceedings that arise in the normal course of its business. The Company does not have pending any litigation that, separately or in the aggregate, if adversely determined, would have a material adverse effect on the Company's business, financial condition or results of operations.

                                  MANAGEMENT

EXECUTIVE OFFICERS, KEY EMPLOYEES AND DIRECTORS

  The following table sets forth certain information concerning each of the executive officers, key employees and directors of the Company following the consummation of the Offering:

 NAME                     AGE POSITION
 ----                     --- --------
 Robert G. Brown.........  52 Chairman, Chief Executive Officer and Director
 Dewey K. Shay...........  40 President, Chief Operating Officer and Director
 William H. Bartels......  54 President of Merchandising Division, President of
                              SPAR and Director
 James R. Gillis.........  45 President of Point-of-Purchase Display Division
                              and President of Brand
 Gary W. Oakley..........  55 President of Premium Incentive Division and
                              Director
 Monte Weiner............  48 Chief Operating Officer of Brand and Director
 Mark A. Whitney.........  47 President of MCI Performance
 William P. Smith........  61 President of Certified
 Jonathan J. Ledecky.....  40 Director

  Robert G. Brown will become the Chairman, Chief Executive Officer and Director of the Company upon consummation of the Offering. Mr. Brown has been the Chairman, President and Chief Executive Officer of the SPAR Group companies (SPAR/Burgoyne Retail Services, Inc. since 1994, SPAR Marketing, Inc. since 1993, SPAR, Inc. since 1979 and SPAR Marketing Force, Inc. since he acquired it with Mr. Bartels in 1996).

  Dewey K. Shay founded U.S. Marketing in March 1998 and has since been a Director, as well as its President, Secretary and Treasurer. Upon consummation of the Offering, Mr. Shay will also become the Company's Chief Operating Officer. Mr. Shay is the President and founder of Unison Partners, Inc., which was formed in May 1997 to pursue strategic consolidation opportunities. Mr. Shay was the Senior Executive Vice President and Chief Administrative Officer of Donna Karan International, a designer apparel company, from December 1996 to May 1997. Mr. Shay was an investment banker having worked in both the Corporate Finance and Mergers and Acquisitions Departments at Morgan Stanley & Co. Incorporated from August 1986 to December 1996. While in Corporate Finance at Morgan Stanley from March 1991 to December 1996, Mr. Shay worked primarily with consumer-oriented companies.

  William H. Bartels will become the President of the Company's Merchandising Division, the President of SPAR and Director of the Company upon consummation of the Offering. Mr. Bartels has served as the Vice- Chairman, Secretary and Senior Vice President--Corporate of the SPAR Group companies (SPAR/Burgoyne Retail Services, Inc. since 1994, SPAR Marketing Inc. since 1993, SPAR, Inc. since 1979 and SPAR Marketing Force, Inc. since he acquired it with Mr. Brown in 1996), and has been responsible for SPAR's sales and marketing efforts, as well as for overseeing joint ventures and acquisitions.

  James R. Gillis, the President of Brand since September 1995, will become the President of the Company's Point-of-Purchase Display Division upon consummation of the Offering. As President of Brand, Mr. Gillis has been responsible for negotiating national contracts for Brand's point-of-purchase displays. Prior to joining Brand, Mr. Gillis was a partner in the Aders-Wilcox-Gillis Group, which advised supplier companies on industry retailers worldwide.

  Gary W. Oakley will become the President of the Company's Premium Incentive Division and Director upon consummation of the Offering. For the past three years, Mr. Oakley has served as a consultant focusing on marketing, promotion and sales issues for a select number of promotion, financial services and brokerage companies. In 1980, Mr. Oakley founded the Saugutuck Group, a national organization engaged in the marketing consulting, travel incentive and direct response businesses, and served as its Chairman and Chief Executive Officer until 1995.

  Monte Weiner will become the Chief Operating Officer of Brand and will become a Director of the Company upon the consummation of the Offering. Mr. Weiner served as Brand Manufacturing's Chief Operating Officer since 1989 and Secretary and Treasurer since 1993, as well as the President, Secretary and Treasurer of TCE since 1987.

  Mark A. Whitney will retain the position of President of MCI Performance upon the consummation of the Offering. Prior to the Offering, Mr. Whitney was the President and Chief Operating Officer of MCI Performance. Since 1990, Mr. Whitney has been the President of Meeting Concepts International, Inc., which provides housing and hotel reservation services for the footware trade show industry.

  William P. Smith will retain the position of President of Certified upon the consummation of the Offering. Prior to the Offering, Mr. Smith served as Chief
Executive Officer and President of Certified since     .

  Jonathan J. Ledecky is a co-founder of U.S. Marketing and will become a Director of the Company upon the consummation of the Offering. Mr. Ledecky founded U.S. Office Products Company ("USOP") in October 1994 and served as its Chairman of the Board and Chief Executive Officer from inception through November 1997 and thereafter as a Director. Since its inception, USOP has acquired and integrated over 200 companies. Mr. Ledecky also co-founded UniCapital Corporation, a publicly held consolidator and operator of equipment leasing and specialty finance businesses, in October 1997 and has since served as a director. In addition, Mr. Ledecky co-founded U.S.A. Floral Products, Inc., a publicly held consolidator and operator of floral products distribution businesses, in April 1997 and has since served as its Non-Executive Chairman of the Board. In February 1997, Mr. Ledecky founded Consolidation Capital Corporation, which is presently consolidating the facilities services management industry, and has since served as its Chairman and Chief Executive Officer. From 1991 to September 1994, Mr. Ledecky was the President and Chief Executive Officer of Legacy Dealer Capital Fund, Inc., a wholly owned subsidiary of Steelcase, Inc., the nation's largest manufacturer of office furniture products. Mr. Ledecky also is expected to serve as a director of the companies being spun off from USOP.

  Prior to the consummation of the Offering, the Company intends to name its Chief Financial Officer. Within 60 days of the consummation of the Offering, the Company intends to nominate and choose two non-affiliated Directors.

COMMITTEES OF THE BOARD OF DIRECTORS

  Within 90 days of the consummation of the Offering, the Company's Board of Directors intends to establish a Compensation Committee. The Compensation Committee provides a general review of the Company's compensation plans to ensure that they meet corporate objectives. The Company will nominate and elect two non-affiliated directors who will be the members of the Compensation Committee within 60 days of the consummation of the Offering.

  Within 90 days of the consummation of the Offering, the Company's Board of Directors intends to establish an Audit Committee. The responsibilities of the Audit Committee will include recommending to the Board of Directors the independent public accountants to be selected to conduct the annual audit of the books and records of the Company, reviewing the proposed scope of such audit and approving the audit fees to be paid, reviewing accounting and financial controls of the Company with the independent public accountants and the Company's financial and accounting staff and reviewing and approving transactions between the Company and its directors, officers and affiliates. The Company will nominate and elect two non-affiliated Directors who will be the members of the Audit Committee within 90 days of the consummation of the Offering.

DIRECTOR COMPENSATION

  Directors who are not currently receiving compensation as officers, employees or consultants of the Company are entitled to receive an annual retainer fee of $25,000, plus reimbursement of expenses for each meeting of the Board of Directors and each committee meeting that they attend in person. In addition, non-employee directors receive certain formula grants of non-qualified stock options under the 1998 Equity Compensation Plan that consist of an initial grant to purchase 25,000 shares upon becoming a director, and thereafter an annual grant to purchase 5,000 shares on each annual meeting date. See "Management--1998 Equity Compensation Plan."

EXECUTIVE COMPENSATION

  U.S. Marketing was incorporated in March 1998. Effective upon consummation of the Acquisitions, the Company anticipates that it will, pursuant to employment agreements, pay compensation based on the following annual salaries to the executive officers named below (together, the "Named Executive Officers").

                                                                   LONG-TERM
                                                                  COMPENSATION
                                       ANNUAL COMPENSATION           AWARDS
                                       ------------------------------------------
                                                                   SECURITIES
NAME AND PRINCIPAL POSITION             SALARY      BONUS (1)  UNDERLYING OPTIONS
---------------------------            ------------ -----------------------------
Robert G. Brown....................... $    100,000        --           --
  Chairman and Chief Executive Officer
Dewey K. Shay......................... $    100,000        --           --
  President and Chief Operating
   Officer
William H. Bartels.................... $    100,000        --       200,000(2)
  President of Merchandising Division
James R. Gillis....................... $    250,000        --       150,000(2)(3)
  President of Point-of-Purchase
   Display Division
Gary W. Oakley........................ $    125,000        --       300,000(2)(3)
  President of Premium Incentive
   Division

---------------
(1) The Named Executive Officers each may receive an annual bonus based upon the operating performance of the Company. The terms and amount of the annual bonus will be determined by the Board of Directors and the Compensation Committee.
(2) Includes Division Performance Options in the amount of 200,000 to Mr. Bartels and Mr. Oakley and 125,000 to Mr. Gillis, which were granted under the 1998 Equity Compensation Plan with an exercise price equal to the initial public offering price, which will vest ratably over three years beginning on the sixth anniversary of the date of grant unless their vesting accelerates based on the achievement of accumulated divisional pre-tax income goals set forth in the grant letter. See "Management--New Plan Benefits."

(3) Includes 25,000 nonqualified stock options for Mr. Gillis and 100,000 nonqualified stock options for Mr. Oakley, which were granted under the 1998 Equity Compensation Plan with an exercise price equal to the initial public offering price, which vest in 25.0% annual installments over four years commencing on the first anniversary of the date of effectiveness of the Registration Statement. See "Management--New Plan Benefits."

  Prior to the consummation of the Offering, the Company intends to name its President and Chief Operating Officer and its Chief Financial Officer.

1998 EQUITY COMPENSATION PLAN

  The Company's Board of Directors has adopted, and the Company's stockholders have approved, the Company's 1998 Equity Compensation Plan (the "Equity Compensation Plan"). The sum of: (i) the number of shares of Common Stock previously issued or transferred under the Equity Compensation Plan, and (ii) the number of shares of Common Stock subject to outstanding grants, shall not exceed 15.0% of the outstanding shares of Common Stock at any time. In no event, however, shall the foregoing limit be reduced as a result of a subsequent reduction of the number of outstanding shares of Common Stock. The maximum number of shares available for incentive stock options ("ISOs") is equal to 15.0% of the number of shares of Common Stock outstanding on the effective date of the Equity Compensation Plan. The number of shares reserved or deliverable under the Equity Compensation Plan and the annual per-participant limit on the number of shares as to or with reference to which awards may be granted are subject to adjustment in the event of stock splits, stock dividends, spinoffs, recapitalizations, combinations or exchanges of shares, mergers, reorganizations or consolidations in which the Company is the surviving corporation, reclassifications or changes in par value, or any other extraordinary or unusual events affecting the outstanding Common Stock without the Company's receipt of consideration.

  The Company's Compensation Committee will administer the Equity Compensation Plan and will generally select the individuals who will receive awards and the terms and conditions of those awards (including exercise prices, vesting and forfeiture conditions, performance conditions and periods during which awards will remain outstanding). The Equity Compensation Plan also provides that the total value of compensation paid to a participant during a performance period shall not exceed the fair market value of 750,000 shares of Common Stock.

  The purpose of the Equity Compensation Plan is to provide executive officers (including directors who also serve as executive officers), key employees and certain consultants with additional incentives by enabling such persons to increase their ownership interests in the Company. Individual awards under the Equity Compensation Plan may take the form of one or more of: (i) either ISOs or non-qualified stock options ("NQSOs"); (ii) stock appreciation rights ("SARs"); (iii) restricted and unrestricted stock; and (iv) performance units ("Performance Units"). The amount of compensation paid under a Performance Unit will be based on performance goals that may relate to the financial performance of the Company or its operating units, the performance of Common Stock, individual performance, or such other criteria as the Compensation Committee deems appropriate.

  The Equity Compensation Plan also provides for automatic option grants to non-employee directors to promote the interests of the Company and its stockholders by enabling non-employee directors to participate in the long-term growth and financial success of the Company. Each non-employee director as of the effective date of the registration statement of which this Prospectus forms a part, and each individual who is not an employee of the Company or any subsidiary and who is a member of the Board after that date, will receive an NQSO to purchase 25,000 shares of Common Stock on the later of the effective date of the registration statement of which this Prospectus forms a part or the date of his or her election to the Board (an "Initial Grant"). Initial Grants will become immediately exercisable in full on the date of grant. Each non-employee director who is a member of the Board immediately after the annual meeting of stockholders (the "Annual Meeting Date") in each year beginning in 1999 will receive an NQSO to purchase 5,000 shares of Common Stock (an "Annual Grant") on each annual meeting date unless such director is eligible to receive an Initial Grant. Annual Grants will be immediately exercisable in full. The exercise price of each Initial Award and each Annual Grant will be the fair market value of the Common Stock on the date of grant. The term of each Initial Grant and each Annual Grant will be ten years. Non-employee directors' rights to exercise options will terminate on the first to occur of (i) the scheduled expiration date of such option or
(ii) one year following the date of termination of service as a director.

  Except as otherwise provided by the Compensation Committee, an option may only be exercised while the grantee is employed by, or providing service to, the Company. In the event that a grantee ceases to be employed by, or provide service to, the Company for any reason other than a disability, death, or termination for cause, any option which is otherwise exercisable by the grantee will terminate unless exercised within 90 days. If the termination is on account of disability or death, the option may generally be exercised within one year after the date on which the grantee suffers disability or dies. Upon a termination for cause, any option held by the grantee will terminate and the grantee will automatically forfeit all undelivered shares upon refund by the Company of the exercise price paid by the grantee for such shares.

  Upon a change of control of the Company (as defined in the Equity Compensation Plan), all outstanding ISOs, NQSOs and SARs will automatically accelerate and become fully exercisable, the restrictions and conditions on all outstanding restricted stock will immediately lapse, and individuals holding Performance Units will receive a payment in settlement of such Performance Units. Upon a change of control where the Company is not the surviving corporation, all outstanding ISOs, NQSOs and SARs that are not exercised shall be assumed by, or replaced with comparable options or rights by, the surviving corporation. Notwithstanding the foregoing, the Compensation Committee may (after giving individuals an opportunity to exercise their outstanding ISOs, NQSOs and SARs) terminate any or all unexercised ISOs, NQSOs and SARs, or may require that individuals surrender their outstanding ISOs, NQSOs and SARs in exchange for the then fair market value of the individual's unexercised ISOs, NQSOs and SARs. The Compensation Committee will not have the right to take any actions that would make the change of control ineligible for desired tax treatment.

  The Company generally will be entitled to a tax deduction equal to the amount of income recognized by a participant through awards under the Equity Compensation Plan, except that (i) no deduction is permitted in connection with ISOs if the participant holds the shares acquired upon exercise for the required holding periods, and (ii) deductions for some awards could be limited under the $1.0 million deductibility cap of Section 162(m) of the Internal Revenue Code. This limitation, however, should not apply to awards granted in compliance with certain requirements under Section 162(m).

  The Equity Compensation Plan will remain in effect until terminated by the Board. The Equity Compensation Plan may be amended by the Board without the consent of the stockholders of the Company, except that any amendment, although effective when made, will be subject to stockholder approval if required by any federal or state law or regulation or by the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted.

1998 EMPLOYEE STOCK PURCHASE PLAN

  The Company's Board of Directors has adopted, and the Company's stockholders have approved the 1998 Employee Stock Purchase Plan. This plan will permit eligible employees of the Company and its subsidiaries to purchase shares of Common Stock at a discount. The eligible class of employees will be determined by the Board of Directors. Eligible employees who elect to participate will have amounts withheld through payroll deduction during purchase periods. At the end of each purchase period, accumulated payroll deductions will be used to purchase stock at a price equal to 85.0% of the market price. Stock purchased under the plan will be subject to a six-month holding period. The Company has reserved 500,000 shares of Common Stock for issuance under this plan.

  The Purchase Plan will remain in effect until terminated by the Board. The 1998 Employee Stock Purchase Plan may be amended by the Board without the consent of the stockholders of the Company, except that any amendment, although effective when made, will be subject to stockholder approval if required by any federal or state law or regulation or by the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted.

NEW PLAN BENEFITS

  Upon the effective date of the registration statement of which this Prospectus forms a part, it is contemplated that the Company will grant options to purchase an aggregate of 1,165,000 shares of Common Stock under the Equity Compensation Plan at an exercise price equal to the initial public offering price per share. These options include: (i) options to purchase an aggregate of 650,000 shares that will be granted to executive officers of the Company; (ii) options to purchase an aggregate of 200,000 shares that will be granted to other officers of the Founding Companies; and (iii) options to purchase an aggregate of 315,000 shares that will be granted to other employees of the Founding Companies. Of the options, 625,000 are non-qualified stock options ("Division Performance Options") that will vest ratably over three years beginning on the sixth anniversary of the date of grant, unless their vesting accelerates based on the achievement of accumulated divisional pretax income goals set forth in the Division Performance Options grant letter. The remaining options will vest 25.0% each on the first four anniversaries of the date of grant. All options expire on the tenth anniversary of the date of grant. The following table sets forth certain information with respect to such contemplated option grants.

NAME AND POSITION                          DOLLAR VALUE (1) NUMBER OF UNITS (2)
-----------------                          ---------------- -------------------
Robert G. Brown...........................       --                 --
 Chairman and Chief Executive Officer
Dewey K. Shay.............................       --                 --
 President and Chief Operating Officer
William H. Bartels........................ Not determinable       200,000
 President of Merchandising Division
James R. Gillis........................... Not determinable       150,000
 President of Point-of-Purchase Display
  Division
Gary W. Oakley............................ Not determinable       300,000
 President of Premium Incentive Division
All current executive officers as a
 group.................................... Not determinable       650,000
All current directors who are not
 executive officers as a group............       --                 --
All employees, including all current
 officers who are not executive officers,
 as a group............................... Not determinable       515,000

---------------
(1) The dollar values of the awards under the Equity Compensation Plan are not determinable at this time, since the options are expected to be granted at an exercise price equal to, or calculated with reference to, the initial public offering price of the Common Stock.
(2) The number of units represents the number of shares of Common Stock underlying the options expected to be granted.

EMPLOYMENT AGREEMENTS

  Upon the consummation of the Offering, the Company will enter into a two-year Employment Agreement with Robert G. Brown, pursuant to which the Company will agree to employ Mr. Brown as Chairman and Chief Executive Officer for a term of two years at an annual base salary of $100,000. The agreement also will include a general, two-year post-employment non-competition provision and provides that Mr. Brown will be eligible to participate in an incentive bonus program as may be determined by the Company's Board of Directors. If Mr. Brown is terminated without cause, he will be entitled to receive his base salary, plus group health benefits then in effect, for the longer of one year from the date of termination or the remainder of the two-year term. Notwithstanding its general non-competition prohibitions, the agreement permits Mr. Brown to continue to own, operate and otherwise participate in the activities of certain marketing-related companies in which Mr. Brown has an existing ownership interest and which are not being acquired by the Company; provided that such companies do not directly compete with the in-store merchandising activities of SPAR.

  Upon the consummation of the Offering, the Company will enter into an Employment Agreement with Dewey K. Shay, pursuant to which the Company will agree to employ Mr. Shay as the President and Chief Operating Officer for a term of two years at an annual base salary of $100,000. The agreement will also include a three-year post-employment non-competition provision in the marketing services industry and provide that Mr. Shay will be eligible to participate in an incentive bonus program as may be determined by the Company's Board of Directors. If Mr. Shay is terminated without cause, he will be entitled to receive his base salary, plus group health benefits then in effect, for one year from the date of termination.

  In addition, the Acquisition Agreements provide that the Company, either directly or through its wholly-owned subsidiaries, will enter into employment agreements with certain of the individuals principally responsible for management of the Divisions and the Founding Companies. Each of the agreements described below provides that the employee (i) will receive a specified base salary, (ii) will be employed for a two-year period, (iii) agrees not to compete with the Company for two years following termination of employment and (iv) is eligible to participate in an incentive bonus program as may be determined by the Board of Directors of the Company or the Founding Companies. William H. Bartels's employment agreement with the Company will provide that Mr. Bartels will be employed by the Company for a two-year period with a base salary of $100,000. Mr. Bartels's employment agreement provides for certain exceptions to the non-competition covenants, which are comparable to those contained in Mr. Brown's employment agreement described above. James R. Gillis's employment agreement with the Company will provide that Mr. Gillis will be employed by the Company for a two-year period with a base salary of $250,000. Gary W. Oakley's employment agreement with the Company will provide that Mr. Oakley will be employed by the Company for a two-year period with a base salary of $125,000. Monte Weiner's employment agreement with Brand will provide that Mr. Weiner will be employed by Brand for a two-year period with a base salary of $250,000. Mark Whitney's employment agreement with MCI Performance will provide that Mr. Whitney will be employed by MCI Performance for a two-year period with a base salary of $200,000. William Smith's employment agreement with Certified will provide that Mr. Smith will be employed by Certified for a two-year period with a base salary of $170,000.

             CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

  Set forth below is a description of certain transactions and relationships between U.S. Marketing and certain persons who will become officers, directors and principal stockholders of the Company following the Acquisitions and the Offering. In addition, set forth below is certain information regarding transactions and relationships prior to the Acquisitions between certain of the Founding Companies and their respective officers, directors and principal stockholders.

ORGANIZATION OF U.S. MARKETING

  U.S. Marketing was founded as a holding company to acquire businesses in the marketing service industry. Prior to the Acquisitions and the Offering, U.S. Marketing issued 4,907,500 shares of Common Stock for cash to its co-founders and initial investors. Specifically, U.S. Marketing issued 2,000,000 shares to Dewey K. Shay, 2,720,000 shares to Jonathan J. Ledecky, 37,500 shares to Jack Meehan, 50,000 to William J. Allard and 100,000 to Gary Oakley in exchange for $20,000, $56,000, $375, $2,500 and $100,000, respectively. Mr. Shay made gifts of 125,000 of such shares and Mr. Ledecky made gifts of 400,000 shares. Mr. Shay is the co-founder, President, Secretary, Treasurer and a Director of U.S. Marketing and, upon consummation of the Offering, will become the Chief Operating Officer of the Company. Mr. Ledecky is U.S. Marketing's co-founder and a Director. Mr. Meehan is a co-founder of U.S. Marketing. Mr. Allard will become a Director of U.S. Marketing upon consummation of the Offering. Mr. Oakley will become the President of the Company's Premium Incentive Division and a Director upon consummation of the Offering. For information regarding certain employment arrangements between the Company and certain directors, officers and key employees, see "Management--Employment Agreements."

THE ACQUISITIONS

  Simultaneously with and as a condition to the consummation of the Offering, U.S. Marketing will acquire in four separate transactions each of the Founding Companies for an aggregate consideration of $92.3 million (assuming an initial
public offering price of $     ), which consists of: (i) $58.3 million in cash
to be paid to either the Founding Companies or the stockholders of the Founding Companies, which includes $15.1 million which Jonathan J. Ledecky loaned to U.S. Marketing in connection with the acquisition of 70.0% of the outstanding common stock of Brand on May 20, 1998; (ii) $0.3 million in cash to fund S corporation distributions payable to the stockholders of Brand;
(iii) the $33.7 million value of 2,879,063 million shares of Common Stock to be issued to the stockholders of the Founding Companies (determined using an estimated fair value of $11.70 per share, which represents a 10% discount from the assumed IPO price of $13.00 per share, due to restrictions on the sale and transferability of the shares). In addition, the Company may pay additional cash consideration and issue additional shares of Common Stock pursuant to earn-out arrangements with MCI Performance and Certified. Any such earn-out payments will be based on the amount of MCI Performance and Certified's respective pre-tax earnings for the year ending March 31, 1999, and neither is subject to a maximum (except that MCI Performance must meet a $3.5 million threshold for any earn-out to be paid). See "Risk Factors--Contingent Liability for Earn-Out Payments to Founding Company Owners." Following the consummation of the Acquisitions, the aggregate long-term indebtedness of the Company will be approximately $0.2 million, which will comprise long-term debt of the Founding Companies upon the Acquisition. The purchase price for each Founding Company was determined based on negotiations between U.S. Marketing and that Founding Company. The factors considered by the parties in determining the purchase price included, among other factors, historical operating results (including adjusted pre-tax earnings for the most recent fiscal year), growth rates and business prospects of the Founding Companies. With the exception of the consideration to be paid to the stockholders of each of the Founding Companies, the acquisition of each Founding Company is subject to substantially the same terms and conditions as those to which the acquisition of each other Founding Company is subject. The following table contains information concerning the aggregate cash to be paid, S corporation distributions to be made and Common Stock to be issued in connection with the Acquisitions:

                                                            VALUE OF SHARES
                                    S CORP.     SHARES OF         OF           TOTAL
FOUNDING COMPANY         CASH     DISTRIBUTION COMMON STOCK  COMMON STOCK   CONSIDERATION
----------------         -----    ------------ ------------ --------------- -------------
                                             (Dollars in millions)
SPAR.................... $23.7        $--       1,825,000       $              $
Certified...............   3.6         --         280,000
Brand ..................  16.8(1)      0.3        700,000
MCI Performance.........  13.3         --          74,063
                         -----        ----      ---------       ------         ------
  Total................. $57.4        $0.3      2,879,063       $              $

---------------
(1) Includes $15.1 million loaned to U.S. Marketing by Mr. Ledecky in connection with this Acquisition.

  If the initial public offering price is greater than $10.00 per share, then the Cash Consideration will be increased by multiplying it by a fraction, the numerator of which is the initial public offering price and the denominator of which is $10.00. If the initial public offering price falls below approximately $8.00 per share (as more specifically set forth in each Acquisition Agreement), then the Stock Consideration will be increased so that the total number of shares issued in each Acquisition has an aggregate value (based upon the initial public offering price) equal to the value that the Stock Consideration in such Acquisition would have had if the initial public offering price had been $10.00 per share. The Acquisition Consideration set forth in this Prospectus has been calculated assuming an initial public offering price of $13.00 per share.

  The consummation of each Acquisition is contingent upon the consummation of the Offering (except for the Brand Acquisition) and the satisfaction of customary closing conditions. The Acquisition Agreements provide that the stockholders of the Founding Companies will have the right, under circumstances specified in the Acquisition Agreements, to register the shares of Common Stock received by the stockholders as a portion of the Acquisition consideration. See "Description of Capital Stock--Registration Rights" The Acquisition Agreements provide that options to purchase 315,000 shares of Common Stock shall be made available to employees who are not stockholders of the Founding Companies. These options are in addition to the options granted to executive officers of the Company. See "Management--New Plan Benefits." The options will have an exercise price per share equal to the initial public offering price. NQSOs will vest ratably over a four-year period, beginning on the anniversary of the date of the grant. The Acquisition Agreements further provide that the stockholders of the Founding Companies will indemnify the Company from certain liabilities that may arise in connection with the Acquisitions. A portion of the consideration payable in each Acquisition will be escrowed, in the case of cash, or pledged, in the case of Common Stock, for a period of twelve months from the consummation of the Offering, as security for the sellers' indemnification obligations. Each of the Acquisition Agreements provides that U.S. Marketing or its wholly-owned subsidiary and certain key employees of each of the Founding Companies will enter into employment agreements.

  The Acquisition Agreements also provide that each seller who receives shares of Common Stock as consideration for its respective interest in the Founding Companies will not be permitted to transfer ownership of its shares of Common Stock until: (i) the twelve-month anniversary of the date of the final Prospectus for the Offering, at which time such sellers shall be permitted to transfer ownership of no more than 50% of their shares of Common Stock; (ii) the eighteen-month anniversary of the date of the final Prospectus for the Offering, at which time such sellers shall be permitted to transfer ownership of an additional 25% of their shares of Common Stock; and (iii) the twenty-four month anniversary of the date of the final Prospectus for the Offering, at which time such sellers shall be permitted to transfer ownership of the remainder of their shares of Common Stock.

 SPAR

  U.S. Marketing will acquire all of the outstanding stock of SPAR in a reverse subsidiary merger for: (i) $23.7 million in cash (assuming an initial
public offering price of $     ) and (ii) 1,825,000 shares of Common

Stock. In connection with the SPAR Acquisition, Robert G. Brown, the Chairman and Chief Executive of SPAR, will become the Chairman, Chief Executive Officer and Director of the Company and William H. Bartels, the Senior Vice President--Corporate of SPAR, will become the President of the Company's Merchandising Division, the President of SPAR and Director. Mr. Brown and Mr. Bartels will receive $14.5 million and $9.2 million in cash, respectively, and 1,115,258 and 709,742 shares of Common Stock, respectively, for their shares of capital stock of SPAR. Messrs. Brown and Bartels will each enter into a two-year employment agreement with the Company, which will include a general two-year post-employment non-competition provision. However, notwithstanding such general non-competition prohibitions, the agreements permit Messrs. Brown and Bartels to continue to own, operate and otherwise participate in the activities of certain marketing-related companies which they jointly own and which are not being acquired by the Company; provided that such companies do not directly compete with the in-store merchandising activities of SPAR. See "Management--Employment Agreements."

  SMS, a company owned by Messrs. Brown and Bartels, has historically provided the services of approximately 2,000 independent field merchandising contractors to SPAR. Following the Offering, SMS will make independent field merchandising contractors available to SPAR pursuant to a services agreement ("SMS Agreement") between SPAR and SMS. For the fiscal year ended March 31, 1998, SPAR incurred expenses of $6.2 million related to independent contractor and field management services provided by SMS. Pursuant to the terms of the SMS Agreement, following the Offering, if SPAR utilizes the SMS independent field merchandising contractors, it will pay SMS the costs for the services of its field organization plus 4.0%.

  A $1,500,000 loan of SMS is secured by certain assets of the SPAR Group and personal guarantees of Robert G. Brown and William H. Bartels. The interest rate is equal to Citibank's fluctuating announced rate plus 1.25%. This loan will be repaid and the liens on the SPAR Group assets will be terminated in connection with the Offering.

 Certified

  U.S. Marketing will acquire all of the outstanding stock of Certified in a reverse subsidiary merger for: (i) $3.6 million in cash (assuming an initial
public offering price of $     ) and (ii) 280,000 shares of Common Stock. In
connection with the Certified Acquisition, William Smith will retain the position of the President of Certified. Mr. Smith will receive approximately $2.0 million in cash and 132,160 shares of Common Stock for his shares of capital stock of Certified. Mr. Smith will enter into a two-year covenant not to compete with the Company and its affiliates (subject to certain exceptions) and a two-year employment agreement with Certified.

  Mr. Smith controls Kinderhook Equities, Inc., the lessor of Certified's Kinderhook, New York facility. Annual rent for this facility has remained constant over Certified's last two fiscal years at approximately $58,000.

 Brand

  U.S. Marketing will acquire all of the outstanding stock of Brand in a two-step stock purchase for: (i) $16.8 million in cash (assuming an initial public
offering price of $     ) and (ii) 700,000 shares of Common Stock. In the
first step, which occurred on May 20, 1998, U.S. Marketing acquired 70.0% of the outstanding stock of Brand for $14.2 million, which U.S. Marketing borrowed from Jonathan J. Ledecky (who concurrently loaned U.S. Marketing an additional $0.9 million to fund working capital needs of Brand). Assuming an
initial public offering price of $     , simultaneously with the consummation
of the Offering, U.S. Marketing will purchase all of the remaining outstanding stock of Brand for: (i) $2.6 million in cash and (ii) 700,000 shares of the Common Stock.

  In connection with the Brand Acquisition, James Gillis will become the President of the Company's Point-of-Purchase Display Division and President of Brand of the Company. Mr. Gillis will receive $2.2 million in cash and 240,000 shares of Common Stock for his shares of capital stock of Brand. Mr. Gillis will enter into a two-year covenant not to compete with the Company and its affiliates (subject to certain exceptions) and a two-year employment agreement with the Company. Upon the completion of the first step of the Brand Acquisition, Mr. Gillis entered into an employment agreement with Brand, the term of which shall expire upon the execution of Mr. Gillis's employment agreement with the Company. Mr. Gillis's employment agreement provides for a base salary of $250,000 per year from and after the date of the Offering.

  Marvin Weiner and Monte Weiner have entered into employment agreements with Brand. Marvin Weiner will become an officer of Brand, whose duties and responsibilities will be determined by the President of Brand. Monte Weiner will become the Chief Operating Officer of Brand and a Director of the Company. Each agreement has a term of two years and contains a covenant not to compete with the Company (subject to certain exceptions). Marvin Weiner's employment agreement provides for a base salary of $100,000 per year and Monte Weiner's agreement provides for a base salary of $250,000 per year from and after the date of the Offering.

 MCI Performance

  U.S. Marketing will acquire substantially all of the assets of MCI Performance for: (i) $13.3 million in cash and (ii) 74,063 shares of Common Stock. In connection with the MCI Performance Acquisition, Mark Whitney will retain the position as the President of MCI Performance. Mr. Whitney will receive 7,406 shares of Common Stock from John H. Wile, the sole stockholder of MCI Performance, in recognition of past services prior to the MCI Performance Acquisition. Mr. Whitney will enter into a two-year covenant not to compete with the Company and its affiliates (subject to certain exceptions) and a two-year employment agreement with MCI Performance.

  Upon the consummation of the MCI Performance Acquisition, the Company, through MCI Performance, will enter into a lease with BIMA Place Joint Venture, an affiliate of John H. Wile, the sole stockholder of MCI Performance prior to the MCI Performance Acquisition, for 25,000 square feet of office space located at 2245 Keller Way, Carollton, Texas. The term of the lease shall be five years and the annual rent shall be triple-net $360,000, plus a real estate tax escalation in excess of 1997 real estate taxes. The Company believes that such lease is on terms substantially similar to those that would be obtained from a third party.

  Pursuant to the MCI Performance Acquisition Agreement, after March 31, 1999, MCI Performance is obligated to offer John H. Wile an opportunity to enter into a sales commission agreement with MCI Performance on terms and conditions substantially similar to those offered by MCI Performance to its sales force in or about April 1998. In addition, in connection with the Acquisition Agreement, Mr. Wile has signed an agreement not to compete with the Company so long as the sale commission agreement remains in effect.

  Pursuant to the MCI Performance Acquisition Agreement, the predecessor of MCI Performance and John H. Wile granted MCI Performance a right of first refusal to purchase the capital stock of MCI Performance Corp. of Northern California to the extent such right of first refusal does not conflict with any other agreement concerning, or restrictions on, the transfer of such stock.

LOAN BY JONATHAN J. LEDECKY

  In connection with the Brand Acquisition, Jonathan J. Ledecky loaned U.S. Marketing an aggregate of $15.1 million. One million dollars was used to finance an Escrow Agreement between Brand and U.S. Marketing. These escrowed funds were released May 20, 1998, from which $931,911 was paid to Brand to fund working capital needs of Brand, while the remaining funds were returned to Mr. Ledecky. On May 20, 1998, U.S. Marketing paid the remaining $14.2 million to Brand stockholders for 70.0% of the outstanding capital stock of Brand.

  These funds, as well as the funds provided to Brand to fund working capital needs, are evidenced by a Term Note dated May 20, 1998. The principal amount of the Note is $15,131,911. Interest on the Note accrues for the first 30 days after issuance of the Note at 7.15625% per annum and thereafter at the prime rate announced by Mr. Ledecky's bank, plus 1.0%. The principal amount, together with all interest that has been accrued thereon, shall be payable at the earlier of the Offering or six months from the date of the Note. Mr. Ledecky's loan is secured by (i) a pledge from U.S. Marketing of the stock of Brand it acquired on May 20, 1998, (ii) a pledge from Monte Weiner and James Gillis of their remaining shares of Brand and (iii) a pledge of Dewey K. Shay's Common Stock.

RELATIONSHIP WITH SMS

  SPAR, Inc. contracts with SMS for the services of field representatives. Robert G. Brown, the Company's Chairman and Chief Executive Officer and William H. Bartels, the President of the Company's Merchandising Division, own SMS and, prior to the SPAR Acquisition, they also owned SPAR Group. SMS is a separate corporation that was not acquired by U.S. Marketing.

  SMS has provided the Company with the following information: SMS has always treated its field representatives as independent contractors, and in 1986 SMS received a favorable determination letter from the IRS that SMS's field representatives were properly classified as "independent contractors" for Federal employment tax purposes. In connection with the audit of SMS's tax returns for 1991 and 1992, the IRS reversed its earlier position and determined that SMS's field representatives should have been treated as employees, claiming that SMS owed approximately $2.0 million in federal employment related taxes and interest. This claimed deficiency assumes that the field representatives failed to pay any taxes themselves (even though SMS filed the requisite Form 1099s), as all of the tax payments made by the field representatives respecting their payments from SMS during such years would be credited against any such amount that SMS might owe (and such payments are generally discoverable). If this IRS reversal were to stand and be applied to the years 1993 through 1998, which have not been audited by the IRS, SMS estimates that SMS could owe up to $4.6 million in additional employment taxes, penalties and interest (again assuming that the field representatives failed to pay any taxes themselves). However, SMS is vigorously contesting this determination and intends to file suit in federal court to challenge it. Furthermore, SMS reasonably believes (based on settlement offers and discussions) that it could settle this matter with little or no payment in employment taxes, penalties and interest if SMS would agree on a prospective basis to classify its field representatives as employees. SMS has refused to settle because it believes that its field representatives satisfy the applicable tax criteria for treatment as independent contractors for federal employment tax purposes and that it will ultimately prevail on this issue.

  As neither U.S. Marketing nor SPAR is acquiring SMS, the Company believes that no liability of SMS will become a direct liability of U.S. Marketing or its subsidiaries. There is no assurance, however, the IRS will not attempt to collect employment taxes from SPAR as a former member of a commonly controlled group. Accordingly, if SMS is unable to pay such taxes or otherwise win or settle its dispute with the IRS, the IRS might seek to collect all or a portion of such tax liability from SPAR as a result of SPAR's common control with SMS and business relationship with SMS prior to the SPAR Acquisition during the period such liabilities were incurred. The SMS Stockholders have indemnified the Company and its subsidiaries against such liability. In the event, however, that SMS is unsuccessful in its challenge against the IRS, and the IRS were to assert successfully that the subsidiaries of the Company are responsible for all or a portion of such liability, there is no assurance the Company will be able to recover from the SMS Stockholders any amounts the Company might be required to pay to the IRS.

  As part of its overall business plan, and regardless of the outcome of the SMS tax litigation described above, the Company intends to seek out alternative sources to provide in-store merchandising specialists at the lowest possible cost. With the acquisition of Certified, an additional 15,000 field representatives are available to SPAR. There is no assurance, however, that the Company will be able to procure elsewhere (through Certified, the employees of SPAR or otherwise) replacements for the field representatives currently provided by SMS. To assure that such representatives will be available from SMS, SPAR has entered into a Service Agreement with SMS pursuant to which SMS field work will be available to SPAR on a non-exclusive cost plus 4.0% basis. SPAR charged SMS $5.9 million, $9.3 million and $6.2 million for the years ended March 31, 1996, 1997 and 1998, respectively, for independent contractor and field management services. Because of their continuing business relationship, the SMS stockholders and the Company have agreed in the SPAR Agreement and Plan of Reorganization that for the two years after the closing, the SMS stockholders may not settle the dispute with the IRS without the consent of the Company if, as a condition of such settlement, SMS must prospectively treat the in-store merchandising specialists as employees. For an additional two years, SMS has agreed not to settle any such dispute without six months prior notice to the Company. The Company has agreed that it will not withhold such consent unreasonably if the Company and its subsidiaries will not be adversely affected. Such a settlement could increase the cost to the Company of the SMS field representatives because under the terms of the Service Agreement SMS could pass-through to the Company any additional operating cost, including that associated with having field representatives classified as "employees" rather than "independent contractors." If the SMS in-store merchandising specialists utilized by the Company had to be treated as employees rather than independent contractors, if SMS passed any associated additional costs to the Company, and if the Company was unable to procure the services rendered by these field representatives elsewhere, it is estimated that the Company would incur additional annual after-tax operating costs of
approximately $   .

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of June 8, 1998, based upon 4,907,500 shares outstanding as of such date and assuming completion of the Acquisitions and the issuance of 2,879,063 shares therein, and as adjusted to reflect the sale of the Common Stock being offered hereby, by: (i) each person (or group of affiliated persons) known by the Company to be the beneficial owner of more than five percent of the outstanding Common Stock; (ii) each Named Executive Officer of the Company; (iii) each director of the Company; and (iv) all of the Company's directors and executive officers as a group. Each stockholder possesses sole voting and investment power with respect to the shares listed, unless otherwise noted.

                                              PERCENTAGE OF COMMON STOCK OWNED
                                           --------------------------------------
NAMES AND ADDRESSES       NUMBER OF SHARES
 OF BENEFICIAL OWNERS     OF COMMON STOCK  BEFORE THE OFFERING AFTER THE OFFERING
---------------------     ---------------- ------------------- ------------------
Robert G. Brown(1)......     1,115,258            14.3
William H. Bar-
 tels(1)(2).............       709,742             9.1
Dewey K. Shay(1)........     1,875,000            24.1
Jonathan J. Ledecky(1)..     2,320,000            29.8
James R. Gillis(3)......       240,000             3.1
Gary W. Oakley(4).......       100,000             1.3
All directors and execu-
 tive officers, as a
 group..................     6,360,000            81.7

---------------
*  Less than one percent.
(1) The addresses of such beneficial owner is c/o U.S. Marketing Services, Inc., 303 South Broadway, Suite 140, Tarrytown, New York 10591.
(2) Does not include 200,000 shares issuable upon the exercise of options to be granted on the effective date of the registration statement of which this Prospectus forms a part, which options are not yet exercisable.
(3) Does not include 150,000 shares issuable upon the exercise of options to be granted on the effective date of the registration statement of which this Prospectus forms a part, which options are not yet exercisable.
(4) Does not include 300,000 shares issuable upon the exercise of options to be granted on the effective date of the registration statement of which this Prospectus forms a part, which options are not yet exercisable.

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, par value $0.001 per share and 10,000,000 shares of Preferred Stock, par value $0.001 per share. The following summary description of the capital stock of the Company does not purport to be complete and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Company's Certificate of Incorporation and Bylaws, copies of which have been filed as exhibits to the registration statement of which this Prospectus forms a part, and to the applicable provisions of the General Corporation Law of the State of Delaware (the "DGCL").

COMMON STOCK

  The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to the rights of any holders of Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in the distribution of all assets remaining after payment of liabilities, subject to the rights of any holders of preferred stock of the Company. The holders of Common Stock have no preemptive rights to subscribe for additional shares of the Company and no right to convert their Common Stock into any other securities. In addition, there are no redemption or sinking fund provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be, fully paid and nonassessable.

PREFERRED STOCK

  The Company is authorized to issue up to 10,000,000 shares of Preferred Stock. The Board of Directors is authorized, subject to any limitations prescribed by law, without further shareholder approval, to issue such shares of Preferred Stock in one or more series, with such rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be established by the Board of Directors at the time of issuance.

  The issuance of Preferred Stock by the Board of Directors could adversely affect the rights of holders of Common Stock. For example, the issuance of shares of Preferred Stock could result in securities outstanding that would have preference over the Common Stock with respect to dividends and in liquidation and that could (upon conversion or otherwise) enjoy all of the rights of the Common Stock.

  The authority possessed by the Board of Directors to issue Preferred Stock could potentially be used to discourage attempts by third persons to obtain control of the Company through merger, tender offer, proxy or consent solicitation or otherwise, by making such attempts more difficult to achieve or more costly. The Board of Directors may issue Preferred Stock without stockholder approval and with voting rights that could adversely affect the voting power of holders of Common Stock. There are no agreements or understandings for the issuance of Preferred Stock, and the Company has no plans to issue any shares of Preferred Stock.

CERTAIN PROVISIONS OF DELAWARE LAW AND THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS

  The Company is subject to the provisions of Section 203 of the DGCL. Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes an acquisition, asset sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the proposed business combination has owned 15% or more of the Company's voting stock.

  The Bylaws of the Company provide that stockholders must follow an advance notification procedure for certain stockholder nominations of candidates for the Board of Directors and for certain other stockholder business to be conducted at an annual meeting. Additionally, the Bylaws of the Company have eliminated stockholder action by majority written consent. These provisions could, under certain circumstances, operate to delay, defer or prevent a change in control of the Company.

  The Company's Certificate of Incorporation provides that liability of directors of the Company is eliminated to the fullest extent permitted under
Section 102(b)(7) of the DGCL. As a result, no director of the Company will be liable to the Company or its stockholders for monetary damages for breach of his fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for any willful or negligent payment of an unlawful dividend, stock purchase or redemption; or (iv) for any transaction from which the director derived an improper personal benefit.

REGISTRATION RIGHTS

  Pursuant to the Acquisition Agreements, the Company granted to the recipients of Common Stock in the Acquisitions the right to include all or a portion of the shares of Common Stock held by them in any registration by the Company under the Securities Act of shares of Common Stock, other than a registration on Form S-4 or Form S-8 or their then equivalents, and other than a "shelf" registration of securities for sale by the Company. Such a registration will be at the expense of the Company, other than underwriting discounts and commissions, which will be borne by the sellers of the shares. The Company has also granted such registration rights to Messrs. Shay and Ledecky on substantially the same terms.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Common Stock is ChaseMellon Shareholder Services, L.L.C.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the Offering, the Company will have     shares of Common
Stock outstanding, based upon the number of shares outstanding as of March 31,
1998. The     shares sold in the Offering will be freely tradeable without restriction or further registration under the Securities Act, unless acquired by an "affiliate" of the Company, as that term is defined in Rule 144 promulgated under the Securities Act ("Rule 144"); shares held by affiliates will be subject to resale limitations of Rule 144 described below. All of the remaining 7,786,563 outstanding shares of Common Stock will be available for
resale at various dates beginning   days after the date of this Prospectus,
upon expiration of applicable lock-up agreements described below and subject to compliance with Rule 144 under the Securities Act as the holding provisions of Rule 144 are satisfied. Of those shares, 2,879,063 may be included in certain registration statements that may be filed by the Company, in accordance with piggyback registration rights granted pursuant to the Acquisition Agreements. Additional shares may be issued to stockholders of Certified pursuant to the earn-out arrangements (to be calculated with reference to the performance of Certified), such shares will also be subject to piggyback registration rights. Further, upon consummation of the Offering, 1,165,000 shares of Common Stock will be issuable upon the exercise of outstanding stock options. The Company intends to file a registration statement on Form S-8 with respect to the shares of Common Stock issuable upon exercise of such options, and a "shelf" registration statement with respect to shares of Common Stock that may be issued in connection with possible future acquisition transactions, as soon as practicable after the consummation of the Offering.

  In general, under Rule 144 as currently in effect, a stockholder who has beneficially owned for at least one year shares privately acquired directly or indirectly from the Company or from an affiliate of the Company, and persons who are affiliates of the Company who have acquired the shares in registered transactions, will be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) one percent of the
outstanding shares of Common Stock (approximately     shares immediately after
completion of the Offering); or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements relating to the manner and notice of sale and the availability of current public information about the Company.

  Each of the Company and the directors, executive officers, certain other stockholders of the Company, including the holders of shares of Common Stock issued or to be issued in the Acquisitions, and certain related persons has agreed that, without the prior written consent of BancAmerica Robertson Stephens on behalf of the Underwriters, it will not, during the period ending 180 days after the date of this Prospectus, (i) offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise.

  The Acquisition Agreements also provide that each of the stockholders of the Founding Companies who received shares of Common Stock as consideration for their respective interests in the Founding Companies will not be permitted to transfer ownership of their shares of Common Stock until: (A) the twelve-month anniversary of the date of the final Prospectus for the Offering, at which time such stockholders shall be permitted to transfer ownership of no more than 50.0% of their shares of Common Stock; (B) the eighteen-month anniversary of the date of the final Prospectus for the Offering, at which time such stockholders shall be permitted to transfer ownership of an additional 25.0% of their shares of Common Stock; and (C) the twenty-four month anniversary of the date of the final Prospectus for the Offering, at which time such stockholders shall be permitted to transfer ownership of the remainder of their shares of Common Stock.

  Prior to this Offering, there has been no market for the Common Stock. No predictions can be made with respect to the effect, if any, that public sales of shares of the Common Stock or the availability of shares for sale will have on the market price of the Common Stock after the completion of the Offering. Sales of substantial amounts of Common Stock in the public market following the Offering, or the perception that such sales may occur, could adversely affect the market price of the Common Stock or the ability of the Company to raise capital through sales of its equity securities. See "Risk Factors--No Prior Market for Common Stock; Possible Volatility of Stock Price."

                                 UNDERWRITING

  The Underwriters named below, acting through their representatives, BancAmerica Robertson Stephens, NationsBanc Montgomery Securities LLC and SunTrust Equitable Securities Corporation (the "Representatives"), have severally agreed with the Company, subject to the terms and conditions contained in an Underwriting Agreement, to purchase the number of shares of Common Stock set forth opposite their respective names below. The Underwriters are committed to purchase and pay for all such shares if any are purchased.

UNDERWRITER                                                     NUMBER OF SHARES
-----------                                                     ----------------
BancAmerica Robertson Stephens.................................
NationsBanc Montgomery Securities LLC..........................
SunTrust Equitable Securities Corporation......................
                                                                     ------
  Total........................................................
                                                                     ======

  The Company has been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to certain
dealers at such price less a concession of not more than $   per share, of
which $   may be reallowed to other dealers. After the public offering, the public offering price, concession and reallowance to dealers may be reduced by the Representatives. No such reduction shall change the amount of proceeds to be received by the Company as set forth on the cover page of this Prospectus.

  The Company has granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to additional shares of Common Stock at the same price per share paid for the shares that the Underwriters have agreed to purchase. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage of such additional shares that the number of shares of Common Stock to be purchased by it shown
in the above table represents as a percentage of the     shares offered
hereby. If purchased, such additional shares will be sold by the Underwriters
on the same terms as those on which the     shares are being sold.

  The Underwriting Agreement contains covenants of indemnity between the Underwriters and the Company against certain civil liabilities, including liabilities under the Securities Act.

  The directors and certain officers of the Company, who hold an aggregate of
    shares of Common Stock (including     shares issuable upon the exercise or
conversion of outstanding options, and convertible securities), have agreed with the Underwriters that, for a period of 180 days from the date of this Prospectus (the "Lock-Up Period"), they will not offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of Common Stock, any options or warrants to purchase any shares of Common Stock, or any securities convertible into or exchangeable for shares of Common Stock, now owned or hereafter acquired directly by such holders or with respect to which such holders have or hereafter acquire the power of disposition (subject to certain exceptions) without the prior written consent of BancAmerica Robertson Stephens, which may, in its sole discretion and at any time or from time to time, without notice, release all or any portion of the shares subject to the lock-up agreements. In addition, the Company has agreed that during the Lock-Up Period, it will not, without the prior written consent of BancAmerica Robertson Stephens, issue, sell, contract to sell or otherwise dispose of any shares of Common Stock, any options or warrants to purchase any shares of Common Stock or any securities convertible into, exercisable for or exchangeable for shares of Common Stock (subject to certain exceptions).

  Prior to this offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price for the Common Stock offered hereby has been determined through negotiations between the Company and the Representatives. Among the factors considered in such negotiations were prevailing market conditions, certain financial information of the Company, market valuations of other companies that the Company and the Representatives believe to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant.

  In connection with this Offering, certain Underwriters and selling group members (if any) who are qualified market makers on the Nasdaq Stock Market may engage in passive market making transactions in the Common Stock on The Nasdaq Stock Market in accordance with Rule 103 of Regulation M under the Exchange Act during the business day prior to the pricing of this Offering. Passive market makers must comply with applicable volume and price limitations and must be identified as such. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded.

  Certain persons participating in this Offering may overallot or effect transactions which stabilize, maintain or otherwise affect the market price of the Common Stock at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids or effecting syndicate covering transactions. A stabilizing bid means the placing of any bid or effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of the Common Stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with this Offering. Such transactions may be effected on the Nasdaq Stock Market, in the over-the-counter market or otherwise. Such stabilizing, if commenced, may be discontinued at any time.

PRICING OF THE OFFERING

  Prior to this Offering, there has been no public market for the Common Stock. The initial public offering price will be determined by negotiations between the Company and the Representatives. Among the factors to be considered in determining the initial public offering price will be the future prospects of the Company and its industry in general, sales, earnings and certain other financial and operating information of the Company in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of the Company. The estimated initial public offering price range set forth on the cover page of this Preliminary Prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania. Certain legal matters relating to the shares of Common Stock offered hereby will be passed upon for the Underwriters by Brobeck, Phleger & Harrison LLP, New York, New York.

                                    EXPERTS

  The financial statements of U.S. Marketing Services, Inc. as of March 31, 1998, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.

  The combined financial statements of SPAR Group as of March 31, 1997 and 1998, and for each of the three years in the period ended March 31, 1998, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.

  The financial statements of MCI Performance Group, Inc. as of December 31, 1996 and 1997, and for each of the two years in the period ended December 31, 1997, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.

  The financial statements of Brand Manufacturing Corp. and T.C.E. Corporation as of December 31, 1997, and for the year then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.

  The financial statements of Brand Manufacturing Corp. and T.C.E. Corporation as of December 31, 1996 and for each of the two years in the period ended December 31, 1996 appearing in this Prospectus and Registration Statement have been audited by Lopez Edwards Frank & Co., LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.

  The financial statements of Certified Marketing Services, Inc. as of June 30, 1996 and 1997, and for each of the two years in the period ended June 30 1997, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are in included in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") the Registration Statement under the Securities Act and the rules and regulations promulgated thereunder, covering the Common Stock offered hereby. This Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement, and the exhibits and schedules thereto for further information with respect to the Company and the Common Stock offered hereby. Statements contained in this Prospectus as to the contents of any contract, agreement or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance, reference is made to the exhibit for a more complete description of the matter involved, each such statement being qualified in its entirety by such reference. The Registration Statement may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission maintained at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials may be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, registration statements and certain other filings made with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's site on the Internet's World Wide Web, located at http://www.sec.gov. The Registration Statement, including all exhibits thereto and amendments thereof, has been filed with the Commission through EDGAR.

                                   GLOSSARY

AD SPECIALTY--The use of products as promotional items that are given away for free to stimulate corporate remembrance, which products are usually imprinted with the Company's name, address and phone number.

CATEGORY RESETS--Removing existing related products from the shelf and replacing them with the same or other products in a different placement.

DATABASE MANAGEMENT--The management of proprietary information in a way that permits easy access, analysis and manipulation.

DATABASE MARKETING--Direct-response marketing that utilizes a list or lists developed by a marketer with proprietary data.

DATA COLLECTION--The systematic gathering of information for analysis and interpretation.

DEMONSTRATION--Live exhibitions, typically in-store, of how a product works.

DIRECT MARKETING--Marketing directly to consumers by mail catalog or other home delivery, or attempting to solicit orders by mail or toll-free telephone.

DIRECT PREMIUM OFFERS--The use of travel or merchandise awards in conjunction with the purchase of a product or service (e.g. offering a free putter with five car rentals).

DISPLAY SETS--The placing of product in stores, typically in stand-alone units or at the end of aisles.

IN-STORE INTELLIGENCE--Gathering information on store conditions, such as out-of-stocks, products on display, pricing and number of product facings.

MERCHANDISE FULFILLMENT--The segment of the premium incentive sector concerned with providing merchandise as rewards in incentive programs.

MERCHANDISING--Service to enhance sales by making a client's products more visible and available to consumers.

MYSTERY SHOPPING--Anonymous calls in retail outlets by marketer's representatives to check distribution or display of a brand and to evaluate products, services, clients or employees.

PLAN-O-GRAM (OR SHELF SET)--The diagramed configuration of products as they will occupy a given shelf section, which is often developed in conjunction with a key manufacturer who seeks to maximize space allocated to its own brands.

POINT-OF-PURCHASE DISPLAY--Displays located strategically throughout retail stores to attract consumer attention to the product, to convey product benefits and to promote product sales.

PREMIUM INCENTIVE--Performance determined awards to motivate employees, salespeople, dealers and consumers, as well as to differentiate a product, service or store.

RETAIL MERCHANDISING--The process of utilizing outsourced personnel to provide added value sales-enhancing services to retailers, manufacturers and other businesses. This includes, but is not limited to, product and display placement, category resets and product replenishment/ordering.

SAMPLING--Providing free product by mail or in person to consumers to create awareness and entice the use or consumption of the product.

SELF-LIQUIDATING PREMIUM--The use of travel or merchandise premiums with consumers at a price which totally covers the marketer's cost of buying and fulfilling the order.

SWEEPSTAKES--A promotion which requires only chance to win, and no purchase or skill.

TELESERVICES--The use of telecommunications and telemarketers for gathering and soliciting information.

TEST MARKETING--Testing promotion alternatives, new products and advertising campaigns, as well as packaging, pricing and location changes at store level.

TRAVEL FULFILLMENT--The segment of the premium incentive sector concerned with providing travel as rewards in incentive programs.

                         U.S. MARKETING SERVICES, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                          PAGE
                                                                          ----
U.S. MARKETING SERVICES, INC. UNAUDITED PRO FORMA COMBINED FINANCIAL
 STATEMENTS
  Introduction to Unaudited Pro Forma Combined Financial Statements...... F- 2
  Unaudited Pro Forma Combined Balance Sheet............................. F- 3
  Unaudited Pro Forma Combined Statement of Operations................... F- 4
  Notes to the Unaudited Pro Forma Combined Financial Statements......... F- 5
U.S. MARKETING SERVICES, INC.
  Report of Ernst & Young LLP, Independent Auditors...................... F-12
  Balance Sheet.......................................................... F-13
  Statement of Operations................................................ F-14
  Statement of Stockholders' Equity...................................... F-15
  Statement of Cash Flows................................................ F-16
  Notes to the Financial Statements...................................... F-17
SPAR GROUP
  Report of Ernst & Young LLP, Independent Auditors...................... F-21
  Combined Balance Sheets................................................ F-22
  Combined Statements of Operations...................................... F-23
  Combined Statements of Stockholders' Equity............................ F-24
  Combined Statements of Cash Flows...................................... F-25
  Notes to the Combined Financial Statements............................. F-26
CERTIFIED MARKETING SERVICES, INC.
  Report of Ernst & Young LLP, Independent Auditors...................... F-32
  Balance Sheets......................................................... F-33
  Statements of Operations............................................... F-34
  Statements of Stockholders' Equity..................................... F-35
  Statements of Cash Flows............................................... F-36
  Notes to the Financial Statements...................................... F-37
BRAND MANUFACTURING CORP.
  Report of Ernst & Young LLP, Independent Auditors...................... F-42
  Report of Lopez Edwards Frank & Co., LLP, Independent Auditors......... F-43
  Balance Sheets......................................................... F-44
  Statements of Operations............................................... F-45
  Statements of Stockholders' Equity..................................... F-46
  Statements of Cash Flows............................................... F-47
  Notes to the Financial Statements...................................... F-48
T.C.E. CORPORATION
  Report of Ernst & Young LLP, Independent Auditors...................... F-53
  Report of Lopez Edwards Frank & Co., LLP, Independent Auditors......... F-54
  Balance Sheets......................................................... F-55
  Statements of Operations............................................... F-56
  Statements of Stockholders' Equity..................................... F-57
  Statements of Cash Flows............................................... F-58
  Notes to the Financial Statements...................................... F-59
MCI PERFORMANCE GROUP, INC.
  Report of Ernst & Young LLP, Independent Auditors...................... F-62
  Balance Sheets......................................................... F-63
  Statements of Operations............................................... F-64
  Statements of Stockholder's Equity (Deficit)........................... F-65
  Statements of Cash Flows............................................... F-66
  Notes to the Financial Statements...................................... F-67

                         U.S. MARKETING SERVICES, INC.

                      INTRODUCTION TO UNAUDITED PRO FORMA

                         COMBINED FINANCIAL STATEMENTS

  The following unaudited pro forma combined financial statements give effect to the acquisitions by U.S. Marketing Securities, Inc. ("U.S. Marketing") of both the outstanding capital stock of the ("SPAR") SPAR Group, Certified Marketing Services, Inc. ("Certified"), Brand Manufacturing Corp. ("Brand") and T.C.E. Corporation ("TCE") and substantially all the assets of MCI Performance Group, Inc. ("MCI") (the "Founding Companies"). These acquisitions (the "Acquisitions") will occur simultaneously with the closing of U.S. Marketing's initial public offering (the "IPO") and will be accounted for using the purchase method of accounting. U.S. Marketing is deemed to be the accounting acquiror.

  The unaudited pro forma combined balance sheet gives effect to the Acquisitions and the IPO as if they had occurred on March 31, 1998. The unaudited pro forma combined statement of operations reflect the operating results of the Founding Companies for the fiscal year ending March 31, 1998 and gives effect to these transactions as if they had occurred on April 1, 1997. U.S. Marketing, which was incorporated in March 1998, conducted limited operations during the period prior to March 31, 1998. U.S. Marketing and Spar have fiscal years ending March 31. Certified has a fiscal year ending June 30. For purposes of the March 31, 1998 pro forma combined statement of operations, Certified's operating results for the year ended June 30, 1997 were adjusted by adding the interim period July 1, 1997 through March 31, 1998 and subtracting the interim period July 1, 1996 through March 31, 1997. Brand, TCE and MCI have fiscal years ending December 31. For purposes of the March 31, 1998 pro forma combined statement of operations, operating results for Brand, TCE and MCI for the year ended December 31, 1997 were adjusted by adding the interim period January 1, 1998 through March 31, 1998 and subtracting the interim period January 1, 1997 through March 31, 1997.

  U.S. Marketing has preliminarily analyzed the savings that it expects to realize from reductions in salaries and certain benefits to the owners of the Founding Companies. To the extent the owners of the Founding Companies have agreed prospectively to reductions in salary, bonuses, and benefits in connection with the merger transactions, these reductions have been reflected in the pro forma combined statement of operations. With respect to other potential cost savings, U.S. Marketing has not and cannot quantify these savings until completion of the combination of the Founding Companies. Additionally, the pro forma combined statement of operations gives effect to anticipated compensation of U.S. Marketing's new corporate management and associated costs of being a pubic company.

  The pro forma adjustments are based on estimates, available information and certain assumptions and may be revised as additional information becomes available. The pro forma financial data do not purport to represent what U.S. Marketing's financial position or results of operations would actually have been if such transactions in fact had occurred on those dates and are not necessarily representative of U.S. Marketing's financial position or results of operations for any future period. Since the Founding Companies were not under common control or management, historical combined results may not be comparable to, or indicative of, future performance. The unaudited pro forma combined financial statements should be read in conjunction with the financial statements and notes thereto included elsewhere in this Prospectus. See "Risk Factors" included elsewhere herein.

                         U.S. MARKETING SERVICES, INC.
                  UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                             AS OF MARCH 31, 1998
                                (IN THOUSANDS)

                                                                                                 PRO FORMA
                                                                         PRO FORMA               OFFERING
                                                                           MERGER               ADJUSTMENTS
                                                                        ADJUSTMENTS  PRO FORMA   (SEE NOTE     AS
                          USMS   SPAR   CERTIFIED BRAND   TCE    MCI    (SEE NOTE 3) COMBINED       3)      ADJUSTED
                          ----  ------- --------- ------  ----  ------  ------------ ---------  ----------- --------
ASSETS
Cash and cash equiva-
lents...................  $ 40  $ 1,919  $  --    $  316  $123  $2,634    $(2,758)   $  2,274     $17,867   $ 20,141
Accounts receivable,
net.....................   --     8,050   1,852    4,802   --      965        --       15,669         --      15,669
Other receivables.......   --       --      --       120   --      497        --          617         --         617
Inventory...............   --       --      --       521   --      --         --          521         --         521
Due from affiliates.....   --        60     --       --    255     --        (255)         60         --          60
Prepaid program costs...   --       --      --       --    --    2,621        --        2,621         --       2,621
Prepaid expenses and
other current assets ...   --       310      10      105    17     821        --        1,263         --       1,263
Deferred financing
costs...................     5      --      --       --    --      --         --            5         --           5
Deferred tax asset......   --       --      123      --    --      --         --          123         --         123
                          ----  -------  ------   ------  ----  ------    -------    --------     -------   --------
   Total current as-
   sets.................    45   10,339   1,985    5,864   395   7,538     (3,013)     23,153      17,867     41,020
Property and equipment,
net.....................   --       227     822      171    16   2,435     (2,036)      1,635         --       1,635
Goodwill, net...........   --       --      --       --    --      --      83,772      83,772         --      83,772
Deferred tax asset......   --       --      --       --    --      --         126         126         --         126
Other assets............   --       330      71      224     5      15       (472)        173         --         173
                          ----  -------  ------   ------  ----  ------    -------    --------     -------   --------
   Total assets.........  $ 45  $10,896  $2,878   $6,259  $416  $9,988    $78,377    $108,859     $17,867   $126,726
                          ====  =======  ======   ======  ====  ======    =======    ========     =======   ========
LIABILITIES AND
STOCKHOLDERS' EQUITY
Accounts payable........  $--   $   630  $  615   $1,436  $220  $3,843    $   --     $  6,744     $   --    $  6,744
Accrued expenses........    30    1,755     254      539   --      920       (770)      2,728         --       2,728
Deferred revenue........   --       --       28    1,285   --    2,809       (400)      3,722         --       3,722
Income tax payable......   --       --       15      --     16     --         --           31         --          31
Line of credit and note
payable.................   --     2,701     317      --    --      --         --        3,018      (2,718)       300
Note payable to related
parties ................   --       375     --        55   --      --         (55)        375        (375)       --
Due to
affiliates/stockholders
 ........................   --     1,465     --     2,250   --    1,227     52,744      57,686     (57,424)       262
                          ----  -------  ------   ------  ----  ------    -------    --------     -------   --------
   Total current liabil-
   ities ...............    30    6,926   1,229    5,565   236   8,799     51,519      74,304     (60,517)    13,787
Note payable to related
parties, net of current
portion ................   --       593     --       --    --      --         --          593        (593)       --
Note payable, net of
current portion.........   --       235      26      --    --    1,309     (1,309)        261         (26)       235
                          ----  -------  ------   ------  ----  ------    -------    --------     -------   --------
   Total liabilities....    30    7,754   1,255    5,565   236  10,108     50,210      75,158     (61,136)    14,022
Stockholders' equity:
Common stock............     5      --        7      112   --        4       (120)          8           6         14
Additional paid-in capi-
tal.....................   105      --      --       --    --      --      33,782      33,887      78,997    112,884
Stock subscription re-
ceivable................   (39)     --      --       --    --      --         --          (39)        --         (39)
Retained earnings (defi-
cit)....................   (56)   3,142   1,616    1,252   200    (124)    (6,185)       (155)        --        (155)
Less: treasury stock....   --       --      --      (670)  (20)    --         690         --          --         --
                          ----  -------  ------   ------  ----  ------    -------    --------     -------   --------
   Total stockholders'
   equity...............    15    3,142   1,623      694   180    (120)    28,167      33,701      79,003    112,704
                          ----  -------  ------   ------  ----  ------    -------    --------     -------   --------
Total liabilities and
stockholders' equity....  $ 45  $10,896  $2,878   $6,259  $416  $9,988    $78,377    $108,859     $17,867   $126,726
                          ====  =======  ======   ======  ====  ======    =======    ========     =======   ========

      See Notes to the Unaudited Pro Forma Combined Financial Statements.

                         U.S. MARKETING SERVICES, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                           YEAR ENDED MARCH 31, 1998
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                            PRO FORMA
                                                                           ADJUSTMENTS  PRO FORMA
                          USMS   SPAR   CERTIFIED  BRAND    TCE     MCI    (SEE NOTE 4) COMBINED
                          ----  ------- --------- -------  ------ -------  ------------ ---------
Net revenues............  $--   $36,804  $10,851  $17,929  $2,227 $42,349    $  (981)   $109,179
Cost of revenues........   --    19,417    4,088   11,044     550  31,880       (481)     66,498
                          ----  -------  -------  -------  ------ -------    -------    --------
Gross profit............   --    17,387    6,763    6,885   1,677  10,469       (500)     42,681
Selling, general, and
 administrative
 expenses ..............  $ 56   12,248    6,352    5,144     702  10,522     (5,601)     29,423
Goodwill amortization...   --       --       --       --      --      --       2,094       2,094
                          ----  -------  -------  -------  ------ -------    -------    --------
Operating income
 (loss).................   (56)   5,139      411    1,741     975     (53)     3,007      11,164
Other (income) expense..   --       390       21      (97)    --      (43)      (396)       (125)
                          ----  -------  -------  -------  ------ -------    -------    --------
Income before income tax
 provision..............   (56)   4,749      390    1,838     975     (10)     3,403      11,289
Income tax provision....   --       --       157       80      41     --       5,075       5,353
                          ----  -------  -------  -------  ------ -------    -------    --------
Net income (loss).......  $(56) $ 4,749  $   233  $ 1,758  $  934 $   (10)   $(1,672)   $  5,936
                          ====  =======  =======  =======  ====== =======    =======    ========
Net income per share....                                                                $
                                                                                        ========
Shares used in computing
 pro forma net income
 per share (1)..........
                                                                                        ========

---------------
(1) Includes (i) 2,879,063 shares issued to owners of the Founding Companies,
    (ii) 4,907,500 shares issued upon formation of U.S. Marketing, and (iii)
           of the        shares sold in the IPO necessary to pay the cash
    consideration portion of the Acquisitions, to fund the S Corporation distributions and to pay expenses of this Offering.



      See Notes to the Unaudited Pro Forma Combined Financial Statements.

                         U.S. MARKETING SERVICES, INC.

        NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 1--GENERAL

  U.S. Marketing Services, Inc. ("U.S.. Marketing") was founded in March 1998 to create a national consolidator and integrated provider of outsourced marketing services to entertainment, consumer goods, food products and retail companies. U.S. Marketing has conducted limited operations to date and will acquire the Founding Companies concurrently with and as a condition to the closing of this IPO.

  The historical financial statements reflect the financial position and results of operations of U.S. Marketing and the Founding Companies and were derived from U.S. Marketing and the respective Founding Companies' financial statements as indicated. The unaudited proforma combined financial statements include the results of operations of the Founding Companies as of and for the year ended March 31, 1998. The unaudited historical financial statements included elsewhere herein have been included in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 80.

NOTE 2--ACQUISITION OF FOUNDING COMPANIES

  Concurrently with and as a condition to the closing of the IPO, U.S. Marketing will acquire either all of the outstanding capital stock or substantially all of the assets of the Founding Companies. The acquisitions will be accounted for using the purchase method of accounting with U.S. Marketing being treated as the accounting acquiror.

  The following table sets forth the consideration to be paid (the "Purchase Consideration") (a) in cash and (b) in shares of Common Stock to the common stockholders of each of the Founding Companies, the allocation of the consideration to the fair values of the net assets acquired and resulting goodwill. For purposes of computing the estimated purchase price for accounting purposes, the value of shares is determined using an estimated fair value of $11.70 per share, which represents a discount of 10% from the assumed IPO price of $13 per share, due to restrictions on the sale and transferability of the shares issued. The total Purchase Consideration does not reflect contingent consideration related to earn out arrangements included in the definitive agreements for Certified and MCI. These arrangements provide for the Company to pay additional consideration, which amount is equivalent to 1999 earnings before interest and taxes, payable in cash and shares of U.S. Marketing common stock, calculated by reference to the average closing price of the Common Stock for the ten trading days prior to March 31, 1999.

  The purchase price has been allocated to the Company's historical assets and liabilities based on their respective carrying values, as these carrying values are deemed to represent fair market values of these assets and liabilities. Additionally, adjustments have been made for S Corporation distributions to be made subsequent to March 31, 1998, assets not purchased, debt and other liabilities not assumed and the establishment of a deferred income tax liability and asset assumed in the transaction for purposes of determining the excess of the purchase price over the fair value of the net assets acquired. The allocation of the purchase price is considered preliminary until such time as the closing of the transaction and consummation of the Acquisitions. The Company does not anticipate that the final allocation of purchase price will differ significantly from that presented herein. Contingent consideration payments, if any, will be accounted for as additional purchase price.

                         U.S. MARKETING SERVICES, INC.

              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                               SHARES OF  VALUE                  NET    GOODWILL AND
                                    S CORP      COMMON     OF        TOTAL      ASSETS   INTANGIBLE
                          CASH   DISTRIBUTIONS   STOCK   SHARES  CONSIDERATION ACQUIRED    ASSETS
                         ------- ------------- --------- ------- ------------- -------- ------------
SPAR.................... $23,725     $--       1,825,000 $21,352   $ 45,077     $3,119    $41,958
Certified...............   3,640      --         280,000   3,276      6,916      1,552      5,364
Brand and TCE(1)........  16,800      255        700,000   8,190     25,245        770     24,475
MCI.....................  13,259      --          74,063     866     14,125      2,150     11,975
                         -------     ----      --------- -------   --------     ------    -------
Total................... $57,424     $255      2,879,063 $33,684   $ 91,363     $7,591    $83,772
                         =======     ====      ========= =======   ========     ======    =======

---------------
(1) The acquisitions of Brand and TCE were negotiated as if the two companies were one company due to common ownership. However, because the ownership percentages of the stockholders of these two companies are not identical, the two companies were not considered one company for purposes of including financial statements in this Prospectus. Net assets acquired for Brand and TCE are $609 and $161, respectively.

                         U.S. MARKETING SERVICES, INC.
  NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS--(CONTINUED)
              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 3--UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS

  The following table summarizes unaudited pro forma combined balance sheet adjustments.

                                       MERGER ADJUSTMENTS                                 OFFERING ADJUSTMENTS        POST-
                           -----------------------------------------------   PRO FORMA  -------------------------    MERGER
                             (a)       (b)    (c)     (d)     (e)     (f)   ADJUSTMENTS   (g)     (h)      (i)     ADJUSTMENTS
                           --------  -------  ----  -------  ------  -----  ----------- ------- -------  --------  -----------
ASSETS
Cash and cash
equivalents......          $    --   $(2,250) $--   $   --   $ (508) $ --     $(2,758)  $79,003 $(3,712) $(57,424)   $17,867
Due from affili-
ates.............                                              (255)             (255)                                   --
                           --------  -------  ----  -------  ------  -----    -------   ------- -------  --------    -------
                                --    (2,250)  --       --     (763)   --      (3,013)   79,003  (3,712)  (57,424)    17,867
Property and
equipment, net...                                    (2,036)                   (2,036)                                   --
Goodwill, net....                             (126)  83,898                    83,772                                    --
Deferred tax as-
set..............                              126                                126                                    --
Other assets.....                                      (472)                     (472)                                   --
                           --------  -------  ----  -------  ------  -----    -------   ------- -------  --------    -------
   Total assets..          $    --   $(2,250) $--   $81,390  $ (763) $ --     $78,377   $79,003 $(3,712) $(57,424)   $17,867
                           ========  =======  ====  =======  ======  =====    =======   ======= =======  ========    =======
LIABILITIES AND
STOCKHOLDERS'
EQUITY
Accrued ex-
penses...........          $    --   $   --   $--   $  (770) $  --   $ --     $  (770)  $   --  $   --   $    --     $   --
Deferred reve-
nues.............                                      (400)                     (400)                                   --
Line of credit
and note pay-
able.............                                                                 --             (2,718)              (2,718)
Note payable to
related parties..                                               (55)              (55)             (375)                (375)
Due to
affiliates/stockholders..    57,424   (1,995)        (1,227) (1,458)           52,744                     (57,424)   (57,424)
                           --------  -------  ----  -------  ------  -----    -------   ------- -------  --------    -------
   Total current
   liabilities...            57,424   (1,995)  --    (2,397) (1,513)   --      51,519       --   (3,093)  (57,424)   (60,517)
Note payable to
related parties,
net of current
portion..........                                                                                  (593)                (593)
Note payable, net
of current por-
tion.............                                    (1,309)                   (1,309)              (26)                 (26)
                           --------  -------  ----  -------  ------  -----    -------   ------- -------  --------    -------
   Total liabili-
   ties..........            57,424   (1,995)  --    (3,706) (1,513)   --      50,219       --   (3,712)  (57,424)   (61,136)
Stockholders' eq-
uity:
Common stock.....                                      (120)                     (120)        6                            6
Additional paid-
in capital.......           (57,424)                 91,106            100     33,782    78,997                       78,997
Retained earnings
(deficit)........                       (255)        (6,580)    750   (100)    (6,185)                                   --
Less: treasury
stock............                                       690                       690                                    --
                           --------  -------  ----  -------  ------  -----    -------   ------- -------  --------    -------
   Total stock-
   holders' equi-
   ty............           (57,424)    (255)  --    85,096     750    --      28,167    79,003     --        --      79,003
                           --------  -------  ----  -------  ------  -----    -------   ------- -------  --------    -------
Total liabilities
and stockholders'
equity...........          $    --   $(2,250) $--   $81,390  $ (763) $ --     $78,377   $79,003 $(3,712) $(57,424)   $17,867
                           ========  =======  ====  =======  ======  =====    =======   ======= =======  ========    =======

                         U.S. MARKETING SERVICES, INC.

              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(a) Records the liability for the cash portion of the consideration to be paid to the stockholders of the Founding Companies in connection with the Acquisitions (See Note 1).

(b) Establishment of a liability for additional S Corporation distributions of $255 (other than those already accrued at March 31, 1998) to be paid in connection with the Acquisition with respect to Brand and TCE and to reflect S Corporation distributions to be paid subsequent to March 31, 1998 of $2,250 for Brand and TCE.

(c) Records the net deferred tax asset attributable to the temporary differences between the financial reporting and tax basis of assets and liabilities held in S Corporations consisting of deferred tax assets of $145 ($73 and $72 at SPAR and Brand, respectively) and a deferred tax liability of $19 at TCE.

(d) Records the (i) purchase of the Founding Companies by U.S. Marketing, including consideration of $58,356 in cash, 2,879,063 shares of common stock with an estimated fair value of $11.70 per share (or $33,685), which represents a discount of 10% from the assumed initial public offering price of $13 per share due to restrictions on the sale and transferability of the shares issued, and agreed upon S Corporation distributions of $255 for a total estimated purchase price of $92,296; (ii) elimination of certain property and equipment of MCI not purchased of $2,036; (iii) elimination of unassumed MCI debt related to certain property and equipment of $1,369; (iv) elimination of an unassumed liability due to a MCI stockholder of $1,227; (v) elimination of cash surrender values of officers' life insurance assets, not acquired, of $226 ($156 for Brand and $70 for Certified); (vi) elimination of treasury stock of $690 ($670 for Brand and $20 for TCE) and historical equity amounts for all Founding Companies; (vii) elimination of unassumed liabilities of $710; (viii) capital contribution by a stockholder of MCI of $750 subsequent to March 31, 1998; and (ix) an adjustment to record amounts at fair values aggregating to $154. The excess of the purchase price over the fair value of the net assets acquired is $83,772.

(e) Represents the (i) settlement of certain payables to stockholders subsequent to March 31, 1998 and prior to combination of $1,203 at SPAR;
    (ii) settlement of notes payable to related parties of $55 at Brand; and
    (iii) elimination of $255 in intercompany receivables and payables at Brand and TCE, respectively.

(f) Records the issuance of 100,000 shares of U.S. Marketing Common Stock at a price of $1 per share to an individual for services performed and valued at $100.

(g) Records the cash proceeds from the issuance of shares of U.S. Marketing Common Stock net of estimated offering costs. IPO costs primarily consist of underwriting discounts and commissions, accounting fees, legal fees and printing expenses.

(h) Records the repayments of outstanding debt from proceeds of the IPO as follows:

                                                                      AS OF
                                                                  MARCH 31, 1998
                                                                  --------------
   SPAR (line of credit and note payable)........................     $2,401
   Certified (line of credit)....................................        343
                                                                      ------
                                                                      $2,744
                                                                      ======
   SPAR (due to affiliate, current portion)......................     $  375
                                                                      ======
   SPAR (due to affiliate, long-term portion)....................     $  593
                                                                      ======

(i) Records the use of IPO proceeds to pay the cash portion of the consideration due to the stockholders of the Founding Companies in connection with the Mergers ($43,511) and to repay the $15.1 million loan to a stockholder of U.S. Marketing.

                         U.S. MARKETING SERVICES, INC.

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

NOTE 4--UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS   ADJUSTMENTS

  The following table summarizes unaudited pro forma combined statement of operations adjustments.

                                        MERGER ADJUSTMENTS
                          -----------------------------------------------------   PRO FORMA
                            (a)      (b)     (c)    (d)    (e)    (f)     (g)    ADJUSTMENTS
                          -------  -------  -----  -----  -----  -----  -------  -----------
Net revenues............  $   --   $   --   $(400) $ --   $(581) $ --   $   --     $  (981)
Cost of revenues........      --       --     100    --    (581)   --       --        (481)
Selling, general, and
 administrative ex-
 penses ................   (5,777)     --    (549)   725    --     --       --      (5,601)
Goodwill amortization...      --     2,094    --     --     --     --       --       2,094
                          -------  -------  -----  -----  -----  -----  -------    -------
 Operating income
  (loss)................    5,777   (2,094)    49   (725)   --     --       --       3,007
Other (income) expense..      --       --     --     --     --    (396)     --        (396)
                          -------  -------  -----  -----  -----  -----  -------    -------
Income (loss) before
 income tax provision...    5,777   (2,094)    49   (725)   --     396      --       3,403
Income tax provision....      --       --     --     --     --     --     5,075      5,075
                          -------  -------  -----  -----  -----  -----  -------    -------
Net income (loss).......  $ 5,777  $(2,094) $  49  $(725) $ --   $ 396  $(5,075)   $(1,672)
                          =======  =======  =====  =====  =====  =====  =======    =======

                         U.S. MARKETING SERVICES, INC.

              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(a) Reflects the reduction in salaries, bonuses and benefits to the owners of the Founding Companies as scheduled from the employment agreements that each of the owners will enter into with U.S. Marketing Services, Inc. upon consummation of the IPO as follows:

                                                                    YEAR ENDED
                                                                  MARCH 31, 1998
                                                                  --------------
   Certified.....................................................      $ 292
   Brand and TCE.................................................      2,872
   MCI...........................................................      2,613
                                                                      ------
                                                                      $5,777
                                                                      ======

  Pursuant to the terms of employment agreements to be entered into upon consummation of the Acquisitions, the owners of the Founding Companies will be eligible for performance-based bonuses. Bonuses under the employment agreements will be awarded based upon substantial improvement in the operating performance of both the Founding Companies and U.S. Marketing. The bonuses paid historically to the owners of the Founding Companies were not awarded based upon the same performance criteria and compensation expense has been reduced accordingly in the pro forma adjustments. Whether the bonuses that may be awarded under the new employment agreements will be earned cannot be determined at this time and therefore are not reflected in the pro forma adjustments. If bonuses are awarded, compensation expense would increase.

(b) Reflects the amortization of goodwill to be recorded as a result of these Acquisitions over a 40-year estimated life for goodwill related to SPAR, Certified, Brand, TCE and MCI.

(c) Reflects the adjustment for the following:

                                                              FOR THE YEAR ENDED
                                                                MARCH 31, 1998
                                                              ------------------
   Elimination of MCI depreciation expense related to
    property and equipment not purchased and elimination of
    MCI expenses related to other unassumed liabilities.....        $ 199
   Reduction of Certified selling, general and
    administrative expenses with respect to the closing of
    the Dallas office location, that will not be purchased
    by the Company..........................................          350
                                                                    -----
                                                                    $ 549
                                                                    =====
   Reduction of Certified revenues with respect to the clos-
    ing of the Dallas office location, that will not be pur-
    chased by the Company...................................        $ 400
                                                                    =====
   Increase of SPAR cost of revenues in connection with a
    contract with SPAR Marketing Services, Inc. (a related
    party) to be executed upon consummation of the IPO .....        $ 250
   Reduction of Certified cost of revenues with respect to
    the closing of the Dallas office location, that will not
    be purchased by the Company ............................         (150)
                                                                    -----
                                                                    $ 100
                                                                    =====

(d) Reflects (i) an increase in expenses associated with U.S. Marketing management of $475 and, (ii) the estimated costs associated with a public entity of $250.

(e) Elimination of Brand and TCE intercompany net revenues and cost of revenues of $581.

                         U.S. MARKETING SERVICES, INC.

              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(f) Reflects the reduction in non-recurring interest expense resulting from the payment of outstanding debt or debt not assumed by the Company:

                                                                  YEAR ENDED
                                                                MARCH 31, 1998
                                                                --------------
   SPAR interest expense at a rate of 9.5% on a $2,401 line of
    credit to be repaid with proceeds from the IPO............       $212
   SPAR interest expense at a rate of 9.75% on a $968 note
    payable to be repaid with proceeds from the IPO...........         74
   Certified interest expense at a rate of 9.0% on a $343 line of credit and note payable to be repaid with proceeds from
    the IPO...................................................         15
   Brand interest expense at a rate of 9.0% on a $55 note pay-
    able to affiliate to be repaid with proceeds from the
    IPO.......................................................         11
   MCI interest expense at a rate of 8.5% on $1,370 of
    unassumed debt related to personal property...............         84
                                                                     ----
                                                                     $396
                                                                     ====

(g) Reflects the incremental provision for federal and state income taxes assuming all entities were subject to federal and state income tax and relating to the other statements of operations' adjustments and for income taxes on S Corporation income, assuming a corporate income tax rate of 40% and the non-deductibility of goodwill.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of U.S. Marketing Services, Inc.

  We have audited the accompanying balance sheet of U.S. Marketing Services, Inc. as of March 31, 1998 and the related statements of operations, stockholders' equity and cash flows for the period from March 25, 1998 (date of inception) through March 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of U.S. Marketing Services, Inc. at March 31, 1998 and the results of its operations and its cash flows for the period from March 25, 1998 (date of inception) through March 31, 1998 in conformity with generally accepted accounting principles.

                                                          /s/ Ernst & Young LLP

Vienna, Virginia
May 15, 1998

                         U.S. MARKETING SERVICES, INC.

                                 BALANCE SHEET

                                                                      MARCH 31,
                                                                        1998
                                                                      ---------
                               ASSETS
Cash................................................................. $ 40,375
Deferred offering costs..............................................    5,000
                                                                      --------
Total assets......................................................... $ 45,375
                                                                      ========
                LIABILITIES AND STOCKHOLDERS' EQUITY
Accrued expenses..................................................... $ 30,000
Stockholders' equity:
  Preferred stock, $0.001 par value; 10,000,000 shares authorized, no shares
   issued and outstanding............................................      --
  Common stock, $0.001 par value; 100,000,000 shares authorized,
   4,807,500
   shares issued and outstanding.....................................    4,808
  Additional paid-in capital.........................................  105,205
  Accumulated deficit................................................  (56,138)
  Stock subscription receivable......................................  (38,500)
                                                                      --------
Total stockholders' equity...........................................   15,375
                                                                      --------
Total liabilities and stockholders' equity........................... $ 45,375
                                                                      ========



                            See accompanying notes.

                         U.S. MARKETING SERVICES, INC.

                            STATEMENT OF OPERATIONS

                                                               FOR THE PERIOD
                                                               MARCH 25, 1998
                                                             (DATE OF INCEPTION)
                                                                   THROUGH
                                                               MARCH 31, 1998
                                                             -------------------
Selling, general and administrative expenses................      $ 56,138
                                                                  --------
Operating loss..............................................       (56,138)
                                                                  --------
Net loss....................................................      $(56,138)
                                                                  ========



                            See accompanying notes.

                         U.S. MARKETING SERVICES, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY

                           COMMON STOCK   ADDITIONAL                STOCK         TOTAL
                         ----------------  PAID-IN   ACCUMULATED SUBSCRIPTION STOCKHOLDERS'
                          SHARES   AMOUNT  CAPITAL     DEFICIT    RECEIVABLE     EQUITY
                         --------- ------ ---------- ----------- ------------ -------------
Balance at March 25,
 1998
 (date of inception)....       --  $  --   $    --    $    --      $    --       $   --
Net loss................       --     --        --     (56,138)         --       (56,138)
Issuance of common
 stock.................. 4,807,500  4,808    74,067        --           --        78,875
Expenses paid by stock-
 holder on
 behalf of Company......       --     --     31,138        --           --        31,138
Stock subscription re-
 ceivable...............       --     --        --         --       (38,500)     (38,500)
                         --------- ------  --------   --------     --------      -------
Balance at March 31,
 1998................... 4,807,500 $4,808  $105,205   $(56,138)    $(38,500)     $15,375
                         ========= ======  ========   ========     ========      =======



                            See accompanying notes.

                         U.S. MARKETING SERVICES, INC.

                            STATEMENT OF CASH FLOWS

                                                             FOR THE PERIOD
                                                             MARCH 25, 1998
                                                           (DATE OF INCEPTION)
                                                                 THROUGH
                                                             MARCH 31, 1998
                                                           -------------------
OPERATING ACTIVITIES
Net loss..................................................      $(56,138)
Adjustments to reconcile net loss to net cash used in op-
 erating activities:
  Expenses paid by stockholder on behalf of Company.......        31,138
  Changes in operating assets and liabilities:
    Deferred offering costs...............................        (5,000)
    Accrued expenses......................................        30,000
                                                                --------
Net cash used in operating activities.....................           --
INVESTING ACTIVITIES......................................           --
FINANCING ACTIVITIES......................................           --
Issuance of Common Stock..................................        40,375
Net increase in cash......................................           --
Cash at beginning of period...............................           --
                                                                --------
Cash at end of period.....................................      $ 40,375
                                                                ========



                            See accompanying notes.

                         U.S. MARKETING SERVICES, INC.

                       NOTES TO THE FINANCIAL STATEMENTS

                                MARCH 31, 1998

1. BUSINESS AND ORGANIZATION

  U.S. Marketing Services, Inc., a Delaware corporation ("U.S. Marketing" or the "Company"), was founded in March 1998 to create a nationwide consolidator of marketing service companies. U.S. Marketing intends to acquire either the stock or assets of five U.S. businesses (the "Acquisitions"), upon consummation of an initial public offering (the "IPO") of its common stock and, subsequent to the IPO, continue to acquire through merger or purchase, similar companies to expand its national operations.

  U.S. Marketing has conducted activities to date which have related to the IPO and the Acquisitions. Operating expenses subsequent to inception consist primarily of the salary and related travel costs of the Company's one employee, which costs have been expensed. As of March 31, 1998, approximately $5,000 in legal fees had been incurred in connection with the Offering, and the Company has capitalized these costs as Deferred Offering Costs. These costs include legal fees which will be offset against the proceeds of the IPO at closing. U.S. Marketing is dependent upon the IPO to execute the pending Acquisitions. There is no assurance that the pending Acquisitions discussed will be completed or that U.S. Marketing will be able to generate future operating revenues.

2. STOCKHOLDERS' EQUITY

 Common Stock

  In connection with the organization and initial capitalization on March 25, 1998, the Company issued 4,807,500 shares of Common Stock ("Common Stock") at $0.001 per share, which the Company believes approximated the fair market value of the Company's Common Stock at that date.

  On March 30, 1998, a founder and a consultant of the Company were issued 720,000 and 50,000 shares, respectively of the Company's Common Stock at $0.05 per share, which the Company believes approximated the fair market value of the Company's Common Stock at that date.

  On April 21, 1998, the Company issued 100,000 shares of Common Stock at $1.00 per share to a founder of the Company as a finder fee for services performed in connection with one of the acquisitions. The Company believes the purchase price approximated the fair market value of the Company's Common Stock at that date.

 1998 Equity Compensation Plan

  The Company's Board of Directors has adopted and the Company's stockholders have approved the Company's 1998 Equity Compensation Plan (the "Equity Compensation Plan"). The maximum number of shares of Common Stock that may be subject to outstanding awards may not be greater than that number of shares equal to the number which equals the difference between fifteen percent of the shares outstanding and shares issued pursuant to previous awards under the Equity Compensation Plan. Awards may be settled in cash, shares, other awards or other property, as determined by the Compensation Committee of the Company's Board of Directors (the "Committee").

                         U.S. MARKETING SERVICES, INC.

2. STOCKHOLDERS' EQUITY (CONTINUED)

 1998 Equity Compensation Plan

  The Equity Compensation Plan also provides for automatic option grants to non-employee directors to promote the interests of the Company and its stockholders by enabling non-employee directors to participate in the long-term growth and financial success of the Company. Each non-employee director as of the effective date of the registration statement of which this Prospectus forms a part, and each individual who is not an employee of the Company or any subsidiary and who is a member of the Board after that date, will receive an non-qualified stock option plan to purchase 25,000 shares of Common Stock on the later of the effective date of the registration statement of which this Prospectus forms a part or the date of his or her election to the Board (an "Initial Award"). Initial Awards will become immediately exercisable in full on the date of grant. Each non-employee director who is a member of the Board immediately preceding the annual meeting of stockholders in each year beginning in 1999 (the "Annual Meeting Date") will receive an non-qualified stock option plan to purchase 5,000 shares of Common Stock (an "Annual Award") on the annual meeting date. Annual Awards will be immediately exercisable in full. The exercise price of each Initial Award and each Annual Award will be the fair market value of the Common Stock on the date of grant. The term of each Initial Grant and each Annual Grant will be ten years. All rights to exercise options will terminate on the first to occur of (i) the scheduled expiration date of such option or (ii) one year following the date of termination of service as a director.

  The terms of the option awards will be established by the Committee. The Company intends to file a registration statement on Form S-8 under the Securities Act registering the issuance of shares upon exercise of options granted under this Plan. The Company expects to grant stock options to purchase approximately 850,000 shares of Common Stock at the initial public offering price upon consummation of the IPO.

 Director Compensation

  Directors who are not currently receiving compensation as officers, employees or consultants of the Company are entitled to receive an annual retainer fee of $25,000, plus reimbursement of expenses for each meeting of the Board of Directors and each committee meeting that they attend in person. In addition, non-employee directors receive certain formula grants of non-qualified stock options under the 1998 Equity Compensation Plan.

 1998 Employee Stock Purchase Plan

  The Company's Board of Directors has adopted, and the Company's stockholders have approved the 1998 Employee Stock Purchase Plan. This plan will permit eligible employees of the Company and its subsidiaries to purchase shares of Common Stock at a discount. The eligible class of employees will be determined by the Board of Directors. Eligible employees who elect to participate will have amounts withheld through payroll deduction during purchase periods. At the end of each purchase period, accumulated payroll deductions will be used to purchase stock at a price equal to 85% of the market price. Stock purchased under the plan will be subject to a six-month holding period. The Company has reserved 500,000 shares of Common Stock for issuance under this plan.

3. STOCK-BASED COMPENSATION

  Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," allows entities to choose between a new fair value based method of accounting for employee stock options or similar equity instruments and the current intrinsic value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25 ("APB No. 25"). Entities electing to remain with the accounting in APB Opinion No. 25 must make pro forma disclosures of net income and earnings per share as if the fair value method of accounting has been applied. The Company will provide pro forma disclosure of net income and earnings per share, as applicable, in the notes to future consolidated financial statements.

                         U.S. MARKETING SERVICES, INC.

4. COMMITMENTS

  Upon the consummation of the IPO, the Company will enter into one- or two-year employment agreements with certain individuals. Future commitments pursuant to these employment agreements total $2,690,000.

5. RECENT PRONOUNCEMENTS

  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"), which is required to be adopted for the Company's March 31, 1999 financial statements. SFAS No. 130 establishes new rules for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Comprehensive income is the total of net income and all other nonowner changes in equity. The impact of SFAS No. 130 on the Company's March 31, 1999 financial condition and results of operations is not expected to be material.

  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"), which is required to be adopted for the Company's March 31, 1999 financial statements. SFAS No. 131 establishes annual and interim reporting standards for a company's operating segments and related disclosures about products, services, geographic areas and major customers. The impact of SFAS No. 131 on the Company's March 31, 1999 financial condition and results of operations is not expected to be material.

6. EVENTS (UNAUDITED) SUBSEQUENT TO THE DATE OF THE AUDITORS' REPORT

  U.S. Marketing has signed definitive agreements to either acquire by merger or purchase assets of five companies ("Founding Companies") to be effective contemporaneously with the Offering. The companies to be acquired are the SPAR Group ("SPAR"), Certified Marketing Services, Inc. ("Certified"), Brand Manufacturing Corp. ("Brand"), T.C.E. Corporation ("TCE"), and MCI Performance Group, Inc. ("MCI"). The aggregate consideration that will be paid by U.S. Marketing to acquire the Founding Companies is approximately $58.6 million in cash (assuming an initial public offering price of $13.00) and 2,879,063 shares of common stock.

  On May 20, 1998, U.S. Marketing Services, Inc. ("U.S. Marketing") acquired 70% of the outstanding stock of Brand Manufacturing Corp. ("Brand") and T.C.E. Corporation ("TCE"), for $15.1 million in cash in the first step of a two-step stock purchase. The $15.1 million in cash was loaned to U.S. Marketing by a stockholder of U.S. Marketing and is secured by (i) a pledge of 70% of the outstanding common stock of Brand and TCE owned by U.S. Marketing, (ii) a pledge of the remaining 30% of the common stock of Brand and TCE held by their other stockholders and (iii) a pledge of 1,875,000 shares of U.S. Marketing owned by a stockholder. Simultaneously with the consummation of the initial public offering ("IPO") of U.S. Marketing, U.S. Marketing will purchase all of the remaining outstanding stock of Brand and TCE for: (i) $2.6 million in cash and (ii) 700,000 shares of U.S. Marketing's Common Stock. Upon consummation of the IPO, U.S. Marketing will repay the stockholder the $15.1 million loan.

   As part of the definitive acquisition agreements with the Founding Companies, U.S. Marketing will not acquire SPAR Marketing Services Inc. ("SMS"), a related party of SPAR, via common ownership, of SPAR. SMS has been audited by the Internal Revenue Service ("IRS") with respect to whether certain field representatives should be classified as independent contractors or employees for federal tax purposes. If the IRS finds that the field representatives should be classified as employees, SMS could be liable for employment taxes and related penalties and interest (the "Taxes"). SMS is contesting this determination and intends to file suit in federal court. No liability of SMS will become a direct liability of U.S. Marketing or its subsidiaries, however, if SMS is unable to pay the Taxes or otherwise win or settle its dispute with the IRS, then the IRS might

                         U.S. MARKETING SERVICES, INC.

seek to collect all or a portion of such tax liability from SPAR. The SMS Stockholders have indemnified the Company and its subsidiaries against such liability; however, there is no assurance the Company will be able to recover such amounts, if paid to the IRS, from the SMS Stockholders.

  The following table reflects the consideration to be paid in cash and shares of common stock, the allocation of the consideration to net assets acquired and resulting goodwill as of March 31, 1998 assuming an initial public offering price per share of $13.00.

                                  S CORPORATION  SHARES OF   VALUE OF     TOTAL     NET ASSETS
                           CASH   DISTRIBUTIONS COMMON STOCK  SHARES  CONSIDERATION  ACQUIRED  GOODWILL
                          ------- ------------- ------------ -------- ------------- ---------- --------
SPAR....................  $23,725     $--        1,825,000   $21,352     $45,077      $3,119   $41,958
Certified...............    3,640      --          280,000     3,276       6,916       1,552     5,364
Brand and TCE (1).......   16,800      255         700,000     8,190      25,245         770    24,475
MCI.....................   13,259      --           74,063       866      14,125       2,150    11,975
                          -------     ----       ---------   -------     -------      ------   -------
 Total..................  $57,424     $255       2,879,063   $33,684     $91,363      $7,591   $83,772
                          =======     ====       =========   =======     =======      ======   =======

---------------
(1) The acquisitions of Brand and TCE were negotiated as if the two companies were one company due to common ownership. However, because the ownership percentages of the stockholders of these two companies are not identical, the two companies were not considered one company for purposes of including financial statements in this Prospectus. Net assets acquired for Brand and TCE are $609 and $161, respectively.

  The total consideration does not reflect contingent consideration which may be issued pursuant to earn out arrangements included in the definitive agreements for Certified and MCI. These arrangements provide for the Company to pay additional consideration of cash and issue additional shares of common stock, based on pre-tax 1999 earnings of Certified and MCI.

  The purchase price will be allocated to the Company's historical assets and liabilities based on their respective carrying values, as these carrying values are deemed to represent fair market value of these assets and liabilities. Additionally, adjustments have been made for S Corporation distributions to be made subsequent to March 31, 1998, assets not acquired, debt and other not assumed liabilities and the establishment of a deferred income tax liability and asset assumed in the transaction for purposes of determining the excess of the purchase price over the full value of the net assets acquired. The allocation of the purchase price is considered preliminary until such time as the closing of the transaction and consummation of the Acquisitions. The Company does not anticipate that the final allocation of purchase price will differ significantly from that presented herein. Contingent consideration payments, if any, will be accounted for as additional purchase price.

  In June 1998, U.S. Marketing plans to file a registration statement on Form S-1 for the initial public offering of its common stock.

  Contemporaneously, with the IPO, the Company is seeking to secure a senior secured bank facility of $100 million to finance further acquisitions and to provide for working capital needs. Based upon preliminary discussions, BT Alex. Brown Incorporated believes that senior secured bank financing in an amount equal to $100 million could be arranged.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of SPAR Group

  We have audited the accompanying combined balance sheets of SPAR Group as of March 31, 1997 and 1998 and the related combined statements of operations, stockholders' equity and cash flows for each of the three years in the period ended March 31, 1998. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of SPAR Group at March 31, 1997 and 1998, and the combined results of its operations and its cash flows for each of the three years in the period ended March 31, 1998 in conformity with generally accepted accounting principles.

                                                          /s/ Ernst & Young LLP

Minneapolis, Minnesota
April 30, 1998

                                   SPAR GROUP

                            COMBINED BALANCE SHEETS

                                                               MARCH 31,
                                                         ----------------------
                                                            1997       1998
                                                         ---------- -----------
                         ASSETS
Current assets:
  Cash.................................................. $  519,604 $ 1,919,076
  Accounts receivable, less allowance of $321,000 and
   $568,000 at
   March 31, 1997 and 1998, respectively................  7,565,421   8,049,491
  Prepaid expenses and other current assets.............     98,080     310,277
  Due from affiliates...................................    132,181      60,000
                                                         ---------- -----------
    Total current assets................................  8,315,286  10,338,844
Property and equipment, net.............................    218,470     226,961
Other assets............................................    334,577     330,124
                                                         ---------- -----------
    Total assets........................................ $8,868,333 $10,895,929
                                                         ========== ===========
          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Line of credit........................................ $2,054,962 $ 2,400,990
  Accounts payable......................................    879,255     630,250
  Accrued expenses......................................  2,321,007   1,755,020
  Due to affiliates.....................................    618,086     262,271
  Deferred revenue......................................    466,919         --
  Distributions payable to stockholders.................        --    1,203,000
  Current portion of long-term debt due to affiliate....    155,959     375,000
  Current portion of other long-term debt...............    500,000     300,000
                                                         ---------- -----------
    Total current liabilities...........................  6,996,188   6,926,531
Other long-term debt, less current portion..............    535,000     235,000
Long-term debt due to affiliate, less current portion...    402,374     592,500
Stockholders' equity....................................    934,771   3,141,898
                                                         ---------- -----------
    Total liabilities and stockholders' equity.......... $8,868,333 $10,895,929
                                                         ========== ===========



                            See accompanying notes.

                                   SPAR GROUP

                       COMBINED STATEMENTS OF OPERATIONS

                                                YEARS ENDED MARCH 31,
                                         -------------------------------------
                                            1996         1997         1998
                                         -----------  -----------  -----------
Net revenues............................ $14,424,502  $35,574,316  $36,804,398
Cost of revenues........................   7,678,650   21,753,915   19,417,492
                                         -----------  -----------  -----------
  Gross profit..........................   6,745,852   13,820,401   17,386,906
Selling, general and administrative ex-
 penses.................................   7,029,830   13,476,964   12,248,137
                                         -----------  -----------  -----------
Operating income (loss).................    (283,978)     343,437    5,138,769
Other income (expense):
  Other income (expense)................         --      (252,746)     (36,354)
  Interest income.......................      23,085          --           --
  Interest expense......................    (122,523)    (513,658)    (353,363)
                                         -----------  -----------  -----------
                                            (99,438)     (766,404)    (389,717)
                                         -----------  -----------  -----------
Net income (loss)....................... $  (383,416) $  (422,967) $ 4,749,052
                                         ===========  ===========  ===========
Unaudited pro forma information:
  Net income (loss) before income tax
   provision............................ $  (383,416) $  (422,967) $ 4,749,052
  Pro forma income tax provision (bene-
   fit).................................    (132,493)      (6,350)   1,751,101
                                         -----------  -----------  -----------
  Pro forma net income (loss) (See Note
   2)................................... $  (250,923) $  (416,617) $ 2,997,951
                                         ===========  ===========  ===========




                            See accompanying notes.

                                   SPAR GROUP

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                       TOTAL
                                                                   STOCKHOLDERS'
                                                                      EQUITY
                                                                   -------------
Balance at March 31, 1995.........................................  $   512,472
  Net loss........................................................     (383,416)
  Net contributions from stockholders.............................      887,678
                                                                    -----------
Balance at March 31, 1996.........................................    1,016,734
  Net loss........................................................     (422,967)
  Net contributions from stockholders.............................      341,004
                                                                    -----------
Balance at March 31, 1997.........................................      934,771
  Net income......................................................    4,749,052
  Net distributions to stockholders...............................   (2,541,925)
                                                                    -----------
Balance at March 31, 1998.........................................  $ 3,141,898
                                                                    ===========




                            See accompanying notes.

                                   SPAR GROUP

                       COMBINED STATEMENTS OF CASH FLOWS

                                                YEARS ENDED MARCH 31,
                                         -------------------------------------
                                            1996         1997         1998
                                         -----------  -----------  -----------
OPERATING ACTIVITIES
Net income (loss)......................  $  (383,416) $  (422,967) $ 4,749,052
Adjustments to reconcile net income
 (loss) to net cash provided by
 operating activities:
  Loss on disposal of property and
   equipment...........................          --       228,533          --
  Depreciation.........................      157,121      186,012      151,816
  Amortization.........................       33,729       41,455        9,376
  Changes in operating assets and lia-
   bilities:
    Accounts receivable................      201,315      102,616     (484,070)
    Note receivable....................     (253,000)     253,000          --
    Prepaid expenses and other current
     assets............................       32,993     (168,451)    (217,120)
    Due from affiliates................     (429,481)     582,357       72,181
    Accounts payable...................      311,306       67,037     (249,005)
    Accrued expenses...................      268,667    1,216,401     (565,987)
    Due to affiliates..................      181,237      436,849     (355,815)
    Deferred revenue...................       46,020      420,899     (466,919)
                                         -----------  -----------  -----------
Net cash provided by operating
 activities............................      166,491    2,943,741    2,643,509
INVESTING ACTIVITIES
Purchases of property and equipment....      (91,217)    (104,845)    (160,307)
Purchase of business, net of cash
 acquired..............................   (4,669,717)         --           --
                                         -----------  -----------  -----------
Net cash used in investing activities..   (4,760,934)    (104,845)    (160,307)
FINANCING ACTIVITIES
Net proceeds from (payments of) line of
 credit................................    3,523,734   (2,498,772)     346,028
Net proceeds from (payments of) long-
 term debt due
 to Spar Marketing Services, Inc. .....     (249,999)    (145,835)     409,167
Due to (from) stockholders.............      300,000          --    (1,297,000)
Payments of other long-term debt.......          --      (675,000)    (500,000)
Distributions to (contributions by)
 stockholders..........................      887,678      341,004      (41,925)
                                         -----------  -----------  -----------
Net cash provided by (used in)
 financing activities..................    4,461,413   (2,978,603)  (1,083,730)
                                         -----------  -----------  -----------
Net (decrease) increase in cash........     (133,030)    (139,707)   1,399,472
Cash at beginning of year..............      792,341      659,311      519,604
                                         -----------  -----------  -----------
Cash at end of year....................  $   659,311  $   519,604  $ 1,919,076
                                         ===========  ===========  ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION
Interest paid..........................  $   122,523  $   513,658  $   353,363
                                         ===========  ===========  ===========
Non-cash transactions:
 Distributions payable to stockhold-
  ers..................................  $       --   $       --   $ 2,500,000
                                         ===========  ===========  ===========


                            See accompanying notes.

                                  SPAR GROUP

                  NOTES TO THE COMBINED FINANCIAL STATEMENTS

                                MARCH 31, 1998

1. BUSINESS AND ORGANIZATION

  The SPAR Group ("SPAR" or the "Company") is a national marketing services company that provides retail merchandising and other marketing services to home video, consumer goods and food products companies. SPAR's services include in-store merchandising, test market research, mystery shopping, database management and data collection. SPAR offers these services directly through a network of in-store merchandising specialists. SPAR also provides teleservices within an extensive inbound and outbound call center.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

  The combined financial statements include the following operating companies owned by the same two stockholders. The companies included in the SPAR Group are:

    Spar, Inc. (formerly Spar/Burgoyne Information Services, Inc.)--provides merchandising services to manufacturers and distributors, across most retail trade classes such as mass merchandise, food, drug and home centers.

    Spar/Burgoyne Retail Services, Inc.--provides information gathering and consumer and trade research services and operates nationwide product retrieval services, performing and conducting consumer and trade surveys.

    Spar Marketing Force, Inc.--provides merchandising services to manufacturers and distributors, across most retail trade classes such as mass merchandise, food, drug and home centers. Spar Marketing Force, Inc. also provides services for an international automobile manufacturer.

    Spar Marketing, Inc.--provides merchandising services to manufacturers and distributors, across most retail trade classes such as mass merchandise, food, drug and home centers.

 Revenue Recognition

  Revenues are recognized as services are performed in accordance with contract terms. All operating expenses are charged to operations as incurred.

 Agency Funds

  Cash balances available for the administration of a customer's bonus program are deposited in accounts with financial institutions in which the Company acts as agent for a customer pending payment settlement. These funds are considered neither an asset nor liability of the Company. The balance of funds held in agency accounts totaled approximately $612,000 and $997,000 as of March 31, 1997 and 1998, respectively.

 Property and Equipment

  Property and equipment, including leasehold improvements, are stated at cost. Depreciation and amortization is calculated on a straight-line basis over estimated useful lives of the related assets, which range from five to seven years. Leasehold improvements are amortized over the shorter of their estimated useful lives or lease term, using the straight-line method.

 Impairment of Long-Lived Assets

  The Company reviews the recoverability of long-lived assets, whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable, in accordance with criteria established by Statement

                                  SPAR GROUP

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

 Impairment of Long-Lived Assets (continued)

of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets." A loss is recognized for the difference between the carrying amount and the estimated fair value of the asset. The Company made no adjustment to the carrying values of the assets during the years ended March 31, 1996, 1997 and 1998.

 Fair Value of Financial Instruments

  At March 31, 1997 and 1998, the fair value of the Company's cash, accounts receivable, and accounts payable approximates carrying amounts due to the short-term maturities of such instruments. The carrying amount of notes payable and debt approximates fair value since the current effective rates reflect the market rate for debt with similar terms and remaining maturities.

 Concentration of Credit Risk and Other Risks

  Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable. The Company places its cash with high credit quality financial institutions and investment grade short-term investments, which limit the amount of credit exposure.

  Three customers approximated 38% and 51% of net revenues for the years ended March 31, 1997 and 1998, respectively. Additionally, two customers approximated 37% and 49% of accounts receivable at March 31, 1997 and 1998, respectively.

  At March 31, 1998, the Company maintained approximately $1,900,000 in accounts with one bank. These balances are in excess of Federal Deposit Insurance Corporation insurance coverage.

 Income Taxes

  Historically, the companies in the SPAR Group have elected, by the consent of their stockholders, to be taxed under the provisions of Subchapter S of the Internal Revenue Code (the "Code") with the exception of Spar/Burgoyne Retail Services, Inc. which is taxed as a C corporation. Under the provisions of the Code, the stockholders of the Subchapter S companies include the Company's corporate income in their personal income tax returns. Accordingly, these Subchapter S companies were not subject to federal corporate income tax during the period for which they were S Corporations. Certain states in which these subchapter S companies do business do not accept certain provisions under Subchapter S of the Code and, as a result, income taxes in these states are a direct responsibility of the Company. Spar/Burgoyne Retail Services, Inc. did not recognize income tax expense for the year ended March 31, 1996 as the Company had net operating loss carryforwards to offset any tax liability. In the years ended March 31, 1997 and 1998, Spar/Burgoyne Retail Services, Inc. recognized an income tax provision of approximately $52,000 and $12,000, respectively. This expense is recorded in other expenses.

  The unaudited pro forma income tax information included in the statements of operations is presented in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," as if the Company had been subject to federal and state income taxes for all periods presented.

 Use of Estimates

  The preparation of the combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                  SPAR GROUP

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

 Internal Use Software Development Costs

  In March 1998, the AICPA issued SOP 98-1, Accounting For the Costs of Computer Software Developed For or Obtained For Internal Use, (the "SOP"). The SOP is effective for the Company beginning on April 1, 1999. The SOP will require the capitalization of certain costs incurred after the date of adoption in connection with developing or obtaining software for internal use. The Company currently expenses such costs as incurred. The Company has not yet assessed what the impact of the SOP will be on the Company's financial position or results of operations.

3. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                                  MARCH 31,
                                                              -----------------
                                                                1997     1998
                                                              -------- --------
   Computer equipment and programs........................... $320,924 $399,310
   Furniture and equipment...................................   38,212   38,212
   Leasehold improvements....................................   30,752      --
                                                              -------- --------
                                                               389,888  437,522
   Less accumulated depreciation.............................  171,418  210,561
                                                              -------- --------
                                                              $218,470 $226,961
                                                              ======== ========

4. LINE OF CREDIT

  Spar Marketing Force, Inc. ("SMF") has a line of credit with a bank, whereby SMF can borrow up to $6,000,000 based on eligible accounts receivable. Borrowings under the line of credit are due on demand with interest payable at the bank's "alternate base rate" plus 2.0%, (10.5% at March 31, 1998). The balance outstanding on the line of credit was $2,054,962 and $2,400,990 at March 31, 1997 and 1998, respectively. The line of credit is secured by the assets of SMF.

5. LONG-TERM DEBT DUE TO SPAR MARKETING SERVICES, INC.

  The Company's affiliate, Spar Marketing Services, Inc. ("SMS"), had a long-term loan dated August 1994 with an original balance of $1,000,000 and a line of credit in the amount of $500,000. SMS refinanced and replaced these loans with a single facility, long-term loan, on October 29, 1996. The replacement term loan in the amount of $1,500,000 is due in 48 consecutive monthly principal installments of $31,250 and interest at the bank's fluctuating announced rate plus 1.25% (9.75% at March 31, 1998). The Company has borrowed these same funds from SMS and has agreed to repay the amounts borrowed using the same terms contained within the loan agreement between the bank and SMS. The bank loan is secured by the assets of the SPAR Group and personal guarantees of stockholders.

  The minimum principal payments on long-term debt due to SMS are as follows at March 31, 1998:

   1999................................................................ $375,000
   2000................................................................  375,000
   2001................................................................  217,500
                                                                        --------
                                                                        $967,500
                                                                        ========

                                  SPAR GROUP

6. COMMON STOCK

  Common stock of the companies included in the SPAR Group at March 31, 1998 is as follows:

                                                            SHARES
                                                 SHARES   ISSUED AND
                                               AUTHORIZED OUTSTANDING PAR VALUE
                                               ---------- ----------- ---------
   Spar, Inc..................................   2,500         72       None
   Spar/Burgoyne Retail Services, Inc. .......   2,500         72       None
   Spar Marketing Force, Inc. ................   2,500         72       None
   Spar Marketing, Inc........................     100         72       None

7. COMMITMENTS AND CONTINGENCIES

 Lease Commitments

  The Company leases equipment and certain office space in several cities under non-cancelable operating lease agreements. Certain leases contain escalation clauses and require the Company to pay its share of any increases in operating expenses and real estate taxes. Rent expense was approximately $331,000, $816,000 and $871,000 for the years ended March 31, 1996, 1997 and
1998, respectively. At March 31, 1998, future minimum commitments under non-cancelable operating lease arrangements are as follows:

   1999.............................................................. $  769,038
   2000..............................................................    560,691
   2001..............................................................     85,673
   2002..............................................................     46,784
                                                                      ----------
                                                                      $1,462,186
                                                                      ==========

 Legal Matters

  SMS, a related party, has been audited by the Internal Revenue Service with respect to whether certain field representatives should be classified as independent contractors or employees for federal employment tax purposes for the tax years ended December 31, 1991 and 1992. The dispute has worked its way through the Internal Revenue Service appeals process and SMS intends to file a petition with the Federal District Court. If it is found that the field representatives should be classified as employees, SMS could be liable for employment taxes and related penalties and interest. The outcome of this dispute and the amount of the contingent liability are not determinable at this time. If a liability is assessed and SMS is unable to pay, the IRS may seek to collect all or a portion of the tax liability from the Company due to its common control and business relationship with SMS. Accordingly, the Company believes an adequate provision for the contingent liability has been made in the accompanying combined financial statements as of March 31, 1997 and 1998, respectively. Similar claims have been filed against SMS by certain states. However, SMS is confident defending its position against these state claims because of prior success in several states, and SMS will continue to vigorously defend its position against any future state claims that may arise. For example, SMS prevailed on a similar claim by the state of California, which had instituted administrative proceedings against SMS. The administrative law judge agreed with SMS's classification of field representatives as independent contractors. The State of California has declined to file a further appeal and has refunded payments made by SMS under protest during the appeal process.

  The Company is a party to various legal actions and administrative proceedings arising in the normal course of business. In the opinion of the Company's management, dispositions of these matters are not anticipated to have a material adverse effect on the financial position, results of operations or cash flows of the Company.

8. PROFIT SHARING PLAN

  The SPAR Group has a 401(k) Profit Sharing Plan covering substantially all full-time employees. Employer contributions of approximately $31,200, $31,600 and $37,000 were made to the plan during the years ended March 31, 1996, 1997 and 1998, respectively.

                                  SPAR GROUP

9. PHANTOM STOCK PLAN

  The SPAR Group has a phantom stock plan covering certain members of management. Phantom shares are granted at the discretion of the Board of Directors and vest over four years. The Company has accrued approximately $150,000 related to the phantom stock plan as of March 31, 1998. All liabilities under the plan are subordinated to bank debt.

10. ACCRUED EXPENSES

  The accrued expenses balance includes approximately $950,000 and $600,000 for salaries and bonus amounts payable at March 31, 1997 and 1998, respectively.

11. RELATED PARTY TRANSACTIONS

  The SPAR Group is affiliated through common ownership with Spar Retail Services, Inc. (formerly Spar/Servco, Inc.), Spar Marketing Services, Inc., Spar/Burgoyne, Inc., Spar Group, Inc., IDS Spar Pty, Ltd. (Aust.), Spar Ltd., (U.K.), Garden Island, Inc., Spar Marketing Pty Ltd. (Aust.), Spar/Burgoyne Information Services, Inc., WR Services, Inc., Spar Services Inc., Infinity Insurance, Ltd. and Spar Infotech, Inc.

  The following transactions occurred between the SPAR Group and the above affiliates:

                                                  YEARS ENDED MARCH 31,
                                             --------------------------------
                                                1996       1997       1998
                                             ---------- ---------- ----------
   Marketing services provided by affili-
    ates:
     Independent contractor services........ $4,077,621 $6,250,321 $3,232,500
                                             ========== ========== ==========
     Field management services.............. $1,820,000 $3,002,905 $2,964,246
                                             ========== ========== ==========
   Services provided to affiliates:
     Management services.................... $  620,000 $  597,509 $  576,147
                                             ========== ========== ==========

  The Company also received computer consulting services for programming and software consulting from Spar Infotech, Inc. for which there was no charge to the Company.

  Through the services of Infinity Insurance, Ltd., the Company purchased insurance coverage for its casualty and property insurance risk, for approximately $321,000 and $318,000 during the years March 31, 1997 and 1998, respectively. No services were provided during the year ended March 31, 1996.

                                                             MARCH 31,
                                                     --------------------------
                                                       1996     1997     1998
                                                     -------- -------- --------
   Balance due from affiliates:
     Spar Marketing Services, Inc................... $113,538 $    --  $ 60,000
     Spar Group, Inc................................  600,000  132,181      --
                                                     -------- -------- --------
                                                     $713,538 $132,181 $ 60,000
                                                     ======== ======== ========
   Balance due to affiliates:
     Spar Marketing Services, Inc................... $    --  $576,820 $261,771
     Spar/Burgoyne, Inc.............................      --       --       500
     Spar Group, Inc................................   39,500   41,266      --
     Spar/Burgoyne Information Services, Inc........  185,824      --       --
                                                     -------- -------- --------
                                                     $225,324 $618,086 $262,271
                                                     ======== ======== ========

                                  SPAR GROUP

12. ACQUISITION

  Spar Marketing Force, Inc. was organized in late fiscal 1996 to acquire substantially all of the assets of Marketing Force, Inc. The March 1, 1996 acquisition has been accounted for by the purchase method of accounting. Accordingly, the purchase price was allocated to the net assets acquired based on their estimated fair values. The fair value of tangible assets acquired and liabilities assumed was approximately $7,950,000 and $2,950,000, respectively. The purchase price consisted of (a) $5,000,000 in cash, financed through a revolving bank credit line and security agreement, and (b) a subordinated promissory note not to exceed $12,000,000 payable to Marketing Force, Inc. and its affiliate, ADVO, Inc.

  The purchase agreement provided for a post closing adjustment to the purchase price in the event of a deficiency in the closing business values. The final assessment of net asset values has resulted in a restructuring of the subordinated promissory note up to $3,000,000 which is payable only in the event that Spar Marketing Force, Inc. completes a public offering of its shares prior to the year 2000. The consideration related to the subordinated promissory note will be recorded as additional purchase price when paid.

13. EVENT (UNAUDITED) SUBSEQUENT TO DATE OF INDEPENDENT AUDITORS' REPORT

  In May 1998, the Company entered into a stock purchase agreement with U.S. Marketing Services, Inc. ("U.S. Marketing"), pursuant to which the Company will merge with a wholly-owned subsidiary of U.S. Marketing. Prior to the closing of the stock purchase agreement, the companies in the SPAR Group (including Spar, Inc., Spar/Burgoyne Retail Services, Inc., Spar Marketing Force, Inc., and Spar Marketing, Inc.) will be merged into one company, Spar Marketing Force, Inc. (the "Merged Company"). All the issued and outstanding shares of the Merged Company will be exchanged for cash and shares of Common Stock in U.S. Marketing concurrent with the consummation of the initial public offering ("IPO") of the common stock of U.S. Marketing. It is intended that U.S. Marketing will not assume the liability related to the subordinated promissory note of up to $3,000,000 that is payable to Marketing Force, Inc. and its affiliate, ADVO, Inc. upon a public offering of Spar Marketing Force, Inc. prior to the year 2000. (See Note 12.) Prior to the IPO of U.S. Marketing, the selling shareholders of Spar Marketing Force, Inc. have agreed to pay the $3,000,000 liability. Pursuant to the stock purchase agreement, U.S. Marketing will be indemnified by the Merged Company's stockholders with respect to the independent contractor contingent liability discussed in Note 7.

  Additionally, upon the sale of the Merged Company, the stockholders of the Merged Company intend to pay $450,000 to the holders of the phantom stock. The phantom stock was intended to compensate employees for past services rendered. The Merged Company will record the additional $300,000 of expense upon execution of the definitive stock purchase agreement.

  The affiliate arrangements as described in Notes 5 and 11 will be amended upon consummation of the merger discussed above so that all continuing obligations will be similar to terms and conditions of agreements/arrangements with unaffiliated third parties.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of Certified Marketing Services,
 Inc.

  We have audited the accompanying balance sheets of Certified Marketing Services, Inc. as of June 30, 1996 and 1997 and the related statements of operations, stockholders' equity and cash flows for each of the two years in the period ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Certified Marketing Services, Inc. at June 30, 1996 and 1997, and the results of its operations and its cash flows for each of the two years in the period ended June 30, 1997 in conformity with generally accepted accounting principles.

                                                          /s/ Ernst & Young LLP

Vienna, Virginia
April 30, 1998

                       CERTIFIED MARKETING SERVICES, INC.

                                 BALANCE SHEETS

                                                    JUNE 30,
                                              ---------------------  MARCH 31,
                                                 1996       1997       1998
                                              ---------- ---------- -----------
                                                                    (UNAUDITED)
                   ASSETS
Current assets:
  Accounts receivable........................ $1,362,708 $1,858,586 $1,851,849
  Prepaid expenses and other current assets..     13,070     17,285     10,398
  Deferred tax asset.........................        --         --     122,596
                                              ---------- ---------- ----------
    Total current assets.....................  1,375,778  1,875,871  1,984,843
Property, plant and equipment, net...........    450,515    732,918    821,864
Cash surrender value of officers' life
 insurance...................................     45,442     70,061     70,061
Other assets.................................      2,288      4,378        950
                                              ---------- ---------- ----------
    Total assets............................. $1,874,023 $2,683,228 $2,877,718
                                              ========== ========== ==========
    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable........................... $  663,977 $  813,814 $  615,047
  Accrued expenses...........................    142,101    129,643    253,801
  Deferred revenue...........................     15,650     59,050     27,945
  Income tax payable.........................      2,983    126,311     15,111
  Deferred tax liability.....................     33,632     36,429        --
  Note payable--current portion..............     13,048     14,307     16,095
  Line of credit.............................        --         --     301,015
                                              ---------- ---------- ----------
    Total current liabilities................    871,391  1,179,554  1,229,014
Note payable, less current portion...........     53,094     38,787     26,269
Stockholders' equity:
  Common stock, no par value; 20,000,000
   shares authorized, 10,000,000 shares
   issued and outstanding....................      6,670      6,670      6,670
  Retained earnings..........................    942,868  1,458,217  1,615,765
                                              ---------- ---------- ----------
    Total stockholders' equity...............    949,538  1,464,887  1,622,435
                                              ---------- ---------- ----------
    Total liabilities and stockholders'
     equity.................................. $1,874,023 $2,683,228 $2,877,718
                                              ========== ========== ==========

                            See accompanying notes.

                       CERTIFIED MARKETING SERVICES, INC.

                            STATEMENTS OF OPERATIONS

                           YEARS ENDED JUNE 30,    NINE MONTHS ENDED MARCH 31,
                          -----------------------  -----------------------------
                             1996        1997          1997            1998
                          ----------  -----------  -------------   -------------
                                                    (UNAUDITED)     (UNAUDITED)
Net revenues............  $6,910,656  $10,370,735  $   7,593,941   $   8,074,332
Cost of revenues........   2,603,955    3,872,887      2,819,842       3,034,973
                          ----------  -----------  -------------   -------------
  Gross profit..........   4,306,701    6,497,848      4,774,099       5,039,359
Selling, general and
 administrative
 expenses...............   3,890,057    5,618,784      4,017,770       4,750,893
                          ----------  -----------  -------------   -------------
Operating income........     416,644      879,064        756,329         288,466
Other income (expense):
  Interest income.......       2,640          990            727             646
  Interest expense......      (1,718)      (8,222)        (5,854)        (19,592)
                          ----------  -----------  -------------   -------------
                                 922       (7,232)        (5,127)        (18,946)
Income before income tax
 provision..............     417,566      871,832        751,202         269,520
  Income tax provision..     172,412      356,483        311,584         111,972
                          ----------  -----------  -------------   -------------
Net income..............  $  245,154  $   515,349  $     439,618   $     157,548
                          ==========  ===========  =============   =============



                            See accompanying notes.

                       CERTIFIED MARKETING SERVICES, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                      COMMON STOCK                   TOTAL
                                    -----------------  RETAINED  STOCKHOLDERS'
                                      SHARES   AMOUNT  EARNINGS     EQUITY
                                    ---------- ------ ---------- -------------
Balance at June 30, 1995........... 10,000,000 $6,670 $  697,714  $  704,384
  Net income.......................        --     --     245,154     245,154
                                    ---------- ------ ----------  ----------
Balance at June 30, 1996........... 10,000,000  6,670    942,868     949,538
  Net income.......................        --     --     515,349     515,349
                                    ---------- ------ ----------  ----------
Balance at June 30, 1997........... 10,000,000  6,670  1,458,217   1,464,887
  Net income (unaudited)...........        --     --     157,548     157,548
                                    ---------- ------ ----------  ----------
Balance at March 31, 1998
 (unaudited)....................... 10,000,000 $6,670 $1,615,765  $1,622,435
                                    ========== ====== ==========  ==========




                            See accompanying notes.

                       CERTIFIED MARKETING SERVICES, INC.

                            STATEMENTS OF CASH FLOWS

                          YEARS ENDED JUNE 30,    NINE MONTHS ENDED MARCH 31,
                          ----------------------  -----------------------------
                             1996        1997         1997            1998
                          ----------  ----------  -------------   -------------
                                                   (UNAUDITED)     (UNAUDITED)
OPERATING ACTIVITIES
Net income..............  $  245,154  $  515,349   $     439,618   $     157,548
Adjustments to reconcile
 net income to net cash
 provided by (used in)
 operating activities
  Depreciation and
   amortization.........      57,773      95,569          62,230          96,706
  Cash surrender value
   of officers' life
   insurance............      (4,730)    (24,619)            --              --
  Deferred tax asset....         --          --          (80,708)       (122,596)
  Deferred tax
   liability............     (49,477)      2,797         (33,632)        (36,429)
  Changes in operating
   assets and
   liabilities:
    Accounts
     receivable.........    (159,174)   (495,878)        (50,829)          6,737
    Prepaid expenses and
     other current
     assets.............         451      (4,215)        (14,298)          6,887
    Other assets........         --       (2,090)         (3,040)          3,428
    Accounts payable....      73,546     149,837        (110,675)       (198,767)
    Accrued expenses....     (25,482)    (12,458)         71,561         124,158
    Deferred revenue....         109      43,400          15,011         (31,105)
    Income tax payable..      (3,524)    123,328         250,066        (111,200)
                          ----------  ----------   -------------   -------------
Net cash provided by
 (used in) operating
 activities.............     134,646     391,020         545,304        (104,633)
INVESTING ACTIVITIES
Purchases of property,
 plant and equipment....    (204,262)   (377,972)       (357,525)       (185,652)
Proceeds from the sale
 of property, plant and
 equipment..............      15,015         --              --              --
                          ----------  ----------   -------------   -------------
Net cash used in
 investing activities...    (189,247)   (377,972)       (357,525)       (185,652)
FINANCING ACTIVITIES
Payment of note payable
 and line of credit.....     (19,794)    (13,048)         (9,786)        (10,730)
Proceeds from note
 payable and line of
 credit.................      74,395         --              --          301,015
                          ----------  ----------   -------------   -------------
Net cash provided by
 (used in) financing
 activities.............      54,601     (13,048)         (9,786)        290,285
                          ----------  ----------   -------------   -------------
Net increase in cash and
 cash equivalents.......         --          --          177,993             --
Cash and cash
 equivalents at
 beginning of period....         --          --              --              --
                          ----------  ----------   -------------   -------------
Cash and cash
 equivalents at end of
 period.................  $      --   $      --    $     177,993   $         --
                          ==========  ==========   =============   =============
Supplemental disclosures
 of cash flow
 information:
Interest paid...........  $    1,718  $    8,222   $       5,854   $      19,952
                          ==========  ==========   =============   =============
Income taxes paid.......  $  102,187  $  230,346   $     145,500   $     253,500
                          ==========  ==========   =============   =============

                            See accompanying notes.

                      CERTIFIED MARKETING SERVICES, INC.

                       NOTES TO THE FINANCIAL STATEMENTS

                                 JUNE 30, 1997

1. BUSINESS AND ORGANIZATION

  Certified Marketing Services, Inc. (the "Company") was founded in 1955 and re-incorporated in the state of Washington in 1997. The Company is a national provider of market research, in-store merchandising and auditing to movie theater operators, motion picture distributors, home video and consumer packaged goods companies and major retail chains. The Company operates through a direct network of independent merchandisers, auditors and mystery shoppers. The Company's principal place of business is the state of New York.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Revenue Recognition

  The Company recognizes revenues as services are performed and reports are delivered to the customer. When the Company receives payment prior to performing the services, the Company records the amount as deferred revenue.

 Advertising Costs

  Advertising costs are expensed when incurred. Advertising costs for the years ended June 30, 1996 and 1997 were approximately $13,300 and $8,200, respectively.

 Cash and Cash Equivalents

  The Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents.

 Property, Plant and Equipment

  Property, plant and equipment, including leasehold improvements, are stated at cost. Depreciation is calculated on a straight-line basis over estimated lives of the related assets.

  The estimated useful lives of property, plant and equipment are:

     Building..................................................... 30 years
     Leasehold improvements....................................... 30 years
     Furniture and equipment......................................  5 to 7 years
     Automobiles..................................................  5 years

 Impairment of Long-Lived Assets

  The Company reviews the recoverability of long-lived assets, whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable, in accordance with criteria established by Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets." A loss is recognized for the difference between the carrying amount and the estimated fair value of the asset. The Company made no adjustment to the carrying values of the assets during the years ended June 30, 1996 and 1997.

 Fair Value of Financial Instruments

  At June 30, 1996 and 1997, the fair value of the Company's accounts receivable and accounts payable approximates carrying amounts due to the short-term maturities of such instruments. The carrying amount of

                      CERTIFIED MARKETING SERVICES, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

 Fair Value of Financial Instruments (continued)

the note payable with a bank approximates fair value since the current effective interest rate reflects the market rate for debt with similar terms and remaining maturities.

 Concentration of Credit Risk

  For the years ended June 30, 1996 and 1997, the Company derived 60% and 54%, respectively, of its net revenues from one to two motion picture industry customers. Additionally, 56% and 72% of accounts receivable at June 30, 1996 and 1997, respectively, were derived from two motion picture industry customers.

 Income Taxes

  The Company provides for income taxes in accordance with the liability method.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Unaudited Interim Statements

  The financial statements as of March 31, 1998 and for the nine months ended March 31, 1997 and 1998 have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions of Regulation S-X. In the opinion of management, all adjustments (consisting of all normal recurring adjustments and accruals) necessary for a fair presentation have been included. The operating results for the interim period are not necessarily indicative of the results that may be expected for the year ending June 30, 1998.

3. PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment consists of the following:

                                                                 JUNE 30,
                                                            -------------------
                                                              1996      1997
                                                            -------- ----------
   Building................................................ $270,531 $  270,531
   Leasehold improvements..................................   28,686     28,686
   Furniture and equipment.................................  460,159    838,131
   Automobiles.............................................   13,254     13,254
                                                            -------- ----------
                                                             772,630  1,150,602
   Less accumulated depreciation...........................  322,115    417,684
                                                            -------- ----------
                                                            $450,515 $  732,918
                                                            ======== ==========

4. NOTE PAYABLE AND LINE OF CREDIT

  As of June 30, 1996 and 1997, note payable consisted of a 60 month term loan from a bank dated March 15, 1996, in the original amount of approximately $74,000, collateralized by the Company's computer equipment. The note is payable in monthly installments of approximately $1,500 which includes interest at 9.25% per annum.

                      CERTIFIED MARKETING SERVICES, INC.

4. NOTE PAYABLE AND LINE OF CREDIT (CONTINUED)

  Principal payments on the note payable for each of the fiscal years from 1998 to 2001 are as follows:

     YEAR ENDING JUNE 30,
     --------------------
       1998............................................................. $14,307
       1999.............................................................  15,691
       2000.............................................................  17,206
       2001.............................................................   5,890
                                                                         -------
                                                                         $53,094
                                                                         =======

  In addition, the Company maintains a $300,000 line of credit with a bank. Outstanding borrowings bear interest at the bank's prime rate plus 1%. As of June 30, 1996 and 1997, there were no outstanding borrowings under this line of credit facility. The line of credit is collateralized by the Company's accounts receivable. In December 1997, the Company renewed this line of credit for another year and increased the amount available under the line to $500,000.

5. RELATED PARTY TRANSACTIONS

  The financial statements include rent expense paid for land and rental office to a corporation controlled by a 47.2% stockholder. Associated rent expense was approximately $5,000 per month for the years ending June 30, 1996 and 1997.

  Additionally, management fee expense of $61,000 and $75,000 for the years ended June 30, 1996 and 1997, respectively, was paid to the Chairman of the Company and a relative of certain stockholders.

6. INCOME TAXES

  Deferred income taxes reflect timing differences which occur when income and expense items are reported for financial and tax purposes in different periods. These differences are predominantly attributable to depreciation expense.

  The Company's deferred tax asset and liability were as follows:

                                                                JUNE 30,
                                                            ------------------
                                                              1996      1997
                                                            --------  --------
   Accrued expenses........................................ $ 14,569  $ 22,850
                                                            --------  --------
   Total deferred tax asset................................   14,569    22,850
   Depreciation and amortization...........................  (10,819)  (31,609)
   Accrual to cash adjustment..............................  (37,382)  (27,670)
                                                            --------  --------
   Total deferred tax liability............................  (48,201)  (59,279)
                                                            --------  --------
   Net deferred tax liability.............................. $(33,632) $(36,429)
                                                            ========  ========

                      CERTIFIED MARKETING SERVICES, INC.

6. INCOME TAXES (CONTINUED)

  Income tax provision was comprised of the following:

                                                         YEARS ENDED JUNE 30,
                                                         ----------------------
                                                            1996        1997
                                                         ----------  ----------
   Current expense...................................... $  221,889  $  353,686
   Deferred (benefit) expense...........................    (49,477)      2,797
                                                         ----------  ----------
   Income tax provision................................. $  172,412  $  356,483
                                                         ==========  ==========

  Current income taxes are primarily related to Federal income taxes.

  A reconciliation between the amount of reported income taxes and the amount computed by multiplying the applicable statutory Federal income tax rate was as follows:

                                                          YEARS ENDED JUNE 30,
                                                          ---------------------
                                                             1996       1997
                                                          ---------- ----------
   Federal income taxes at statutory rates............... $  146,148 $  305,141
   Adjustments to Federal income tax resulting from:
     State taxes.........................................     25,878     53,505
     Other...............................................        386     (2,163)
                                                          ---------- ----------
   Income tax provision.................................. $  172,412 $  356,483
                                                          ========== ==========

7. 401(K) PLAN

  The Company has established a qualified non-elective employer contribution 401(k) plan for all eligible employees. Under the plan agreement, the Company may make discretionary contributions to the plan allocated among eligible employees. Company contributions are fully vested after five years of service. Plan expenses for the years June 30, 1996 and 1997 were $70,000 and $90,000, respectively.

8. COMMITMENTS AND CONTINGENCIES

 Lease Commitments

  The Company leases equipment and certain office, plant and warehouse space under non-cancelable operating lease agreements. Certain leases contain escalation clauses and require the Company to pay its share of any increases in operating expenses and real estate taxes. Rent expense was approximately $147,000 and $171,000 for the years ended June 30, 1996 and 1997, respectively. At June 30, 1997, future minimum commitments under non-cancelable operating lease arrangements are as follows:

     1998.............................................................. $158,064
     1999..............................................................  150,724
     2000..............................................................   89,098
     2001..............................................................   29,976
     2002 and thereafter...............................................  132,803
                                                                        --------
                                                                        $560,665
                                                                        ========

                      CERTIFIED MARKETING SERVICES, INC.

8. COMMITMENTS AND CONTINGENCIES (CONTINUED)

 Stock Option Plan

  The Company's Board of Directors authorized a Stock Option Plan on June 22, 1997. One million stock options were authorized upon plan inception and one hundred thirty thousand options were granted to certain members of management on July 1, 1997. The options were granted at prices ranging from $0.50 to $0.75 per share and vest over a period of four years. Management believes that the grant price of the options on the grant date approximates the fair market value of the underlying common stock.

 Legal Matters

  The Company is a party to various legal actions and administrative proceedings arising in the normal course of business. In the opinion of the Company's management, dispositions of these matters are not anticipated to have a material adverse effect on the financial position, results of operations or cash flows of the Company.

9. EVENT (UNAUDITED) SUBSEQUENT TO DATE OF INDEPENDENT AUDITORS' REPORT

  In May 1998, the Company entered into a stock purchase agreement with U.S. Marketing Services, Inc. ("U.S. Marketing"), pursuant to which the Company will merge with a wholly-owned subsidiary of U.S. Marketing. All the issued and outstanding shares of the Company will be exchanged for cash and shares of common stock in U.S. Marketing concurrent with the consummation of the initial public offering ("IPO") of the common stock of U.S. Marketing. Additionally, the Company's stockholders will be given additional consideration, which amount will be equivalent to the Company's pre-tax earnings for the year ended March 31, 1999 and payable in cash and shares of Common Stock of U.S. Marketing. The Company's option holders are permitted to either exercise the options at a purchase price, which exceeds the fair market value of the Company's common stock, or replace such options with U.S. Marketing options. The U.S. Marketing options will be granted upon the consummation of the IPO at the IPO price.

  The affiliate arrangements as described in Note 5 will be amended upon consummation of the merger discussed above so that all continuing obligations will be similar to terms and conditions of agreements/ arrangements with unaffiliated third parties.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of Brand Manufacturing Corp.

  We have audited the accompanying balance sheet of Brand Manufacturing Corp. as of December 31, 1997 and the related statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Brand Manufacturing Corp. at December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                                          /s/ Ernst & Young LLP
Vienna, Virginia
April 17, 1998

        REPORT OF LOPEZ EDWARDS FRANK & CO., LLP, INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of Brand Manufacturing Corp.

  We have audited the accompanying balance sheet of Brand Manufacturing Corp. as of December 31, 1996 and the related statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Brand Manufacturing Corp. at December 31, 1996, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                             /s/ Lopez Edwards Frank & Co., LLP

New York, New York
March 7, 1997

                           BRAND MANUFACTURING CORP.

                                 BALANCE SHEETS

                                                 DECEMBER 31,
                                             ----------------------   MARCH 31,
                                                1996        1997        1998
                                             ----------  ----------  -----------
                                                                     (UNAUDITED)
                  ASSETS
Current assets:
  Cash and cash equivalents................  $2,286,035  $  864,910  $  316,179
  Accounts receivable......................   1,917,696   2,876,911   4,801,980
  Inventory................................     433,208     665,078     520,524
  Prepaid expenses and other current as-
   sets....................................      38,072      54,619     104,748
  Refundable income taxes..................         --      134,069     120,232
                                             ----------  ----------  ----------
    Total current assets...................   4,675,011   4,595,587   5,863,663
Property and equipment, net................     229,247     178,434     171,407
Cash surrender value of officers' life in-
 surance...................................     127,764     155,945     155,945
Other assets...............................      68,434      68,434      68,434
                                             ----------  ----------  ----------
    Total assets...........................  $5,100,456  $4,998,400  $6,259,449
                                             ==========  ==========  ==========
   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.........................  $  781,521  $1,502,125  $1,436,143
  Accrued expenses.........................     613,928     584,571     538,970
  Due to affiliate.........................     288,254     591,135     254,554
  Deferred revenue.........................   1,012,411     124,303   1,285,309
  Income tax payable.......................      46,347         --          --
  Distributions payable to stockholders....         --          --    1,995,699
  Payable to related party.................     134,400      88,900      55,300
                                             ----------  ----------  ----------
    Total current liabilities..............   2,876,861   2,891,034   5,565,975
Payable to related party, less current por-
 tion......................................      88,900         --          --
Stockholders' equity:
  Common stock, no par value; 320 shares
   authorized, 160 shares issued and out-
   standing................................     111,667     111,667     111,667
  Retained earnings........................   2,693,052   2,665,723   1,251,831
  Less: treasury stock, at cost; 60
   shares..................................    (670,024)   (670,024)   (670,024)
                                             ----------  ----------  ----------
    Total stockholders' equity.............   2,134,695   2,107,366     693,474
                                             ----------  ----------  ----------
    Total liabilities and stockholders' eq-
     uity..................................  $5,100,456  $4,998,400  $6,259,449
                                             ==========  ==========  ==========

                            See accompanying notes.

                           BRAND MANUFACTURING CORP.

                            STATEMENTS OF OPERATIONS

                                                                   THREE MONTHS ENDED
                               YEARS ENDED DECEMBER 31,                 MARCH 31,
                          -------------------------------------  ------------------------
                             1995         1996         1997         1997         1998
                          -----------  -----------  -----------  -----------  -----------
                                                                 (UNAUDITED)  (UNAUDITED)
Net revenues............  $11,253,919  $17,190,014  $17,457,498  $3,422,895   $3,894,705
Cost of revenues........    8,118,271   10,326,507   10,812,877   2,273,997    2,504,950
                          -----------  -----------  -----------  ----------   ----------
  Gross profit..........    3,135,648    6,863,507    6,644,621   1,148,898    1,389,755
Operating expenses:
  Selling, general and
   administrative
   expenses.............    2,363,681    3,981,084    4,979,592     644,891      809,806
                          -----------  -----------  -----------  ----------   ----------
Operating income........      771,967    2,882,423    1,665,029     504,007      579,949
Other income (expense):
  Other income..........          --           --        69,133         --        23,586
  Interest income.......          --        17,593       27,780      15,436        8,653
  Interest (expense)....     (127,427)     (58,328)     (23,227)     (9,013)      (2,879)
                          -----------  -----------  -----------  ----------   ----------
                             (127,427)     (40,735)      73,686       6,423       29,360
Income before income tax
 provision..............      644,540    2,841,688    1,738,715     510,430      609,309
  Income tax provision..       15,273      161,366       72,993      21,000       27,502
                          -----------  -----------  -----------  ----------   ----------
Net income..............  $   629,267  $ 2,680,322  $ 1,665,722  $  489,430   $  581,807
                          ===========  ===========  ===========  ==========   ==========
Unaudited pro forma in-
 formation:
  Net income before in-
   come tax
   provision............  $   644,540  $ 2,841,688  $ 1,738,715  $  510,430   $  609,309
  Pro forma income tax
   provision............      268,588    1,113,174      683,495     200,650      244,090
                          -----------  -----------  -----------  ----------   ----------
  Pro forma net income
   (see Note 2).........  $   375,952  $ 1,728,514  $ 1,055,220  $  309,780   $  365,219
                          ===========  ===========  ===========  ==========   ==========


                            See accompanying notes.

                           BRAND MANUFACTURING CORP.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                          COMMON STOCK    TREASURY STOCK                    TOTAL
                         --------------- ----------------   RETAINED    STOCKHOLDERS'
                         SHARES  AMOUNT  SHARES  AMOUNT     EARNINGS       EQUITY
                         ------ -------- ------ ---------  -----------  -------------
Balance at December 31,
 1994...................  160   $111,667  (60)  $(670,024) $   145,770   $  (412,587)
  Net income............  --         --   --          --       629,267       629,267
  Distributions.........  --         --   --          --      (208,295)     (208,295)
                          ---   --------  ---   ---------  -----------   -----------
Balance at December 31,
 1995...................  160    111,667  (60)   (670,024)     566,742         8,385
  Net income............  --         --   --          --     2,680,322     2,680,322
  Distributions.........  --         --   --          --      (554,012)     (554,012)
                          ---   --------  ---   ---------  -----------   -----------
Balance at December 31,
 1996...................  160    111,667  (60)   (670,024)   2,693,052     2,134,695
  Net income............  --         --   --          --     1,665,722     1,665,722
  Distributions.........  --         --   --          --    (1,693,051)   (1,693,051)
                          ---   --------  ---   ---------  -----------   -----------
Balance at December 31,
 1997...................  160    111,667  (60)   (670,024)   2,665,723     2,107,366
  Net income (unau-
   dited)...............  --         --   --          --       581,807       581,807
  Distributions (unau-
   dited)...............  --         --   --          --    (1,995,699)   (1,995,699)
                          ---   --------  ---   ---------  -----------   -----------
Balance at March 31,
 1998 (unaudited).......  160   $111,667  (60)  $(670,024) $ 1,251,831   $   693,474
                          ===   ========  ===   =========  ===========   ===========



                            See accompanying notes.

                           BRAND MANUFACTURING CORP.

                            STATEMENTS OF CASH FLOWS

                                                                  THREE MONTHS ENDED
                               YEARS ENDED DECEMBER 31,                MARCH 31,
                          ------------------------------------  ------------------------
                             1995        1996         1997         1997         1998
                          ----------  -----------  -----------  -----------  -----------
                                                                (UNAUDITED)  (UNAUDITED)
OPERATING ACTIVITIES
Net income..............  $  629,267  $ 2,680,322  $ 1,665,722  $   489,430  $   581,807
Adjustments to reconcile
 net income to net cash
 provided by (used in)
 operating activities:
  Loss on disposal of
   property and
   equipment............       4,070          --        10,340          --           --
  Depreciation and
   amortization.........     114,660       73,651       60,047       10,626        7,027
  Cash surrender value
   of officers' life
   insurance............     (17,717)      14,232      (32,076)        (565)         --
  Changes in operating
   assets and
   liabilities:
    Accounts
     receivable.........    (792,943)    (731,529)    (959,215)    (810,318)  (1,925,069)
    Inventory...........    (234,539)   1,038,234     (231,870)    (220,152)     144,554
    Prepaid expenses and
     other current
     assets.............      11,905       39,118      (16,547)     (12,224)     (50,129)
    Refundable income
     taxes..............         --           --      (134,069)         --        13,837
    Other assets........     (26,950)      (1,076)         --       (23,188)         --
    Accounts payable....   1,378,826   (1,191,843)     720,604      (44,162)     (65,982)
    Accrued expenses....     132,344       78,008      (29,357)    (613,928)     (45,601)
    Due to affiliate....    (186,522)     152,107      302,881       61,380     (336,581)
    Deferred revenue....         --     1,012,411     (888,108)  (1,012,411)   1,161,006
    Income tax payable..         --        46,347      (46,347)     (46,347)         --
                          ----------  -----------  -----------  -----------  -----------
Net cash provided by
 (used in) operating
 activities.............   1,012,401    3,209,982      422,005   (2,221,859)    (515,131)
INVESTING ACTIVITIES
Purchases of property
 and equipment..........     (43,838)     (32,980)     (33,574)         --           --
Proceeds from the sale
 of property and
 equipment..............         --           --        14,000          --           --
                          ----------  -----------  -----------  -----------  -----------
Net cash used in
 investing activities...     (43,838)     (32,980)     (19,574)         --           --
FINANCING ACTIVITIES
Payment of bank loan....    (460,000)         --           --           --           --
Payment of note payable
 to stockholders........    (190,800)  (1,010,950)         --           --           --
Proceeds from note
 payable to
 stockholders...........         --       500,000          --           --           --
Loan from officers' life
 insurance..............         --         4,557        3,895          --           --
Payment of payable to
 related party..........     (50,095)    (134,400)    (134,400)     (33,600)     (33,600)
Distributions to
 stockholders...........    (208,295)    (554,012)  (1,693,051)         --           --
                          ----------  -----------  -----------  -----------  -----------
Net cash used in
 financing activities...    (909,190)  (1,194,805)  (1,823,556)     (33,600)     (33,600)
                          ----------  -----------  -----------  -----------  -----------
Net increase (decrease)
 in cash and cash
 equivalents............      59,373    1,982,197   (1,421,125)  (2,255,459)    (548,731)
Cash and cash
 equivalents at
 beginning of period....     244,465      303,838    2,286,035    2,286,035      864,910
                          ----------  -----------  -----------  -----------  -----------
Cash and cash
 equivalents at end of
 period.................  $  303,838  $ 2,286,035  $   864,910  $    30,576  $   316,179
                          ==========  ===========  ===========  ===========  ===========
SUPPLEMENTAL DISCLOSURES
 OF CASH FLOW
 INFORMATION:
Non-cash transaction:
Distributions payable to
 stockholders...........  $      --   $       --   $       --   $       --   $ 1,995,699
                          ==========  ===========  ===========  ===========  ===========
Interest paid...........  $  127,427  $    58,328  $    23,227  $     9,013  $     2,879
                          ==========  ===========  ===========  ===========  ===========
Income taxes paid.......  $   34,941  $   118,008  $   220,683  $       --   $       --
                          ==========  ===========  ===========  ===========  ===========

                            See accompanying notes.

                           BRAND MANUFACTURING CORP.

                       NOTES TO THE FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

1. BUSINESS AND ORGANIZATION

  Brand Manufacturing Corp. ("Brand" or the "Company"), incorporated in New York in 1956, designs and manufactures custom in-store merchandising units and point-of-purchase displays for a wide range of retail store chains and product manufacturers. For many of its retail store clients, Brand also involves the retailers' suppliers and coordinates the collection of payments on these invoices.

  The Company is operated under common ownership with T.C.E. Corporation ("TCE"), an affiliated company incorporated in Delaware in 1978. TCE provides trucking services to the Company's customers and consulting services and warehousing space to the Company.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Revenue Recognition

  The Company generally recognizes revenues as products are shipped to customers, assuming that collection of the receivable is probable and the Company has no significant remaining obligations. When the Company receives payment in advance of shipment, the Company records the amount as deferred revenue and recognizes the amount as revenues when the above revenue recognition criteria have been met.

 Advertising Costs

  Advertising costs are expensed when incurred. Advertising costs for the years ended December 31, 1995, 1996 and 1997 were approximately $19,000, $17,000 and $6,000, respectively.

 Cash and Cash Equivalents

  The Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents.

 Inventory

  Inventory is stated at the lower of cost (first-in, first-out method) or market.

 Property and Equipment

  Property and equipment, including leasehold improvements, are stated at cost. Depreciation and amortization is calculated on a straight-line basis over estimated useful lives of the related assets, which range from five to seven years. Leasehold improvements are amortized over the shorter of their estimated useful lives or lease term, using the straight-line method.

 Impairment of Long-Lived Assets

  The Company reviews the recoverability of long-lived assets, whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable, in accordance with criteria established by Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets". A loss is recognized for the difference between the carrying amount and the estimated fair value of the asset. The Company made no adjustment to the carrying values of the assets during the years ended December 31, 1995, 1996 and 1997.

                           BRAND MANUFACTURING CORP.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

 Fair Value of Financial Instruments

  At December 31, 1996 and 1997, the fair value of the Company's cash and cash equivalents, accounts receivable, and accounts payable approximates carrying amounts due to the short-term maturities of such instruments. The carrying amount of the payable to the related party approximates fair value since the current effective rate reflects the market rate for debt with similar terms and remaining maturities.

 Concentration of Credit Risk and Other Risks

  Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company places its cash and cash equivalents with high credit quality financial institutions and investment grade short-term investments, which limit the amount of credit exposure.

  For accounts receivable, the Company does not require collateral, however consistent with management's expectations, losses have historically been minimal due to the Company's diverse customer base. Therefore, the Company does not maintain an allowance for losses.

  Two to three customers approximated 39% and 22% of net revenues for the years ended December 31, 1996 and 1997, respectively. Additionally, two to three customers approximated 54% and 62% of accounts receivable at December 31, 1996 and 1997, respectively.

  At December 31, 1996 and 1997, the Company maintained approximately $2,558,000 and $1,008,000, respectively, in an account with a bank that was not insured by the Federal Deposit Insurance Corporation.

  At December 31, 1997, 85% of the Company's labor force was subject to collective bargaining agreements ("CBA"). The CBA expires in September 1999.

 Income Taxes

  Historically, the Company has elected, by the consent of its stockholders, to be taxed under the provisions of Subchapter S of the Internal Revenue Code (the "Code"). Under the provisions of the Code, the stockholders include the Company's corporate income in their personal income tax returns. Accordingly, the Company was not subject to federal corporate income tax during the period for which it was an S Corporation. Certain states, in which the Company does business, do not accept certain provisions under Subchapter S of the Code, and as a result, income taxes in these states are a direct responsibility of the Company.

  The unaudited pro forma income tax information included in the statements of operations is presented in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," as if the Company had been subject to federal and certain state income taxes for all periods presented.

 Use of Estimates

  The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                           BRAND MANUFACTURING CORP.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

 Unaudited Interim Statements

  The financial statements as of March 31, 1998 and for the three months ended March 31, 1997 and 1998 have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions of Regulation S-X. In the opinion of management, all adjustments (consisting of all normal recurring adjustments and accruals) necessary for a fair presentation have been included. The operating results for the interim period are not necessarily indicative of the results that may be expected for the year ending December 31, 1998.

3. INVENTORY

  Inventory consists of the following:

                                                                 DECEMBER 31,
                                                               -----------------
                                                                 1996     1997
                                                               -------- --------
   Raw materials.............................................. $142,907 $364,467
   Work-in-process............................................  290,301  252,592
   Finished goods.............................................      --    48,019
                                                               -------- --------
                                                               $433,208 $665,078
                                                               ======== ========

4. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                               DECEMBER 31,
                                                            -------------------
                                                              1996      1997
                                                            --------- ---------
   Automobiles............................................. $  37,196 $     --
   Machinery and equipment.................................   952,244   960,461
   Furniture and equipment.................................   269,502   283,179
   Leasehold improvements..................................    98,760   110,440
                                                            --------- ---------
                                                            1,357,702 1,354,080
   Less accumulated depreciation and amortization.......... 1,128,455 1,175,646
                                                            --------- ---------
                                                            $ 229,247 $ 178,434
                                                            ========= =========

5. RELATED PARTY TRANSACTIONS

 Due to Affiliate

  The Company collects trucking service fees from its customers for trucking services provided by its affiliated company, TCE. The Company remits the amounts collected to TCE. TCE also provides consulting and warehousing services to the Company. Expenses for these services were approximately $440,100, $575,000 and $571,500 for the years ended December 31, 1995, 1996, and 1997, respectively. At December 31, 1996 and 1997, the Company owed the affiliate approximately $288,300 and $591,100, respectively. The due to affiliate account is settled periodically and is classified as a current liability. There are no terms of settlement or interest expense associated with the account.

 Payable to Related Party

  At December 31, 1996 and 1997, the Company had an amount payable due to a former stockholder of approximately $223,300 and $88,900, respectively. Although no formal note exists, the Company effectively pays interest at 9% per annum and pays principal and interest payable monthly. The balance is payable on demand.

                           BRAND MANUFACTURING CORP.

6. COMMITMENTS AND CONTINGENCIES

 Lease Commitments

  The Company leases equipment and certain office, plant and warehouse space in New York under non- cancelable operating lease agreements. Certain leases contain escalation clauses and require the Company to pay its share of any increases in operating expenses and real estate taxes. Rent expense was approximately $357,000, $404,000 and $414,000 for the years ended December 31, 1995, 1996 and 1997, respectively. At December 31, 1997, future minimum commitments under non-cancelable operating lease arrangements are as follows:

   1998.............................................................. $  452,033
   1999..............................................................    434,982
   2000..............................................................    192,430
   2001..............................................................      7,261
   2002..............................................................      4,697
                                                                      ----------
                                                                      $1,091,403
                                                                      ==========

 Employee Contracts

  The Company entered into employment contracts with key employees. At December 31, 1997, future minimum annual payments for salaries are approximated as follows:

   1998................................................................ $303,333
   1999................................................................  146,000
   2000................................................................   43,595
                                                                        --------
                                                                        $492,928
                                                                        ========

 Collective Bargaining Agreement

  In October 1996, the Company entered into a three year collective bargaining agreement with Local 810, affiliated with the International Brotherhood of Teamsters (the "Union"). All of the Company's non-supervisory plant employees who have met the Union's criteria are considered members of Local 810. The collective bargaining agreement calls for the Company to provide stipulated amounts per employee to the Union's defined benefit pension fund and health and welfare fund (the "Plan"). Expenses related to a previously terminated agreement and the current agreement described above were approximately $281,000, $336,000 and $429,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

  Under the Multiemployer Pension Plan Amendment Act of 1980, an employer is liable, upon withdrawal from or termination of a multiemployer plan, for its proportionate share of the plan's unfunded vested benefits liability, if any. As of December 31, 1997, no such liability existed. Currently, the Company has no intent of terminating or withdrawing from the Plan.

 Legal Matters

  The Company is a party to various legal actions and administrative proceedings arising in the normal course of business. In the opinion of the Company's management, dispositions of these matters are not anticipated to have a material adverse effect on the financial position, results of operations or cash flows of the Company.

                           BRAND MANUFACTURING CORP.

7. EVENT (UNAUDITED) SUBSEQUENT TO DATE OF INDEPENDENT AUDITORS' REPORT

  On May 20, 1998, U.S. Marketing Services, Inc. ("U.S. Marketing") acquired 70% of the outstanding stock of the Company and its affiliate, TCE, for $15.1 million in cash in the first step of a two-step stock purchase. The $15.1 million in cash was loaned to U.S. Marketing by a stockholder of U.S. Marketing and is secured by (i) a pledge of 70% of the outstanding Common Stock of the Company and TCE owned by U.S. Marketing, (ii) a pledge of the remaining 30% of the Common Stock of the Company and TCE held by their other stockholders and (iii) a pledge of 1,875,000 shares of U.S. Marketing owned by a stockholder. Simultaneously with the consummation of the initial public offering ("IPO") of U.S. Marketing, U.S. Marketing will purchase all of the remaining outstanding stock of the Company and TCE for: (i) $3 million in cash and (ii) 700,000 shares of U.S. Marketing's Common Stock. Upon consummation of the IPO, U.S. Marketing will repay the stockholder the $15.1 million loan.

  The affiliate arrangements as described in Note 5 will be amended upon consummation of the merger discussed above so that all continuing obligations will be similar to terms and conditions of agreements/arrangements with unaffiliated third parties.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of T.C.E. Corporation

  We have audited the accompanying balance sheet of T.C.E. Corporation as of December 31, 1997 and the related statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of T.C.E. Corporation at December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                                          /s/ Ernst & Young LLP

Vienna, Virginia
April 17, 1998

        REPORT OF LOPEZ EDWARDS FRANK & CO., LLP, INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of T.C.E. Corporation

  We have audited the accompanying balance sheet of T.C.E. Corporation as of December 31, 1996 and the related statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of T.C.E. Corporation at December 31, 1996, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                             /s/ Lopez Edwards Frank & Co., LLP

New York, New York
March 7, 1997

                               T.C.E. CORPORATION

                                 BALANCE SHEETS

                                                  DECEMBER 31,
                                                ------------------   MARCH 31,
                                                  1996      1997       1998
                                                --------  --------  -----------
                                                                    (UNAUDITED)
                    ASSETS
Current assets:
  Cash and cash equivalents.................... $216,711  $145,940   $123,056
  Due from affiliate...........................  288,254   591,135    254,554
  Prepaid expenses and other current assets....      --     33,140     17,000
                                                --------  --------   --------
    Total current assets.......................  504,965   770,215    394,610
Property and equipment, net....................   34,343    15,671     15,671
Other assets...................................    5,541     5,541      5,541
                                                --------  --------   --------
    Total assets............................... $544,849  $791,427   $415,822
                                                ========  ========   ========
     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses........ $  4,365  $ 91,937   $220,384
  Income tax payable...........................      --     26,000     15,560
                                                --------  --------   --------
    Total current liabilities..................    4,365   117,937    235,944
Stockholders' equity:
  Common stock, no par value; 200 shares
   authorized, 150 shares issued and
   outstanding.................................      100       100        100
  Retained earnings............................  560,384   693,390    199,778
  Less: treasury stock, at cost; 25 shares.....  (20,000)  (20,000)   (20,000)
                                                --------  --------   --------
    Total stockholders' equity.................  540,484   673,490    179,878
                                                --------  --------   --------
    Total liabilities and stockholders' equi-
     ty........................................ $544,849  $791,427   $415,822
                                                ========  ========   ========


                            See accompanying notes.

                               T.C.E. CORPORATION

                            STATEMENTS OF OPERATIONS

                                                               THREE MONTHS ENDED
                              YEARS ENDED DECEMBER 31,              MARCH 31,
                          ---------------------------------- -----------------------
                             1995        1996        1997       1997        1998
                          ----------  ----------  ---------- ----------- -----------
                                                             (UNAUDITED) (UNAUDITED)
Net revenues............  $1,353,821  $1,891,327  $2,144,067  $428,813    $511,784
Cost of revenues........     605,952     609,035     508,661   101,732     142,855
                          ----------  ----------  ----------  --------    --------
 Gross profit...........     747,869   1,282,292   1,635,406   327,081     368,929
Operating expenses:
  Selling, general and
   administrative
   expenses.............     670,605     692,472     699,485   160,881     163,385
                          ----------  ----------  ----------  --------    --------
 Operating income.......      77,264     589,820     935,921   166,200     205,544
Interest (expense)......     (28,389)    (27,168)        --        --          --
                          ----------  ----------  ----------  --------    --------
Income before income tax
 provision..............      48,875     562,652     935,921   166,200     205,544
Income tax provision....         125       2,250      42,514     7,479       5,750
                          ----------  ----------  ----------  --------    --------
Net income..............  $   48,750  $  560,402  $  893,407  $158,721    $199,794
                          ==========  ==========  ==========  ========    ========
Unaudited pro forma in-
 formation:
  Net income before in-
   come tax
   provision............  $   48,875  $  562,652     935,921  $166,200    $205,544
  Pro forma income tax
   provision............      18,854     217,043     361,032    64,120      79,600
                          ----------  ----------  ----------  --------    --------
  Pro forma net income
   (see Note 2).........  $   30,021  $  345,609  $  574,889  $102,080    $125,944
                          ==========  ==========  ==========  ========    ========


                            See accompanying notes.

                               T.C.E. CORPORATION

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                         COMMON STOCK  TREASURY STOCK                  TOTAL
                         ------------- ---------------  RETAINED   STOCKHOLDERS'
                         SHARES AMOUNT SHARES  AMOUNT   EARNINGS      EQUITY
                         ------ ------ ------ --------  ---------  -------------
Balance at December 31,
 1994...................  150    $100   (25)  $(20,000) $ 226,278    $ 206,378
  Net income............  --      --    --         --      48,750       48,750
  Distributions.........  --      --    --         --    (226,296)    (226,296)
                          ---    ----   ---   --------  ---------    ---------
Balance at December 31,
 1995...................  150     100   (25)   (20,000)    48,732       28,832
  Net income............  --      --    --         --     560,402      560,402
  Distributions.........  --      --    --         --     (48,750)     (48,750)
                          ---    ----   ---   --------  ---------    ---------
Balance at December 31,
 1996...................  150     100   (25)   (20,000)   560,384      540,484
  Net income............  --      --    --         --     893,407      893,407
  Distributions.........  --      --    --         --    (760,401)    (760,401)
                          ---    ----   ---   --------  ---------    ---------
Balance at December 31,
 1997...................  150     100   (25)   (20,000)   693,390      673,490
  Net income (unau-
   dited)...............  --      --    --         --     199,794      199,794
  Distributions (unau-
   dited)...............  --      --    --         --    (693,406)    (693,406)
                          ---    ----   ---   --------  ---------    ---------
Balance March 31, 1998
 (unaudited)............  150    $100   (25)  $(20,000) $ 199,778    $ 179,878
                          ===    ====   ===   ========  =========    =========


                            See accompanying notes.

                               T.C.E. CORPORATION

                            STATEMENTS OF CASH FLOWS

                                                             THREE MONTHS ENDED
                            YEARS ENDED DECEMBER 31,              MARCH 31,
                          -------------------------------  -----------------------
                            1995       1996       1997        1997        1998
                          ---------  ---------  ---------  ----------- -----------
                                                           (UNAUDITED) (UNAUDITED)
OPERATING ACTIVITIES
Net income..............  $  48,750  $ 560,402  $ 893,407   $158,721    $ 199,794
Adjustments to reconcile
 net income to net cash
 provided by operating
 activities:
  Depreciation..........        --      21,218     18,672        --           --
  Changes in operating
   assets and
   liabilities:
    Due from affiliate..    186,522   (152,107)  (302,881)   (61,380)     336,581
    Prepaid expenses and
     other current
     assets.............        --         --     (33,140)     5,031       16,140
    Accounts payable and
     accrued expenses...         67     (3,207)    87,572    (16,854)     128,447
    Income tax payable..        --         --      26,000        --       (10,440)
                          ---------  ---------  ---------   --------    ---------
Net cash provided by
 operating activities...    235,339    426,306    689,630     85,518      670,522
INVESTING ACTIVITIES
Purchases of property
 and equipment..........        --     (48,500)       --         --           --
                          ---------  ---------  ---------   --------    ---------
Net cash used in
 investing activities...        --     (48,500)       --         --           --
FINANCING ACTIVITIES
Loan from stockholders..    135,777        --         --         --           --
Repayment of loan from
 stockholders...........        --    (315,777)       --         --           --
Distributions to
 stockholders...........   (226,296)   (48,750)  (760,401)       --      (693,406)
                          ---------  ---------  ---------   --------    ---------
Net cash used in
 financing activities...    (90,519)  (364,527)  (760,401)       --      (693,406)
                          ---------  ---------  ---------   --------    ---------
Net increase (decrease)
 in cash and cash
 equivalents............    144,820     13,279    (70,771)    85,518      (22,884)
Cash and cash
 equivalents at
 beginning of period....     58,612    203,432    216,711    216,711      145,940
                          ---------  ---------  ---------   --------    ---------
Cash and cash
 equivalents at end of
 period.................  $ 203,432  $ 216,711  $ 145,940   $302,229    $ 123,056
                          =========  =========  =========   ========    =========
Supplemental disclosures
 of cash flow
 information:
Interest paid...........  $  28,389  $  27,168  $     --    $    --     $     --
                          =========  =========  =========   ========    =========
Income taxes paid.......  $     --   $     --   $  16,140   $    --     $     --
                          =========  =========  =========   ========    =========


                            See accompanying notes.

                              T.C.E. CORPORATION

                       NOTES TO THE FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

1. BUSINESS AND ORGANIZATION

  T.C.E. Corporation ("TCE" or the "Company") is a Delaware corporation organized in 1978, under Subchapter S of the Internal Revenue Code (the "Code"), to provide trucking and consulting services, and warehousing space to primarily one customer, Brand Manufacturing Corp. ("Brand"), a company affiliated by common ownership and control.

  Brand designs and manufactures custom in-store merchandising units and point-of-purchase displays for a wide range of retail store chains and product manufacturers. For many of its retail store clients, Brand also invoices' the retailers' suppliers and coordinates the collection of payments on these invoices.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Revenue Recognition

  The Company generally recognizes trucking revenues as shipments are completed assuming that collection of the receivable is probable and the Company has no significant remaining obligations. Consulting and warehousing revenues are earned and recognized as services are rendered.

 Cash and Cash Equivalents

  The Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents.

 Property and Equipment

  Property and equipment are stated at cost. Depreciation and amortization is calculated on a straight-line basis over estimated useful lives of the related assets, which range from three to seven years.

 Impairment of Long-Lived Assets

  The Company reviews the recoverability of long-lived assets, whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable, in accordance with criteria established by Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets". A loss is recognized for the difference between the carrying amount and the estimated fair value of the asset. The Company made no adjustment to the carrying values of the assets during the years ended December 31, 1995, 1996 and 1997.

 Fair Value of Financial Instruments

  The carrying value of the Company's financial instruments, including cash and cash equivalents, receivables from the affiliate, and accounts payable, approximate fair value.

 Concentration of Credit Risk and Other Risks

  Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and receivables from the affiliate. The Company places its cash and cash equivalents with high credit quality financial institutions and investment grade short-term investments, which limit the amount of credit exposure.

  For receivables from the affiliate, the Company does not require collateral, as transactions giving rise to this account only occur with the affiliated company, Brand. TCE has not recorded any reserves with respect to receivables from affiliate as it has historically not experienced any credit losses.

                              T.C.E. CORPORATION

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

 Income Taxes

  Historically, the Company has elected, by the consent of its stockholders, to be taxed under the provisions of Subchapter S of the Internal Revenue Code (the "Code"). Under the provisions of the Code, the stockholders include the Company's corporate income in their personal income tax returns. Accordingly, the Company was not subject to corporate income tax during the period for which it was an S Corporation. Certain states, in which the Company does business, do not accept certain provisions under Subchapter S of the Code, and as a result, income taxes in these states are a direct responsibility of the Company.

  The unaudited pro forma income tax information included in the statements of operations is presented in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," as if the Company had been subject to federal and certain state income taxes for all periods presented.

 Use of Estimates

  The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Unaudited Interim Statements

  The financial statements as of March 31, 1998 and for the three months ended March 31, 1997 and 1998 have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions of Regulation S-X. In the opinion of management, all adjustments (consisting of all normal recurring adjustments and accruals) necessary for a fair presentation have been included. The operating results for the interim period are not necessarily indicative of the results that may be expected for the year ending December 31, 1998.

3. DUE FROM AFFILIATE

  The Company provides trucking services to customers of Brand, an affiliated company. Brand collects the trucking service fees from its customers and remits the amounts to the Company. Additionally, the Company provides consulting and warehousing services to Brand, for which the Company recorded revenues of approximately $440,100, $575,000 and $571,500 during the years ended December 31, 1995, 1996 and 1997, respectively.

4. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                              DECEMBER 31,
                                                           --------------------
                                                             1996       1997
                                                           ---------  ---------
   Trucks................................................. $ 207,824  $ 207,824
   Furniture and equipment................................     4,527      4,527
                                                           ---------  ---------
                                                             212,351    212,351
   Less accumulated depreciation..........................  (178,008)  (196,680)
                                                           ---------  ---------
                                                           $  34,343  $  15,671
                                                           =========  =========

                              T.C.E. CORPORATION

5. COMMITMENTS

  The Company rents certain warehouse space in New Jersey under a month-to-month arrangement. Rent expense was approximately $281,000, $244,000 and $245,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

6. EVENT (UNAUDITED) SUBSEQUENT TO DATE OF INDEPENDENT AUDITORS' REPORT

  On May 20, 1998, U.S. Marketing Services, Inc. ("U.S. Marketing") acquired 70% of the outstanding stock of the Company and its affiliate, Brand, for $15.1 million in cash in the first step of a two-step stock purchase. The $15.1 million in cash was loaned to U.S. Marketing by a stockholder of U.S. Marketing and is secured by (i) a pledge of 70% of the outstanding Common Stock of the Company and Brand owned by U.S. Marketing, (ii) a pledge of the remaining 30% of the Common Stock of the Company and Brand held by their other stockholders and (iii) a pledge of 1,875,000 shares of U.S. Marketing owned by a stockholder. Simultaneously, with the consummation of the initial public offering of U.S. Marketing (the "IPO"), U.S. Marketing will purchase all of the remaining outstanding stock of the Company and Brand for: (i) $3 million in cash and (ii) 700,000 shares of U.S. Marketing's Common Stock. Upon consummation of the Offering, U.S. Marketing will repay the stockholder the $15.1 million loan.

  The affiliate arrangements as described in Note 3 will be amended upon consummation of the merger discussed above so that all continuing obligations will be similar to terms and conditions of agreements/arrangements with unaffiliated third parties.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Board of Directors and Stockholder of MCI Performance Group, Inc.

  We have audited the accompanying balance sheets of MCI Performance Group, Inc. as of December 31, 1996 and 1997 and the related statements of operations, stockholder's equity (deficit) and cash flows for each of the two years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MCI Performance Group, Inc. at December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                                          /s/ Ernst & Young LLP

Vienna, Virginia
May 8, 1998

                          MCI PERFORMANCE GROUP, INC.

                                 BALANCE SHEETS

                                                 DECEMBER 31,
                                            ------------------------  MARCH 31,
                                               1996         1997        1998
                                            -----------  ----------- -----------
                                                                     (UNAUDITED)
                  ASSETS
Current assets:
  Cash and cash equivalents...............  $ 2,231,278  $ 3,709,298 $2,634,371
  Accounts receivable, less allowance of
   $116,681 and $162,426 at December 31,
   1996 and 1997, respectively............    1,180,435    3,424,812    964,479
  Employee advances.......................       94,260      457,404    496,842
  Due from stockholder....................      816,385          --         --
  Prepaid program costs...................    3,112,288    1,064,292  2,621,304
  Prepaid expenses and other current as-
   sets...................................      152,693      975,595    821,007
                                            -----------  ----------- ----------
    Total current assets..................    7,587,339    9,631,401  7,538,003
  Property and equipment, net.............      227,242    2,275,717  2,435,292
  Other assets............................       14,296       14,297     14,297
                                            -----------  ----------- ----------
    Total assets..........................  $ 7,828,877  $11,921,415 $9,987,592
                                            ===========  =========== ==========
LIABILITIES AND STOCKHOLDER'S EQUITY (DEF-
                   ICIT)
Current liabilities:
  Accounts payable........................  $ 2,372,499  $ 4,772,530 $3,842,241
  Accrued expenses and other current lia-
   bilities...............................    1,409,925      978,758    920,081
  Deferred revenue........................    5,606,690    4,438,418  2,809,555
  Due to stockholder......................          --       460,269  1,227,282
                                            -----------  ----------- ----------
    Total current liabilities.............    9,389,114   10,649,975  8,799,159
Long-term debt, less current portion......          --     1,219,500  1,309,157
Stockholder's equity (deficit):
  Common stock, $1 par value; 100,000
   shares authorized, 3,500 shares issued
   and outstanding........................        3,500        3,500      3,500
  Retained earnings (deficit).............   (1,563,737)      48,440   (124,224)
                                            -----------  ----------- ----------
    Total stockholder's equity (deficit)..   (1,560,237)      51,940   (120,724)
                                            -----------  ----------- ----------
    Total liabilities and stockholder's
     equity (deficit).....................  $ 7,828,877  $11,921,415 $9,987,592
                                            ===========  =========== ==========

                            See accompanying notes.

                          MCI PERFORMANCE GROUP, INC.

                            STATEMENTS OF OPERATIONS

                                                           THREE MONTHS ENDED
                              YEARS ENDED DECEMBER 31,          MARCH 31,
                              -------------------------  -----------------------
                                  1996         1997         1997        1998
                              ------------ ------------  ----------- -----------
                                                         (UNAUDITED) (UNAUDITED)
Net revenues................  $ 33,361,277 $ 42,294,074  $5,288,826  $5,343,389
Cost of revenues............    26,351,322   30,881,284   2,826,277   3,825,224
                              ------------ ------------  ----------  ----------
    Gross profit............     7,009,955   11,412,790   2,462,549   1,518,165
Operating expenses:
  Selling, general and ad-
   ministrative expenses....     6,570,962    9,757,239   1,013,572   1,697,881
                              ------------ ------------  ----------  ----------
    Operating income
     (loss).................       438,993    1,655,551   1,448,977    (179,716)
Other income (expense):
  Interest income (expense),
   net......................         3,899      (43,374)        271       7,052
                              ------------ ------------  ----------  ----------
Net income (loss)...........  $    442,892 $  1,612,177  $1,449,248  $ (172,664)
                              ============ ============  ==========  ==========
Unaudited pro forma informa-
 tion:
  Net income (loss) before
   income tax provision.....  $    442,892 $  1,612,177  $1,449,248  $ (172,664)
  Pro forma income tax pro-
   vision (benefit).........           --           --      193,497         --
                              ------------ ------------  ----------  ----------
  Pro forma net income
   (loss) (See Note 2)......  $    442,892 $  1,612,177  $1,255,751  $ (172,664)
                              ============ ============  ==========  ==========


                            See accompanying notes.

                          MCI PERFORMANCE GROUP, INC.

                  STATEMENTS OF STOCKHOLDER'S EQUITY (DEFICIT)

                                      COMMON STOCK   RETAINED         TOTAL
                                      -------------  EARNINGS     STOCKHOLDER'S
                                      SHARES AMOUNT  (DEFICIT)   EQUITY (DEFICIT)
                                      ------ ------ -----------  ----------------
Balance at December 31, 1995......... 3,500  $3,500 $(2,006,629)   $(2,003,129)
  Net income.........................   --      --      442,892        442,892
                                      -----  ------ -----------    -----------
Balance at December 31, 1996......... 3,500   3,500  (1,563,737)    (1,560,237)
  Net income.........................   --      --    1,612,177      1,612,177
                                      -----  ------ -----------    -----------
Balance at December 31, 1997......... 3,500   3,500      48,440         51,940
  Net loss (unaudited)..................--      --     (172,664)      (172,664)
                                      -----  ------ -----------    -----------
Balance at March 31, 1998 (unau-
 dited).............................. 3,500  $3,500 $  (124,224)   $  (120,724)
                                      =====  ====== ===========    ===========



                            See accompanying notes.

                          MCI PERFORMANCE GROUP, INC.

                            STATEMENTS OF CASH FLOWS

                                                        THREE MONTHS ENDED
                          YEARS ENDED DECEMBER 31,           MARCH 31,
                          --------------------------  ------------------------
                              1996          1997         1997         1998
                          ------------  ------------  -----------  -----------
                                                      (UNAUDITED)  (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss).......  $    442,892  $  1,612,177  $ 1,449,248  $  (172,664)
Adjustments to reconcile
 net income (loss) to
 net cash provided by
 (used in) operating ac-
 tivities:
  Depreciation..........       123,577       155,802       38,051          --
  Changes in operating
   assets and
   liabilities:
    Accounts
     receivable.........       611,622    (2,244,377)     128,688    2,460,333
    Employee advances...        13,158      (363,144)     (42,976)     (39,438)
    Prepaid program
     costs..............       (77,588)    2,047,996     (358,301)  (1,557,012)
    Prepaid expenses and
     other current
     assets.............           502      (822,903)    (744,159)     154,588
    Accounts payable....       732,651     2,400,031     (913,191)    (930,289)
    Accrued expenses and
     other current
     liabilities........       626,481      (431,167)  (1,058,187)     (31,827)
    Due to/from
     stockholder........    (1,555,859)    1,276,654     (300,679)     767,013
    Deferred revenue....       575,999    (1,168,272)    (292,068)  (1,628,863)
                          ------------  ------------  -----------  -----------
Net cash provided by
 (used in) operating
 activities.............     1,493,435     2,462,797   (2,093,574)    (978,159)
INVESTING ACTIVITIES
Purchases of property
 and equipment..........       (54,270)   (2,204,277)     (65,166)    (159,575)
                          ------------  ------------  -----------  -----------
Net cash used in
 investing activities...       (54,270)   (2,204,277)     (65,166)    (159,575)
FINANCING ACTIVITIES
Proceeds from note pay-
 able...................           --      1,219,500       58,033       89,657
Payment of note pay-
 able...................       (58,033)          --           --       (26,850)
                          ------------  ------------  -----------  -----------
Net cash (used in)
 provided by financing
 activities.............       (58,033)    1,219,500       58,033       62,807
                          ------------  ------------  -----------  -----------
Net increase (decrease)
 in cash and cash
 equivalents............     1,381,132     1,478,020   (2,100,707)  (1,074,927)
Cash and cash
 equivalents at
 beginning of period....       850,146     2,231,278    2,231,278    3,709,298
                          ------------  ------------  -----------  -----------
Cash and cash
 equivalents at end of
 period.................  $  2,231,278  $  3,709,298  $   130,571  $ 2,634,371
                          ============  ============  ===========  ===========

                            See accompanying notes.

                          MCI PERFORMANCE GROUP, INC.

                       NOTES TO THE FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

1. BUSINESS AND ORGANIZATION

  MCI Performance Group, Inc. ("MCI" or the "Company"), incorporated in Texas in 1987, specializes in designing and implementing premium incentives and managing meetings and group travel for clients throughout the United States. MCI provides a wide variety of consulting, creative, program administration and travel and merchandise fulfillment services to companies seeking to motivate employees, salespeople, dealers, distributors, retailers and consumers toward certain action or objectives.

  The Company changed its name from MCI Planners, Inc. to MCI Performance Group, Inc. effective January 30, 1998.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Revenue Recognition

  The Company records revenues at the completion of the program. External direct costs and cash received in advance of the program are deferred until the program occurs. The programs are short-term in nature, typically one to six months in duration from contract signing to event occurrence. Generally, a non-refundable deposit is received from the customer upon contract execution. The customer is billed periodically during the program preparation and the remaining amount owed for services is payable upon the completion of the program. Costs typically incurred in the months prior to the program are labor costs to develop the program plan and to make necessary reservations and deposits for facilities, transportation, and other required entertainment activities. Reimbursable travel expenditures are netted against reimbursable receipts and are therefore excluded from the statements of operations. Revenues may vary significantly, from period to period, depending upon the type of programs and the timing of when programs are completed. If a client cancels a program after costs have been expensed, the client is billed for work performed and expenses incurred through the date of cancellation.

  The Company has entered into incentive commission program agreements with certain airlines which provide for incentive payments ("override") based upon the Company's achievement of stated targets. The override is payable in cash or airline tickets, depending on the airline's option, and is recorded as revenue at the time there is sufficient information, provided by the airline, to relate actual performance to the targets to determine the amount earned. Override payable in tickets is recorded at the fair market value of the tickets received. Override revenue of approximately $440,000 and $1,142,000 was recorded during the years ended December 31, 1996 and 1997, respectively.

 Advertising Costs

  Advertising costs are expensed as incurred.

 Cash Equivalents

  The Company considers all highly liquid instruments purchased with maturities of three months or less to be cash equivalents.

  The Company maintains its cash and cash equivalents in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

  The Company is required, by the airlines, to maintain a certificate of deposit to guarantee payment of tickets booked by the Company. At December 31, 1996 and 1997, the Company had placed $77,740 and $80,260, respectively in a short-term investment account.

 Property and Equipment

  Property and equipment, including leasehold improvements, are stated at cost. Depreciation and amortization is calculated on a straight-line basis over estimated useful lives of the related assets, which range

                          MCI PERFORMANCE GROUP, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

 Property and Equipment (continued)

from five to seven years. Leasehold improvements are amortized over the shorter of their estimated useful lives or lease term, using the straight-line method.

 Impairment of Long-Lived Assets

  The Company reviews the recoverability of long-lived assets, whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable, in accordance with criteria established by Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets". A loss is recognized for the difference between the carrying amount and the estimated fair value of the asset. The Company made no adjustment to the carrying values of the assets during the years ended December 31, 1996 and 1997.

 Fair Value of Financial Instruments

  The Company believes that the carrying amount of its assets and liabilities reported in the balance sheets approximates fair value.

 Concentration of Credit Risk and Other Risks

  Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company places its cash and cash equivalents with high credit quality financial institutions and investment grade short-term investments, which limit the amount of credit exposure. For accounts receivable, the Company does not require collateral; however, the Company monitors its exposure for credit losses and maintains allowances for anticipated losses.

  The Company may also be exposed to risk of loss with respect to credit card transactions. The Company's risk relates to returned transactions, merchant and fraud and transmissions of erroneous information. The Company has not incurred significant losses for these risks to date.

  Two and one customer(s) represented approximately 39% and 53% of net revenues for the years ended December 31, 1996 and 1997, respectively.

 Income Taxes

  Historically, the Company has elected, by the consent of its stockholder, to be taxed under the provisions of Subchapter S of the Internal Revenue Code (the "Code"). Under the provisions of the Code, the stockholder includes the Company's corporate income in his personal income tax returns. Accordingly, the Company was not subject to corporate income tax during period for which it was an S Corporation.

  The unaudited pro forma income tax information included in the statements of operations is presented in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," as if the Company had been subject to federal and state income taxes for all periods presented.

 Use of Estimates

  The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                          MCI PERFORMANCE GROUP, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

 Unaudited Interim Statements

  The financial statements as of March 31, 1998 and for the three months ended March 31, 1997 and 1998 have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions of Regulation S-X. In the opinion of management, all adjustments (consisting of all normal recurring adjustments and accruals) necessary for a fair presentation have been included. The operating results for the interim period are not necessarily indicative of the results that may be expected for the year ending December 31, 1998.

3. RELATED PARTY TRANSACTIONS

  The Company leases office space from a partnership that is owned by the Company's stockholder. The total amount of rent expense related to this lease was $450,000 and $456,000 during 1996 and 1997, respectively.

  The Company's due to/from stockholder account is settled periodically and is classified as a current asset or liability. Employees advances are also settled periodically and are classified as a current asset. There are no formal terms of settlement or interest expense associated with these accounts.

4. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                           DECEMBER 31,
                                                      ------------------------
                                                         1996         1997
                                                      -----------  -----------
   Furniture and fixtures............................ $   332,959  $   360,202
   Equipment.........................................   1,348,407    1,564,595
   Property held under capital leases................     164,916      164,916
   Automobiles.......................................      53,564       53,564
   Charter yacht.....................................         --     1,960,846
   Leasehold improvements............................     718,582      718,582
                                                      -----------  -----------
                                                        2,618,428    4,822,705
   Less accumulated depreciation and amortization....  (2,391,186)  (2,546,988)
                                                      -----------  -----------
                                                      $   227,242  $ 2,275,717
                                                      ===========  ===========

5. LEASE COMMITMENTS

 Operating Leases

  The Company leases certain facilities under non-cancelable operating lease agreements. Rent expense was approximately $479,000 and $470,000 for the years ended December 31, 1996 and 1997, respectively. At December 31, 1997, future minimum commitments under non-cancelable operating lease arrangements are as follows:

   1998................................................................ $197,446
   1999................................................................  172,577
   2000................................................................  126,827
   2001................................................................   59,501
   2002................................................................   25,122
                                                                        --------
                                                                        $581,473
                                                                        ========

                          MCI PERFORMANCE GROUP, INC.

5. LEASE COMMITMENTS (CONTINUED)

 Capital Leases

  The Company leases certain office and computer equipment under capital leases expiring in 1996, 1997, and 1998. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair market value of the assets. Depreciation of assets under capital leases is included in depreciation expense for 1996 and 1997. Included in property and equipment are the following assets held under capital leases:

                                                               DECEMBER 31,
                                                             ------------------
                                                               1996      1997
                                                             --------  --------
   Computer equipment....................................... $164,916  $164,916
   Less accumulated depreciation............................  (58,534)  (91,517)
                                                             --------  --------
                                                             $106,382  $ 73,399
                                                             ========  ========

6. LONG TERM DEBT

  Long-term debt consisted of the following:

                                                                 DECEMBER 31,
                                                                ---------------
                                                                1996    1997
                                                                ---- ----------
   Note payable to bank in monthly installments at 8.5% inter-
    est, collateralized by the charter yacht, all unpaid prin-
    cipal and interest due 2002...............................  $--  $1,261,580
   Less current portion.......................................   --     (42,080)
                                                                ---- ----------
   Long-term debt, less current portion.......................  $--  $1,219,500
                                                                ==== ==========

7. EMPLOYEES' SAVINGS PLAN

  The Company maintains a 401(k) plan under which the Company may contribute 25% of an employee's eligible contributions up to the first 5% of annual compensation. Employees become eligible after attaining the age of 20 1/2 years and having been employed by the Company for six months. Employees may contribute up to 25% of their annual compensation subject to limitations set forth in the Internal Revenue Code. Employees' contributions vest immediately. The matching contribution vests 20% after 3 years and in increments of 20% each additional year.

8. CONTINGENCIES

 Legal

  The Company is a party to the various legal actions and administrative proceedings arising in the normal course of business. In the opinion of Company's management, dispositions of these matters are not anticipated to have a material adverse effect on the financial position, results of operations or cash flows of the Company.

9. SUBSEQUENT EVENT

  In April 1998, the Company entered into a Business Agreement with one of its significant customers to plan and coordinate the lodging, transportation, meals and other services for 11,000 individuals who are scheduled to attend a program event in March 1999.

                          MCI PERFORMANCE GROUP, INC.

10. EVENTS (UNAUDITED) SUBSEQUENT TO DATE OF INDEPENDENT AUDITORS' REPORT

  In May 1998, the Company entered into an asset purchase agreement with U.S. Marketing Services, Inc. ("U.S. Marketing"). Concurrent with the consummation of the initial public offering ("IPO") of U.S. Marketing, U.S. Marketing will acquire substantially all of the assets and assume certain liabilities of the Company in exchange for cash and shares of common stock of U.S. Marketing. Pursuant to the asset purchase agreement, U.S. Marketing will not acquire the charter yacht and certain vehicles and will not assume the related debt for these assets as well as certain other liabilities.

  Additionally, pursuant to an agreement entered into previously, the sole stockholder of the Company will give 10% of the sale proceeds (approximately $1,400,000) to the President of the Company. The agreement provides for this payment in recognition of past services by the President and in connection with President's sharing in the appreciation of the Company. The Company will record an expense for this amount at the time the definitive asset purchase agreement is signed.

  The affiliate arrangements as described in Note 3 will be amended upon consummation of the asset purchase discussed above so that all continuing obligations will be similar to terms and conditions of agreements/ arrangements with unaffiliated third parties.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth fees payable to the Securities and Exchange Commission and the National Association of Securities Dealers, Inc., and other estimated expenses expected to be incurred in connection with issuance and distribution of securities being registered. All such fees and expenses shall be paid by the Company.

   Securities and Exchange Commission Registration Fee................. $29,549
   NASD Fee............................................................  10,500
   Nasdaq National Market Listing Fee..................................    *
   Printing and Engraving Expenses.....................................    *
   Accounting Fees and Expenses........................................    *
   Legal Fees and Expenses.............................................    *
   Directors and Officers Insurance....................................    *
   Transfer Agent Fees and Expenses....................................    *
   Miscellaneous.......................................................    *
                                                                        -------
     Total............................................................. $
                                                                        =======

---------------
* To be filed by amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit.
Article 10 of the registrant's Certificate of Incorporation provides that the personal liability of directors of the registrant is eliminated to the fullest extent permitted by Section 102(b)(7) of the DGCL.

  Under Section 145 of the DGCL, a corporation has the power to indemnify directors and officers under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of being a director or officer of the corporation if it is determined that the director or officer acted in accordance with the applicable standard of conduct set forth in such statutory provision. Article 7 of the registrant's Bylaws provides that the registrant will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the registrant, or is or was serving at the request of the registrant as a director, officer, employee or agent of another entity, against certain liabilities, costs and expenses. Article 7 further permits the registrant to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the registrant, or is or was serving at the request of the registrant as a director, officer, employee or agent of another entity, against any liability asserted against such person and incurred by such person in any such capacity or arising out of his status as such, whether or not the registrant would have the power to indemnify such person against such liability under the DGCL. The registrant expects to maintain directors' and officers' liability insurance.

  Under Section 8 of the Underwriting Agreement, the Underwriters are obligated, under certain circumstances, to indemnify directors and officers of the registrant against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Reference is made to the form of Underwriting Agreement filed as Exhibit 1.01 hereto.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  On March 25, 1998, the registrant sold 2,000,000 shares of its common stock to Dewey K. Shay in an organizational subscription for aggregate cash consideration of $20,000. The transaction was intended to be exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof.

  On March 25, 1998, the registrant sold 2,000,000 shares of its common stock to Jonathan Ledecky in an organizational subscription for aggregate cash consideration of $20,000. The transaction was intended to be exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof.

  On March 25, 1998, the registrant sold 37,500 shares of its common stock to Jack Meehan in an organizational subscription for aggregate cash consideration of $375.00. The transaction was intended to be exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof.

  On March 30, 1998, the registrant sold 720,000 shares of its common stock to Jonathan J. Ledecky for aggregate cash consideration of $36,000. The transaction was intended to be exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof.

  On March 30, 1998, the registrant sold 50,000 shares of its common stock to a consultant for aggregate cash consideration of $2,500. The transaction was intended to be exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof.

  On April 21, 1998, the registrant sold 100,000 shares of its common stock to Gary W. Oakley at a price equal to $100,000. The transaction was intended to be exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof.

  In addition, the registrant entered into the following agreements: (i) Agreement and Plan of Reorganization by and among U.S. Marketing Services, Inc., Retail 1 Acquisition Corp., SPAR/Burgoyne Retail Services, Inc., SPAR, Inc., SPAR Marketing, Inc., SPAR Marketing Force, Inc. and certain stockholders, dated as of May 31, 1998; (ii) Stock Acquisition Agreement among U.S. Marketing Services, Inc., Brand Manufacturing Corp., T.C.E. Corporation, Marvin Weiner, James Gillis and Monte Weiner, dated as of May 20, 1998, and Amendment No. 1 thereto dated May 31, 1998; (iii) Agreement and Plan of Contribution by and among U.S. Marketing Services, Inc., CMS Acquisition Corp., Certified Marketing Services, Inc. and its stockholders, dated as of May 31, 1998; and (iv) Asset Purchase Agreement by and among U.S. Marketing Services, Inc., MPG Acquisition Corp., MCI Performance Group, Inc., and John
H. Wile, dated as of May 22, 1998. Pursuant to these agreements, the registrant has agreed to issue an aggregate of 2,879,063 shares of its common stock and to grant to certain employees of the entities that are parties to such agreement (other than the registrant) options to purchase an aggregate of 1,190,000 shares of its common stock. Each such transaction was intended to be exempt from registration in reliance upon Section 4(2) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) The following exhibits are filed as part of this registration statement:

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
  1.01   Form of Underwriting Agreement.*
  2.01   Agreement and Plan of Reorganization by and among U.S. Marketing
          Services, Inc., Retail 1 Acquisition Corp., SPAR/Burgoyne Retail
          Services, Inc., SPAR, Inc., SPAR Marketing, Inc., SPAR Marketing
          Force, Inc. and certain stockholders, dated as of May 31, 1998.*
  2.02   Stock Acquisition Agreement among U.S. Marketing Services, Inc., Brand
          Manufacturing Corp., T.C.E. Corporation, Marvin Weiner, James Gillis
          and Monte Weiner, dated as of May 20, 1998, and Amendment No. 1 thereto dated May 31, 1998.*
  2.03   Agreement and Plan of Contribution by and among U.S. Marketing
          Services, Inc., CMS Acquisition Corp., Certified Marketing Services,
          Inc. and its stockholders, dated as of May 31, 1998.*
  2.04   Asset Purchase Agreement by and among U.S. Marketing Services, Inc.,
          MPG Acquisition Corp., MCI Performance Group, Inc. and John H. Wile,
          dated as of May 22, 1998.*
         Amended and Restated Certificate of Incorporation of U.S. Marketing
  3.01    Services, Inc.*

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
  3.02   Bylaws of U.S. Marketing Services, Inc.*
         Opinion of Morgan, Lewis & Bockius LLP as to the legality of the
  5.01    securities being registered.*
 10.01   Employment Agreement between U.S. Marketing Services, Inc. and Robert
          G. Brown, dated as of     , 1998.*
 10.02   Employment Agreement between U.S. Marketing Services, Inc. and Dewey
          K. Shay, dated as of     1998.*
 10.03   Employment Agreement between U.S. Marketing Services, Inc. and William
          H. Bartels, dated as of     , 1998.*
 10.04   Employment Agreement between Brand Manufacturing Corp. and James R.
          Gillis, dated as of May 20, 1998.*
 10.05   Employment Agreement between U.S. Marketing Services, Inc. and Gary W.
          Oakley, dated as of     , 1998.*
 10.06   Employment Agreement between Brand Manufacturing Corp. and Monte
          Weiner, dated as of May 20, 1998.*
 10.07   Employment Agreement between MCI Performance Group, Inc. and Mark
          Whitney, dated as of     , 1998.*
 10.08   Employment Agreement between Certified Marketing Services, Inc. and
          William Smith, dated as of     , 1998.*
 10.09   U.S. Marketing Services, Inc. 1998 Equity Compensation Plan.*
 10.10   U.S. Marketing Services, Inc. 1998 Employee Stock Purchase Plan.*
 10.11   Service Agreement between SPAR Marketing Force, Inc. and SMS, Inc.,
          dated as of    , 1998.*
         Consent of Ernst & Young LLP, Independent Auditors. (U.S. Marketing
 23.01    Services, Inc.)**
         Consent of Ernst & Young LLP, Independent Auditors. (SPAR Marketing
 23.02    Force, Inc.)**
         Consent of Ernst & Young LLP, Independent Auditors. (Certified
 23.03    Marketing Services, Inc.)**
         Consent of Ernst & Young LLP, Independent Auditors. (Brand
 23.04    Manufacturing Corp.)**
         Consent of Ernst & Young LLP, Independent Auditors. (T.C.E.
 23.05    Corporation)**
         Consent of Ernst & Young LLP, Independent Auditors. (MCI Performance
 23.06    Group, Inc.)**
 23.07   Consent of Lopez Edwards Frank & Co., LLP, Independent Auditors.**
         Consent of Morgan, Lewis & Bockius LLP (included in opinion filed as
 23.08    Exhibit 5.01).*
 27.01   Financial Data Schedule.*
 99.01   Consent of Person About to Become a Director--Robert G. Brown**
 99.02   Consent of Person About to Become a Director--William H. Bartels**
 99.03   Consent of Person About to Become a Director--Monte Weiner**
 99.04   Consent of Person About to Become a Director--Gary W. Oakley**

---------------
 * To be filed by amendment.

** Previously filed.

  (b) The following financial statement schedules are filed as part of this registration statement:

SPAR GROUP

  Schedule I--Valuation and Qualifying Accounts and Reserves

MCI PERFORMANCE

  Schedule I--Valuation and Qualifying Accounts and Reserves

ITEM 17. UNDERTAKINGS

  The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registrations statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON AUGUST 5, 1998.

                                          U.S. Marketing Services, Inc.

                                              /s/ Dewey K. Shay
                                          By: _________________________________
                                              DEWEY K. SHAY PRESIDENT

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

           SIGNATURE                        TITLE                     DATE

 /s/ Dewey K. Shay               President, Secretary,
-------------------------------   Treasurer and Director           August 5,
 DEWEY K. SHAY                    (Principal Executive             1998
                                  Officer and Principal
                                  Financial and Accounting
                                  Officer)

                                 Director
            *                                                      August 5,
                                                                   1998

-------------------------------

 JONATHAN J. LEDECKY

  /s/ Dewey K. Shay

*By ______________________

  DEWEY K. SHAY

  AS ATTORNEY-IN-FACT

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of SPAR Group

  We have audited the combined financial statements of SPAR Group as of March 31, 1997 and 1998, and for each of the three years in the period ended March 31, 1998 and have issued our report thereon dated April 30, 1998 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. The schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

  In our opinion, the financial statement schedule referred to above, when considered in relation to the basic combined financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                                          /s/ Ernst & Young LLP

Minneapolis, Minnesota
April 30, 1998

           SCHEDULE I--VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

SPAR GROUP

                               BALANCE AT
                              BEGINNING OF                         BALANCE AT
       CLASSIFICATION             YEAR     ADDITIONS DEDUCTIONS(1) END OF YEAR
       --------------         ------------ --------- ------------- -----------
Allowance for doubtful ac-
 counts:
  Year ended March 31, 1996..   $132,000   $ 60,000    $ (73,000)   $119,000
  Year ended March 31, 1997..    119,000    382,000     (180,000)    321,000
  Year ended March 31, 1998..    321,000    264,000      (17,000)    568,000

---------------
(1) Write off of accounts receivable

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Board of Directors and Stockholder of MCI Performance Group, Inc.

  We have audited the financial statements of MCI Performance Group, Inc. as of December 31, 1996 and 1997, and for each of the two years in the period ended December 31, 1997 and have issued our report thereon dated May 8, 1998 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. The schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

  In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                                          /s/ Ernst & Young LLP

Vienna, Virginia
May 8, 1998

           SCHEDULE I--VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

MCI PERFORMANCE GROUP, INC.

                                 BALANCE AT
                                BEGINNING OF                       BALANCE AT
        CLASSIFICATION             PERIOD    ADDITIONS DEDUCTIONS END OF PERIOD
        --------------          ------------ --------- ---------- -------------
Allowance for doubtful ac-
 counts:
  Year ended December 31,
   1996........................   $ 48,074    $68,607     $--       $116,681
  Year ended December 31,
   1997........................    116,681     45,745      --        162,426
  Three months ended March 31,
   1998........................    162,426        --       --        162,426